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                                                                    EXHIBIT 99.1

                CERTAIN DISCLOSURES RELATING TO THE COMBINATION

     Unless otherwise indicated or the context otherwise requires, the following names and expressions are used herein as set forth below:

     o "Republic" refers to Republic Engineered Steels, Inc. and its subsidiaries prior to the combination of Republic, BarTech and USS/Kobe to form Republic Technologies, which is referred to herein as the "Combination";

     o "BarTech" refers to Bar Technologies Inc. and its subsidiaries prior to the Combination;

     o "USS/Kobe" refers to the special bar quality production facilities and related operations of USS/Kobe Steel Company, a 50/50 joint venture between a subsidiary of USX Corporation and a U.S. subsidiary of Kobe Steel, Ltd., prior to the Combination;

     o "Republic Technologies," "we," "us" or "our" refer to Republic Technologies International, LLC and its subsidiaries after the Combination;

     o "Holdings" refers to Republic Technologies International Holdings, LLC, the direct parent of Republic Technologies International, LLC after the Combination; and


     o "RTI" refers to Republic Technologies International, Inc., as Bar Technologies Inc. has been renamed after the Combination. RTI indirectly owns 70% of our equity interests through Holdings.

Unless otherwise indicated, all information herein presented on a pro forma basis gives effect to the Transactions. In the information which follows, high quality engineered steel rod products have been included in the definition of special bar quality, or "SBQ," steel products. In conjunction with the Combination, we entered into a new credit facility and applied a portion of the proceeds from borrowings under this new credit facility, together with a portion of the proceeds of an offering of units (the "Units"), which consist of $425.0 million principal amount of 13 3/4% Senior Secured Notes due 2009 (the "Notes") co-issued by Republic Technologies and its subsidiary RTI Capital Corp. and 425,000 warrants (the "Warrants") issued by RTI to purchase 822,386 shares of Class D Common Stock, par value $.001 per share, of RTI, and new equity contributions, to refinance a substantial portion of the indebtedness of Republic, RES Holding Corporation, BarTech and USS/Kobe. These transactions are referred to collectively herein as the "Refinancing." The Combination, the Refinancing, the September 1998 acquisition of Republic by Blackstone Capital Partners II Merchant Banking Fund L.P. and other investors and the payment of related fees and expenses are collectively referred to herein as the "Transactions."


                          ---------------------------


     All statements other than statements of historical facts included in the information which follows including, without limitation, statements under "Risk Factors," "Recent Developments," "Unaudited Pro Forma Combined Financial Information for Republic Technologies International, LLC and its Subsidiaries," "The Combined Business," "The Consolidation Plan" and "Projections for Republic Technologies International, LLC and its Subsidiaries" regarding our future financial position, results of operations, business strategy, budgets, projected costs and plans and objectives for future operations, are forward-looking statements. In addition, these forward-looking statements generally can be identified by the use of forward-looking terms such as "may," "will," "expect," "intend," "estimate," "anticipate," "foresee," "project," "plan" or "believe" or the negative of these words or variations on these words or similar phrases. We have based these forward-looking statements on our current assumptions, expectations and projections about future events, which are subject to risks and uncertainties. We caution that a variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements, including, among other things, the following:


     o our ability to increase sales to existing and new customers, particularly sales to automotive and industrial equipment manufacturers;

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

     o our ability to implement our consolidation plan and to realize the expected benefits of the combination in the time frame and at the costs currently contemplated;

     o market conditions and general risks associated with the steel industry;
       and

     o the other risks discussed in this report under the heading "Risk
       Factors."

     Readers should not place undue reliance on these forward-looking statements, which speak only as of the filing date of the Current Report on Form 8-K containing this information. We undertake no obligation to release publicly any revisions to any of the forward-looking statements contained herein to reflect events or circumstances after such filing date or to reflect the occurrence of unanticipated events.

     The information contained herein under "Projections for Republic Technologies International, LLC and its Subsidiaries" was obtained from our management and other sources believed by our management to be reliable, but no assurance can be given as to the accuracy or completeness of the information.

     THE PROJECTIONS CONTAINED HEREIN ARE BASED UPON A NUMBER OF ASSUMPTIONS AND ESTIMATES THAT, WHILE PRESENTED WITH NUMERICAL SPECIFICITY AND CONSIDERED REASONABLE BY US WHEN TAKEN AS A WHOLE, ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND OUR CONTROL. IN ADDITION, THE PROJECTIONS CONTAINED HEREIN ARE BASED UPON SPECIFIC ASSUMPTIONS WITH RESPECT TO FUTURE BUSINESS CONDITIONS, SOME OR ALL OF WHICH WILL CHANGE. PROJECTIONS ARE NECESSARILY SPECULATIVE IN NATURE AND IT CAN BE EXPECTED THAT THE ASSUMPTIONS UPON WHICH THE PROJECTIONS ARE BASED WILL NOT PROVE TO BE VALID OR WILL VARY FROM ACTUAL RESULTS. ACTUAL RESULTS WILL VARY FROM THE PROJECTIONS AND THE VARIATIONS MAY BE MATERIAL. CONSEQUENTLY, THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY US OR ANY OTHER PERSON OF RESULTS THAT WILL ACTUALLY BE ACHIEVED. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTIONS.

                              RECENT DEVELOPMENTS

     Republic and USS/Kobe have not yet finalized their financial statements for the period ended June 30, 1999. The discussion which follows is based on preliminary information which is subject to change.

     During the fourth quarter of 1998 and the first quarter of 1999, we experienced a significant industry dislocation in two important end markets: (1) steel service centers and (2) tubular goods sold to the oil and gas industry. Combined shipment volumes of Republic, BarTech and USS/Kobe declined by 37% from 920,000 tons in the first quarter of 1998 to 578,000 tons in the fourth quarter of 1998, reflecting decreases of 65%, 26%, and 26% in seamless rounds, hot-rolled bar/rod and cold-finished bar shipments, respectively.

     We believe the reduced shipments were principally attributable to short-term inventory increases at steel service centers. While automotive/contract shipments increased by 11% between the first and fourth quarter of 1998, service center/spot market shipments dropped by 50% from 190,800 tons per month to 93,700 tons per month of 1998. In the third quarter of 1998, non-NAFTA imports approached 8% of shipments, as compared with an average of 5% over the last five years. Service center shipment rates declined by 21% resulting in abnormally high inventory days levels, which peaked at 95 days in November 1998. Further impacting volumes was the General Motors strike in the summer of 1998.

     Since late 1998, we believe that imports have receded to levels approaching the historical average. Service center shipments have rebounded and service center inventories are returning to normalized levels. Our shipments have recovered strongly in the second quarter and our order backlog has doubled since a trough in October 1998. Automotive shipments remain strong and shipments to the service center end markets have recovered substantially in the second quarter. Cold-finishing shipments remain strong and have increased 20% from fourth quarter levels. We believe that the decline in shipments to the oil and gas industry can be attributed to substantial near-term volatility and price pressure in the crude oil spot market. Many large energy companies curtailed capital spending in light of the crude oil market environment. Tubular shipments declined by 65% from the first to fourth quarter of 1998, but they have since recovered slightly as crude oil markets have improved.

     Aggregate shipments by Republic, BarTech and USS/Kobe increased by approximately 11.6% in the three months ended June 30, 1999 as compared with shipments during the three months ended March 31, 1999. This improvement is principally attributable to increased shipments by the Lackawanna, New York mill, including a 75% increase in quarterly shipments to independent cold finishers, a 100% increase in fastener business and a 36% increase in quarterly shipments to service centers from Lackawanna. During these same comparative periods, aggregate revenues of the three companies increased by approximately 10% in the second quarter of 1999 as compared with the first quarter. This increase resulted from the rise in shipments, offset in part by a reduction in the sales price for semi-finished products. Aggregate costs of goods sold for the second quarter increased from the first quarter as a result of the increase in shipments but costs of goods sold as a percentage of net sales declined by 4.8% reflecting efficiencies gained through higher production levels and the initial effects of cost reduction measures adopted by the companies.

                                  RISK FACTORS

     This section discusses risks related to RTI and its subsidiaries and investments in securities issued by them.

     OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR DEBT OBLIGATIONS.

     We have substantial indebtedness after the Transactions. As of March 31, 1999, and after giving pro forma effect to the Transactions, we would have had approximately $707.9 million of indebtedness, representing approximately 83% of our total capitalization. In addition, we may have the ability to borrow additional amounts under our new credit facility permitting borrowings of up to $425 million, depending upon our accounts receivable and inventory and certain other borrowing base components. In addition, we may incur additional indebtedness in the future in accordance with the limitations contained in our debt instruments.

     After giving pro forma effect to the Transactions, our interest expense, net, for the twelve months ended March 31, 1999, would have been $92.2 million. As of March 31, 1999, and after giving pro forma effect to the Transactions, our earnings without giving effect to any anticipated cost savings, would have been insufficient to cover our fixed charges by approximately $205.0 million. Accordingly, we will need to improve our operating results substantially in order to meet our debt service obligations.

     Our ability to pay interest and principal or to refinance our indebtedness will depend upon our future performance. Our future performance is subject to the success of our business plan, including our ability to successfully integrate our operations, general economic conditions and financial, competitive, regulatory, labor and other factors, many of which may be unforeseen or beyond our control.

     Our high degree of leverage could have important consequences, including, among others, the following:

     o we may be unable to obtain additional financing for working capital, capital expenditures, debt service requirements and general corporate purposes;
     o a substantial portion of our cash flow from operations will need to be used to pay principal and interest on our indebtedness, which will reduce the funds available to us for other purposes, including operations and future business opportunities;
     o we may need to make payments in connection with environmental improvement revenue bonds related to USS/Kobe facilities earlier than scheduled if USX Corporation makes early payment on such bonds, and any such early payment may adversely affect our liquidity;
     o borrowings under our new credit facility as well as other future borrowings, may be at variable interest rates of interest, which will expose us to the risk of increased interest rates; and
     o our leverage may make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures.


     We believe that we will have adequate excess cash balances, available liquidity under our new credit facility and other credit arrangements and proceeds from planned asset sales, but you should consider that the new credit facility and other sources of funds may not be available in amounts sufficient for us to pay interest and principal under the $425.0 million principal amount of Notes and our other indebtedness, or to pay for capital expenditures, including capital expenditures contemplated by the Consolidation Plan discussed under the caption "The Consolidation Plan" below, and other operating requirements, including expenses related to the implementation of the Consolidation Plan. Our new credit facility availability depends upon a borrowing base which can vary under a number of circumstances, some of which may be in our lender's discretion. If we are unable to generate sufficient cash flow from operations or to refinance our debts, we may need to sell assets or obtain additional financing. You should consider that we may be unable to sell assets or to obtain additional financing, if necessary. You should also consider that our ability to sell assets may be constrained by provisions in our new labor agreement with the United Steelworkers union including provisions which (1) may require purchasers to adopt the terms of that agreement, (2) require notice to and consultation with union representatives and
(3) afford the union the right to bid in connection with asset sales.

     THE NOTES AND OUR NEW CREDIT FACILITY IMPOSE SIGNIFICANT OPERATING AND FINANCIAL RESTRICTIONS.

     The indenture for the Notes, our new credit facility and other agreements governing our indebtedness contain provisions that will limit our ability to:

     o pay dividends or make other restricted payments or investments;
     o incur additional indebtedness and issue preferred stock;
     o create liens on assets;
     o merge, consolidate, or sell all or substantially all of our assets;
     o enter into specific transactions with affiliates; and
     o create restrictions on dividends or other payments by restricted subsidiaries to the Issuers.

In addition, our new credit facility contains additional restrictive covenants that require us to maintain financial ratios, including minimum levels of cash flow to total debt service and maximum annual capital expenditure levels. Our ability to comply with many of these restrictions may be affected by events beyond our control. You should consider that we may not achieve operating results that will permit us to meet these restrictive covenants or may need to take business actions prohibited by these covenants. If we breach our covenants,
(1) we could be unable to borrow necessary funds under our new credit facility and (2) our creditors could require immediate payment of amounts due under the agreements and foreclose upon and sell any assets securing the indebtedness.

     OUR COMPONENT COMPANIES HAVE HISTORIES OF NET LOSSES, AND WE MAY NOT BE ABLE TO OPERATE PROFITABLY.

     Since its formation, Republic has reported net losses for each fiscal year, in part due to non-cash charges relating to postretirement benefits and its employee stock ownership plan. Since the start-up of operations at BarTech, it has incurred net losses for each fiscal year. USS/Kobe has incurred net losses for the last three fiscal years. For the fiscal year ended June 30, 1998, Republic reported net losses from continuing operations of $6.5 million, for the fiscal year ended January 2, 1999, BarTech reported net losses of $42.0 million, and for the fiscal year ended December 31, 1998, USS/Kobe reported net losses of $52.9 million. After giving effect to the Transactions on a pro forma basis, we would have had net losses from continuing operations of approximately $205.0 million for the twelve months ended March 31, 1999. You should consider that we may not operate profitably in the future.

     WE ARE A NEW ENTERPRISE AND THE FINANCIAL INFORMATION REGARDING OUR BUSINESSES MAY BE LIMITED OR NOT FULLY COMPARABLE.

     The combination of Republic, BarTech and USS/Kobe resulted in a new vertically integrated enterprise that has not operated as a single integrated unit. The financial information concerning the individual operations of Republic, BarTech and USS/Kobe and the pro forma financial information concerning us may be of limited value in evaluating our financial and operating prospects in the future.

     BarTech was organized in September 1994 in connection with the acquisition of the idle steelmaking and bar rolling assets of the BRW Division of Bethlehem Steel Corporation. After BarTech bought these assets, it began to refurbish, modernize and expand them. BarTech began operations at its facilities in 1996 and bought Bliss & Laughlin Industries, Inc., one of the largest processors of cold-finished steel bar products in North America, in 1996. Due to the start-up of manufacturing operations at BarTech in 1996, you have a limited history of financial information with which to evaluate the prospects and future performance of BarTech's businesses as a component of our company.

     Because Republic's specialty steels business is reflected as a discontinued operation in Republic's 1996, 1997 and 1998 historical financial statements and not in its earlier period historical financial statements, your ability to compare all of Republic's historical results is limited. In addition, Republic's historical financial statements for the period September 8, 1998 to March 31, 1999 reflect a new basis of accounting due to the acquisition of Republic by Blackstone and other investors while the prior periods are presented using the historical cost basis of Republic.

     The historical financial statements for USS/Kobe represent the carve-out financial statements for the SBQ steel production facilities and related operations, or Bar Products Line, of USS/Kobe Steel Company and do not necessarily represent the financial condition or results of operations of USS/Kobe had it actually been operated as a distinct stand-alone business. The allocations and estimates of debt, various corporate administrative expenses and account balances attributable to USS/Kobe made in these carve-out financial statements do not necessarily conform to the treatment of these items in the Master Restructuring Agreement pursuant to which the Combination has been effected. In addition, the report of the independent auditors relating to the historical audited and reviewed financial statements of USS/Kobe contains a "going concern" qualification in the light of past and prospective covenant breaches by USS/Kobe under its debt instruments.

     OUR FUTURE OPERATIONAL AND FINANCIAL PERFORMANCE MAY VARY MATERIALLY FROM THE PROJECTIONS

     We are the sole preparer of the projected financial information contained herein, which was prepared as of the filing date of the Current Report on Form 8-K containing such information. These projections are based on our estimated results of operations under the hypothetical assumptions described under "Projections for Republic Technologies International, LLC and its Subsidiaries--Assumptions." We do not intend to update or otherwise revise the projections to reflect events or circumstances existing or arising after such filing date or to reflect the occurrence of unanticipated events. None of the independent public accountants for Republic, BarTech or USS/Kobe has examined or provided any other form of assurance on the projections. We have included a report by Beddows & Company, Hatch Management and Technology Consulting following "Projections for Republic Technologies International, LLC and its Subsidiaries." Hatch was engaged in connection with the Transactions to evaluate the technical and operational components of the Consolidation Plan. While the Hatch report comments on the reasonableness of some of the assumptions underlying the projections, Hatch was not engaged to evaluate the projections for consistency or to verify the cash flows included in the projections. Consequently, no person other than we assumes any responsibility for the projections. The projections necessarily are based upon numerous estimates and assumptions, including that we will timely and successfully implement the Consolidation Plan and achieve the improvements in production costs, operating efficiencies and selling, general and administrative expenses described under "The Consolidation Plan." These estimates and assumptions are inherently subject to significant business, economic and competitive uncertainties, contingencies and risks, many of which are beyond our control. Actual results will vary from the projections, and these variations may be material. Financial projections are necessarily speculative in nature, and one or more of the assumptions underlying these projections may prove not to be valid. The projections should not be regarded as a representation by us or any other person that the projections will be achieved. You are cautioned not to place undue reliance on the projections or the Hatch report.

     WE MAY NOT BE ABLE TO ACHIEVE THE OPERATING SYNERGIES AND COST SAVINGS THAT WE EXPECT FROM THE COMBINATION.

     Although we expect to realize operating synergies and cost savings as a result of the Combination, you should consider that we may be unable to achieve the level of benefits that we expect to realize or that these benefits may not be realized within the time frames we currently expect. Realization of these benefits could be affected by a number of factors. Many of these factors are beyond our control. We could be adversely affected by the following:

     o general economic conditions;
     o increased operating costs and unanticipated capital expenditures;
     o problems in obtaining funding for capital expenditures;

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
     o the responses of our competitors or customers;
     o legal and regulatory developments;
     o contracts and permits being terminated to the extent required consents are not obtained prior to the completion of the Combination;
     o integration of our constituent companies; and
     o incomplete or delayed implementation of the Consolidation Plan, particularly the rationalization of our facilities and the timing of our planned headcount reductions.


     We expect that the realization of some benefits of the Consolidation Plan will depend on our taking specific actions, such as the offer of early retirement buyout and voluntary severance plan packages, that will result in one-time charges or expenses. We have included estimates of these charges and expenses in the projections included as part of this document, but you should consider that the actual future charges and expenses could be greater than expected or occur during different periods than expected and reduce the economic benefits we expect from the Combination.


     The steps to be taken to rationalize, reconfigure and/or replace our facilities are a critical feature of the Consolidation Plan. We expect that these integration measures will enable us to lower our per ton steel costs, improve product quality and increase flexibility in production. We anticipate that the restructuring of our facilities will be completed by the end of 2003. However, delays in construction and start-up, economic and financial conditions, permit issues, certification delays and other factors not under our control could result in this program not being completed or not being completed on schedule, which could adversely affect our business, results of operations and financial condition. In addition, the significant changes in the configuration of our facilities contemplated by the Consolidation Plan may result in disruptions to our production, including mechanical and production process failures. You should consider that disruptions in production could reduce our cash flow and, particularly if severe, adversely affect our relationships with customers.

     We currently anticipate that achieving the financial and operating benefits of the Consolidation Plan will require approximately $322 million of capital expenditures related to the completion of the facilities rationalization. We intend to finance these expenditures principally with borrowings under the new credit facility and cash flow from operations. Failure to complete, or a substantial delay in completing, the facilities rationalization program, significant cost overruns in implementing the program or our inability to finance or to realize the anticipated benefits from the program could have a material adverse effect on us.

     Various contracts of Republic, BarTech and USS/Kobe required consent to the assignments, transfers and other actions taken in connection with the completion of the Transactions. Not all of such consents were obtained prior to the completion of the Transactions, and we cannot assure you that the failure to obtain these consents prior to such completion will not have a material adverse effect on us.

     WE MAY BE UNABLE TO SIGNIFICANTLY REDUCE OUR NUMBER OF EMPLOYEES AS CONTEMPLATED BY THE CONSOLIDATION PLAN.


     In addition to a facilities rationalization program, the Consolidation Plan contemplates that we will significantly reduce our workforce. Republic, BarTech and USS/Kobe have adopted a new labor agreement with the United Steelworkers union in contemplation of the combination transactions.

     The new labor agreement provides for voluntary early retirement buyouts and a voluntary severance plan, which will be made available to hourly workers at substantially all of our facilities. We intend to use these programs to reduce our hourly workforce at these facilities from 5,012 at December 31, 1998 to 3,070 by the end of 2003. We may be unable to achieve the total headcount reductions contemplated by these programs and through attrition. Job creation and employment covenants in our debt instruments may also limit our flexibility in terms of effecting headcount reductions. In addition, you should consider that we may be unable to effect the headcount reductions at the costs and in the time frames currently envisioned.


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

     OUR NEW LABOR AGREEMENT MAY LIMIT THE FLEXIBILITY OF OUR MANAGEMENT.

     While our new labor agreement provides us with substantially more flexibility than was possible under our prior labor agreements, we remain less flexible than some of our competitors, particularly our competitors without unionized workforces. Partnership provisions in the agreement call for the formation of committees including union representatives to authorize and/or review changes in technology. These committees could delay or impede the implementation of changes sought by our management. The agreement also contains an employment security plan that guarantees employees represented by the United Steelworkers union with two or more years of service an opportunity to earn 40 hours of pay per week. While the agreement provides that this plan would no longer apply in extraordinary circumstances, such as bankruptcy or severe financial difficulties representing a clear and present danger to our viability, this plan will restrict our ability to control the size and shape of our workforce and to respond to adverse market developments. In addition, the agreement limits our ability to outsource work and production functions and obligates us to make specified capital investments.

     OUR NEW LABOR AGREEMENT WILL GENERALLY INCREASE THE WAGES WE PAY TO OUR EMPLOYEES.

     The reduction in the number of job classifications applicable to our workforce is an important element of our new labor agreement. The number of job classifications at our facilities will be reduced from over 34 at specified facilities to five, which will give our management considerably greater staffing flexibility. However, the new wage scales applicable to each of the five classes are generally higher under the new labor agreement than the former wage scales. You should consider that the new wage scales could adversely affect us, particularly if the workforce reduction is unsuccessful or if economic conditions deteriorate.

     OUR AGREEMENT WITH THE PENSION BENEFIT GUARANTY CORPORATION TO FUND PENSION OBLIGATIONS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

     We have agreed with the Pension Benefit Guaranty Corporation (the "PBGC") to fund $178 million over the next four years into our defined benefit pension plan in connection with the headcount reduction and related early retirement benefits contemplated by the Consolidation Plan. Of this $178 million, $47 million has been funded to date with an additional $15 million to be funded by January 1, 2000. After such time we will be required to make the additional quarterly contributions in accordance with a specific schedule. In addition, we expect to fund an additional $47 million over the next five years related to headcount reductions to be made at our Lorain facility although it may be necessary to fund a greater amount. These funding obligations may compound the risks arising from our highly leveraged capital structure.

     BECAUSE A SIGNIFICANT PORTION OF OUR SALES ARE TO THE AUTOMOTIVE INDUSTRY AND TO TWO SPECIFIC CUSTOMERS, A DISRUPTION OF SALES TO THIS INDUSTRY OR TO THESE CUSTOMERS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     Demand for our products is affected by, among other things, the relative strength or weakness of the U.S. automotive industry. The U.S. automotive industry is highly cyclical and may be adversely affected by international competition. In addition, the U.S. automotive industry is significantly unionized and subject to work slowdowns and stoppages resulting from labor disputes. On a pro forma basis, our direct sales of products to the automotive market accounted for approximately 35% of our total net sales in the twelve months ended March 31, 1999. We also sell to independent forgers, components suppliers and to steel service centers, all of which sell to the automotive market as well as other markets. Considering both direct and indirect sales, we believe that more than 50% of our pro forma total net sales for the twelve months ended March 31, 1999 were to the U.S. automotive market.

     Our two largest customers are American Axle & Manufacturing and Delphi Automotive Systems. Both of these companies were formerly units of General Motors and continue to depend on General Motors for a substantial portion of their business. On a pro forma basis, direct sales of our products to these customers accounted for approximately 13% of our total net sales in the twelve months ended March 31, 1999. In total, our ten largest customers accounted for approximately 36% of pro forma total net sales in the twelve months ended March 31, 1999. A disruption of sales to any of these customers could adversely affect our business.

     IF WE ARE UNABLE TO OBTAIN OR MAINTAIN QUALITY CERTIFICATIONS FOR OUR FACILITIES, WE MAY BE UNABLE TO SERVICE OR TO PENETRATE MARKET SEGMENTS AS PLANNED.

     In order to continue to serve the higher quality end of the SBQ steel products market, we will need to maintain existing and obtain additional quality certifications such as QS-9000, the quality system standard established by The Chrysler, Ford and General Motors Supplier Quality Requirements Task Force. Consumers of high quality SBQ steel products often require that their suppliers have these certifications before commencing new supplier trials.

     All of our operating facilities have QS-9000 certifications except for our Johnstown, Pennsylvania and Cartersville, Georgia facilities. We are currently in the process of securing qualifications for these facilities. If we are unsuccessful in obtaining these certifications or if certifications are canceled, our ability to continue to serve our targeted market segment or to retain our customers may be impaired and our business, results of operations and financial condition may be adversely affected. In addition, the implementation of the Consolidation Plan will require us to obtain new certifications or qualifications for specified facilities or products as we reallocate production among our remaining facilities. If the necessary credentials are not obtained in a timely fashion, our ability to service our existing customers and to attract new customers will be impaired.

     WE MAY BE ADVERSELY AFFECTED BY THE YEAR 2000 PROBLEM.

     Many computer systems, possibly including some of ours, may experience problems handling dates beyond the year 1999, which is commonly referred to as the Year 2000 problem. We are currently in the process of replacing or upgrading many of our existing computer systems in order to make them Year 2000 compliant. Our plans call for the completion of the installation of these new systems by September 1999, but you should consider that we may encounter unexpected delays which could postpone the completion of the installation.

     In order to minimize the impact of any Year 2000 compliance failures by us or our suppliers and customers, we are developing contingency plans, including the development of alternative manual systems and the use of alternative suppliers. Despite any contingency plans that we develop, if we or any of our significant suppliers or customers do not successfully and timely achieve Year 2000 compliance, we could be materially adversely affected.

     WE ARE CONTROLLED BY BLACKSTONE, WHOSE INTERESTS IN OUR BUSINESS MAY BE DIFFERENT THAN YOURS.

     Blackstone affiliates are able to control our affairs in all cases, except for certain actions specified in an Equityholders Agreement among Blackstone, USX Corporation, Kobe Steel, Ltd., Veritas and their various affiliates, FirstEnergy Services Corp. and certain other investors, which also require the consent of both USX Corporation and Kobe Steel, Ltd. for such actions. You should consider that the interests of Blackstone, as well as our other owners, may differ from yours.

    PROVISIONS OF THE EQUITYHOLDERS AGREEMENT IMPOSE SIGNIFICANT OPERATING AND FINANCIAL RESTRICTIONS ON OUR BUSINESS.

     RTI is subject to the Equityholders Agreement. Under the Equityholders Agreement, specified actions require the approval of the directors designated by each of USX Corporation and Kobe Steel, Ltd. for so long as they maintain specified ownership levels but terminating on the third anniversary of an initial public offering, including:

     o the incurrence of indebtedness;
     o material contracts between RTI and affiliates of Blackstone or Veritas;

     o capital expenditures in excess of those set forth in the capital spending plan and a specified additional aggregate basket;

     o the issuance of equity, subject to exceptions;

     o mergers or sales of RTI and its subsidiaries; and

     o specified acquisitions.

You should consider that the parties to the Equityholders Agreement may not be able to agree on the implementation of fundamental transactions and that our results of operations and financial condition may be adversely affected by any of these disagreements. The USX Corporation and Kobe Steel, Ltd. directors could block actions even if the other directors deem them advisable.

     BOTH OUR INDUSTRY AND THE INDUSTRIES OF MANY OF OUR SIGNIFICANT CUSTOMERS ARE SUBJECT TO CYCLICAL DOWNTURNS.

     The steel industry is highly cyclical. Many U.S. steel producers suffered substantial losses in the late 1980s. A number of factors contributed to these losses, including the following:

     o recessionary conditions in the U.S. economy;

     o a high level of steel imports;

     o the strength of the U.S. dollar against other currencies;

     o worldwide production overcapacity;

     o increased domestic and international competition;

     o high labor costs; and

     o inefficient physical plants.

Similar economic conditions in the future could have a material adverse effect on our business, results of operations and financial condition. Many domestic steel producers also suffered losses during the early 1990s as a result of a downturn in industries upon which the steel industry is highly dependent, such as the automotive and machinery industries, which also are highly cyclical. Future downturns in industries that use our products could have a material adverse effect on us.

     While demand for steel products increased in the mid-1990s enabling Republic and other domestic steel producers to obtain price increases for many of their product lines, erosion of these price increases began in the second quarter of 1998. In addition, the industry was adversely affected by the Asian economic crisis and problems in other regions late in 1998, which resulted in an increase in imports of SBQ and other steel products. While imports of SBQ steel products appear to have abated recently, the expected entry of new competitors in the SBQ steel market may cause prices to erode even in the absence of adverse general economic conditions, which may adversely affect our financial performance.

     THE INPUTS USED TO PRODUCE STEEL, SUCH AS SCRAP METAL, IRON ORE AND ENERGY, ARE SUBJECT TO PRICE FLUCTUATIONS THAT COULD INCREASE OUR COSTS OF PRODUCTION.

     In the twelve months ended March 31, 1999, we produced approximately 53% of our steel from our electric arc furnaces. The principal raw material for steel produced from our electric arc furnaces is ferrous scrap metal. On a pro forma basis, scrap metal accounted for approximately 24% of our total cost of products sold, excluding depreciation, of products originating from our electric arc furnaces for the twelve months ended March 31, 1999. Scrap metal prices are affected by cyclical, seasonal and other market factors. Scrap metal prices also fluctuate on the basis of factors affecting the supply of scrap metal, such as periodic shortages, freight costs, speculation by scrap brokers, and export markets, as well as the demand for steel. Most of these factors are beyond our control. In addition, the supply of premium grades of scrap metal that we use is more limited than the supply of lower grades of scrap metal.

     For the twelve months ended March 31, 1999, we produced approximately 47% of our steel from our blast furnaces. Iron ore pellets and coke are the principal raw materials used in our blast furnaces. On a pro forma basis, iron ore pellets and coke accounted for approximately 30% of our total cost of products sold, excluding depreciation, of products originating from our blast furnaces for the twelve months ended March 31, 1999. Prices for iron ore and coke have fluctuated significantly in the past. Significant increases in the costs of iron ore pellets or coke could adversely affect our business, results of operations and financial condition.

     During periods when prices for scrap metal, iron ore, coke and other important raw materials have increased, our industry historically has sought to maintain profit margins and pass along increased raw material costs to customers by means of surcharges. If we are unable to pass along cost increases in the future, our business, results of operations and financial condition may be adversely affected. Even when we can successfully apply surcharges, interim reductions in profit margins frequently occur due to a time lag between the increase in raw material prices and the market acceptance of higher selling prices for finished steel products.

     Steel manufacturing is also an energy intensive industry. A substantial increase in specific utility or service costs could have a material adverse effect on our business, results of operations and financial condition if we are unable to pass along such higher costs to our customers. In addition, a disruption or curtailment in supply, including problems arising from Year 2000 computer failures, could have a material adverse effect on our business, results of operations and financial condition.

     WE FACE SIGNIFICANT COMPETITION FROM OTHER COMPANIES IN THE STEEL INDUSTRY, MANY OF WHICH MAY HAVE LOWER COST STRUCTURES THAN US.

     We compete in segments of the steel industry that are highly competitive and that include a number of companies with greater financial and other resources. In addition, many of our competitors have invested heavily in new plant and equipment, which have improved their efficiency and increased their productivity. These improvements together with the achievement of other production efficiencies, such as man-power utilization and other work rule changes, provide cost savings to these competitors.

     We face increasing competitive pressures from mini-mills, which are generally smaller volume steel producers serving regional markets. A number of mini-mills have begun to improve their products in an attempt to penetrate the SBQ steel market. Since mini-mills typically are not unionized, they frequently have more flexible work rules which enable such mills to produce with labor costs per ton shipped lower than ours.

     New participants in, or producers expanding into, our product markets could materially adversely affect the prices and sales volumes of our products. This competition is exerting significant pressure to lower prices for our products. Foreign competition also can be significant in segments of the SBQ steel products market, particularly where certifications are not required and during periods when the U.S. dollar is strong as compared with foreign currencies. We may also face competition from other products, particularly in cases where technological developments permit product substitution.

     If our competitors are able to offer steel products at lower costs than us or the general overall supply of steel products is significantly increased, we will be adversely affected.

     OUR OPERATIONS ARE SUBJECT TO ENVIRONMENTAL LAWS AND REGULATIONS THAT IN THE EVENT OF ENVIRONMENTAL CONTAMINATION AT OUR FACILITIES MAY GENERATE SIGNIFICANT LIABILITY.

     Our domestic operations are subject to a broad range of U.S. federal, state and local environmental laws and regulations. In addition, our Canadian subsidiary is subject to Canadian federal, provincial, regional and municipal environmental laws and regulations. The environmental laws and regulations applicable to our operations generally regulate the following:

     o discharges into the air and water;
     o the handling and disposal of solid and hazardous wastes;
     o the remediation of soil and groundwater contaminated by petroleum products or hazardous substances or wastes; and
     o the health and safety of employees.

     In connection with prior transactions in which we acquired real property, including the consummation of the Combination, we obtained limited indemnities from Bethlehem Steel Corporation, USX Corporation, affiliates of each of USX Corporation and Kobe Steel, Ltd. and the new tubular joint venture of USX Corporation and Kobe Steel, Ltd., which may reduce the impact of costs related to actual or potential environmental conditions at various of our facilities. However, these indemnifying parties may not meet their respective obligations under those indemnification arrangements or damages relating to past or future contamination may exceed the indemnified amounts or not be covered by these indemnities. These liabilities may require us to incur significant costs that could have a material adverse effect on our business, results of operations and financial condition. In addition, claims under the indemnities under the Master Restructuring Agreement pursuant to which the Combination has been completed will generally be settled by adjusting the relative equity interests of the parties rather than by cash payments. You should consider that these non-cash indemnities will not provide us with liquidity if necessary to remediate the related environmental problems or to make other payments, and will not otherwise make us whole for resulting damages.

     You should also consider that future regulatory action regarding soil or groundwater at our facilities, as well as continued compliance with environmental requirements, could require us to incur significant costs that could have a material adverse effect on our business, results of operations and financial condition. In addition, we need to maintain existing and obtain future environmental permits in order to operate our facilities. Completion of the Combination required the transfer of certain permits, and not all approvals for such transfers were obtained before the Combination was consummated. The failure to obtain necessary permits or consents to transfer or the loss of any permits could have a material adverse effect on our business.

       UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION FOR REPUBLIC
             TECHNOLOGIES INTERNATIONAL, LLC AND ITS SUBSIDIARIES

     The accompanying Unaudited Pro Forma Combined Financial Information of Republic Technologies International, LLC and its Subsidiaries has been prepared based on the historical financial statements of BarTech, Republic and USS/Kobe, adjusted to give pro forma effect to the Transactions.

     The Unaudited Pro Forma Combined Balance Sheet as of March 31, 1999 has been prepared as if the Transactions occurred on that date. The Unaudited Pro Forma Combined Statements of Operations for the twelve month period ended December 31, 1998 gives pro forma effect to the Transactions as if they occurred on January 4, 1998 for BarTech and on January 1, 1998 for Republic and USS/Kobe. The Unaudited Pro Forma Combined Statements of Operations for the twelve month period ended March 31, 1999 gives pro forma effect to the Transactions as if they occurred on April 5, 1998 for BarTech and on April 1, 1998 for Republic and USS/Kobe. The Unaudited Pro Forma Combined Statements of Operations for the three month period ended March 31, 1999 gives pro forma effect to the Transactions as if they occurred on January 3, 1999 for BarTech and on January 1, 1999 for Republic and USS/Kobe. The Pro Forma Combined Statements of Operations do not include any adjustment for future cost savings or other operating improvements. See "Projections for Republic Technologies International, LLC and its Subsidiaries."

     The Unaudited Pro Forma Combined Financial Information for Republic Technologies International, LLC and its Subsidiaries is presented for informational purposes only and does not purport to represent what our financial position or results of operations would actually have been had the Transactions in fact occurred on the assumed dates or to project our financial position or results of operations for any future period or date.

     The pro forma adjustments are based upon available information and various assumptions that Republic Technologies believes are reasonable. The pro forma adjustments and certain assumptions are described in the accompanying notes. Other information included in the Unaudited Pro Forma Combined Financial Information for Republic Technologies International, LLC and its Subsidiaries has been presented to provide additional analysis. The acquisitions of Republic and USS/Kobe have been accounted for using the purchase method of accounting. Allocations of the purchase price have been determined based upon preliminary information, appraisals that are still in progress and estimates of fair value, and are subject to change. The amounts included in these pro forma financial statements and the final allocations may differ significantly.

                             REPUBLIC TECHNOLOGIES
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               MARCH 31, 1999(A)
                                 (IN MILLIONS)

                                                                                   ACQUISITION
                                                                                   AND COMBINATION    REFINANCING
                                             BARTECH   REPUBLIC(B)   USS/KOBE(C)   ADJUSTMENTS        ADJUSTMENTS(D)    PRO FORMA
                                             -------   -----------   -----------   ---------------    --------------    ---------
                  ASSETS
Current assets
  Cash and cash equivalents...............   $  1.5      $   2.8       $   0.2         $    --            $   --        $     4.5
  Accounts receivable, net................     33.7        106.6          51.3           (43.7)(e)            --            147.9
  Inventories.............................     83.2        154.7         102.7              --                --            340.6
  Other current assets....................      3.4         43.6           6.1              --                --             53.1
                                             -------     -------       -------         -------            ------        ---------
Total current assets......................    121.8        307.7         160.3           (43.7)               --            546.1

Property, plant & equipment, net..........     91.3        262.6         410.5          (127.6)(f)            --            636.8
Goodwill/excess purchase price over net
  assets acquired.........................     11.9        144.9            --              --                --            156.8
Other intangible assets...................       --          8.2          12.8              --                --             21.0
Restricted assets.........................      1.5          0.3            --              --                --              1.8
Other non-current assets..................     11.2         12.2            --            (0.5 ) (e)        17.8 (g)         40.7
                                             -------     -------       -------         -------            ------        ---------
Total.....................................   $237.7      $ 735.9       $ 583.6         $(171.8)           $ 17.8        $ 1,403.2
                                             -------     -------       -------         -------            ------        ---------
                                             -------     -------       -------         -------            ------        ---------

LIABILITIES AND SHAREHOLDERS' (DEFICIT)
  EQUITY/PARTNERS' INTERESTS/MEMBER'S
  INTERESTS
Current liabilities
  Accounts payable........................   $ 84.2      $  75.8       $  65.6         $ (43.7 ) (e)      $   --        $   181.9
  Accrued expenses and other current
    liabilities...........................     26.0         55.9          34.1              --             (12.3)(h)        103.7
  Short-term borrowings...................     77.9         67.2           2.2              --              74.6 (i)        221.9
  Current portion of pension and other
    postretirement benefits
    liabilities...........................       --         36.9           9.4              --                --             46.3
  Current maturities of long-term debt....      3.2           --            --              --              (3.2)(i)           --
                                             -------     -------       -------         -------            ------        ---------
Total current liabilities.................    191.3        235.8         111.3           (43.7)             59.1            553.8

Long-term liabilities
  Other long-term debt....................    128.5        357.3         180.2              --            (180.0 ) (i)      486.0
  Other postretirement benefits...........      5.3        103.0          38.8              --                --            147.1
  Defined benefit pension obligation......       --         37.0          12.2              --                --             49.2
  Deferred income taxes...................      5.0           --            --            (5.0)(j)            --               --
  Other long-term liabilities.............      0.7         15.5           1.9            (0.5)(e)            --             17.6
                                             -------     -------       -------         -------            ------        ---------
Total long-term liabilities...............    139.5        512.8         233.1            (5.5)           (180.0)           699.9

Redeemable preferred stock................      5.5           --            --              --              (5.5)(k)           --
Shareholders' (deficit) equity/Partners'
  interests/Member's interests............    (98.6)       (12.7)        239.2          (122.6)(l)         144.2 (l)        149.5
                                             -------     -------       -------         -------            ------        ---------
Total.....................................   $237.7      $ 735.9       $ 583.6         $(171.8)           $ 17.8        $ 1,403.2
                                             -------     -------       -------         -------            ------        ---------
                                             -------     -------       -------         -------            ------        ---------

            See Notes to Unaudited Pro Forma Combined Balance Sheet

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(a) The historical balance sheets of BarTech, Republic and USS/Kobe as of March 31, 1999 were derived from the unaudited interim financial statements of each such business.


(b) The following purchase accounting adjustments which resulted from the Republic acquisition by Blackstone and other investors completed on September 8, 1998 are included in the unaudited balance sheet of Republic as of March 31, 1999. The Republic acquisition was accounted for using the purchase method of accounting. The total purchase price was allocated to the assets acquired and liabilities assumed, based on a preliminary estimate of their respective fair values. The actual purchase accounting adjustment to reflect the fair value of the assets acquired and liabilities assumed will be based upon appraisals that are currently in process. Accordingly, the final allocation of the purchase price and the resulting effect on income may differ significantly from those reflected herein. The preliminary allocation as of March 31, 1999 is as follows:


                                                                               (IN MILLIONS)
                                                                               -------------
Cash purchase price:
  Republic acquisition......................................................      $ 143.9
  Estimated acquisition fees and expenses...................................         16.6
                                                                                  -------
Total cash purchase price...................................................        160.5
Book value of net assets acquired...........................................        (84.5)
                                                                                  -------
  Excess of purchase price over book value of net assets acquired...........         76.0
Preliminary allocation of purchase price:
  Decrease in property, plant and equipment.................................         29.4
  Decrease in other non-current assets......................................         15.7
  Increase in defined benefit pension obligation............................         38.6
  Decrease in other postretirement benefits.................................        (44.7)
  Increase in accrued expenses..............................................          7.4
  Increase in inventory.....................................................        (26.1)
  Decrease in deferred tax asset............................................         54.8
  Other, net................................................................         (1.6)
                                                                                  -------
Adjusted excess purchase price over fair value of net assets acquired.......        149.5
Accumulated amortization through March 31, 1999.............................         (4.6)
                                                                                  -------
Excess purchase price over net assets acquired, net as of March 31, 1999....      $ 144.9
                                                                                  -------
                                                                                  -------

(c) USS/Kobe financial statements have been derived from the carve-out financial statements of the Bar Products Line of USS/Kobe Steel Company. All balances reflected in the Unaudited Pro Forma Combined Financial Information for Republic Technologies International, LLC and its Subsidiaries relate to the Bar Products Line only. The financial statements include allocations and estimates of direct and indirect USS/Kobe Steel Company corporate administrative expenses as well as account balances attributable to the Bar Products Line operations. The allocations and estimates of debt, various corporate administrative expenses and account balances attributable to USS/Kobe made in the carve-out financial statements do not necessarily conform to the treatment of these items in the Master Restructuring Agreement pursuant to which the Combination was effected.

(d) Sources and uses of cash for the Transactions were as follows:

                                                                                   (IN MILLIONS)
                                                                                   -------------

Sources:
  New credit facility borrowings................................................      $ 221.9
  Units proceeds(1).............................................................        419.5
  New cash equity...............................................................        155.0
                                                                                      -------
          Total.................................................................        796.4
                                                                                      -------
Uses:
  Repayment of existing indebtedness, including accrued interest and
     premiums(2)................................................................        758.2
  Estimated transaction fees and expenses.......................................         10.9
  Capitalized financing costs...................................................         27.3
                                                                                      -------
          Total.................................................................        796.4
                                                                                      -------
     Net adjustment.............................................................      $    --
                                                                                      -------
                                                                                      -------

         ------------------------------------
         (1) Units are reflected at their issue price.

         (2) The repayment of debt includes (i) call and/or tender offer premiums in the amount of $6.2 million, $8.5 million and $3.3 million related to the BarTech senior notes, Republic mortgage notes and USS/Kobe senior notes, respectively, (ii) accrued interest through March 31, 1999 and (iii) repayment of $21.7 million of additional debt assumed, as specified in the Master Restructuring Agreement.

    Pursuant to the terms of the Master Restructuring Agreement, long-term debt of USS/Kobe Steel Company totaling $203.7 million, rather than the amount of long-term debt allocated in the USS/Kobe financials, was assumed by Republic Technologies. Of the long-term debt assumed, all but $13.7 million, representing two series of environmental bonds, was repaid concurrent with the completion of the Combination.

(e) Represents the elimination of balances between BarTech, Republic and USS/Kobe.

(f) Represents the preliminary allocation of the purchase price attributed to the combination of USS/Kobe, Republic and BarTech to the assets acquired and liabilities assumed based on their respective estimated fair values. The actual purchase accounting adjustment to reflect the fair values of the assets acquired and liabilities assumed, including property, plant and equipment, employee benefit plans, as well as the fair value of the equity consideration paid to acquire USS/Kobe, will be based upon actuarial and appraisal studies that are currently in process and, accordingly, the adjustments that have been included in the pro forma financial information will change based upon the final allocation.

    The net adjustment is calculated as follows:

                                                                               (IN MILLIONS)
                                                                               -------------

Purchase price:
  Combination of USS/Kobe, Republic and BarTech (1).........................      $  97.4
  Estimated direct acquisition costs (2)....................................         14.2
                                                                                  -------
Total purchase price........................................................        111.6
Less: historical net equity of USS/Kobe.....................................        239.2
                                                                                  -------
          Net adjustment (3)................................................      $(127.6)
                                                                                  -------
                                                                                  -------


         ------------------------------------
         (1) Represents a preliminary estimate of the equity consideration paid in connection with the Combination, including $23.9 million of additional debt assumed, including accrued interest.

         (2) Includes $3.3 million in call premiums related to the USS/Kobe senior notes.
         (3) The entire net adjustment has been applied to reduce the property, plant and equipment balance on a pro forma basis. The adjustments to fair value of the individual asset and liability balances of USS/Kobe will be made when the actuarial and appraisal studies have been finalized.

(g) The net increase is comprised of the following:

                                                                               (IN MILLIONS)
                                                                               -------------
Capitalized financing fees (1)..............................................      $  27.3
Deferred loan and bond fees (2).............................................         (9.5)
                                                                                  -------
                                                                                  $  17.8
                                                                                  -------
                                                                                  -------

         ------------------------------------
         (1) Represents the portion of estimated transaction fees and expenses attributable to the new credit facility and the Notes, which is recorded as deferred financing costs and amortized over the life of the related indebtedness.
         (2) Represents unamortized deferred financing costs of $5.6 million for BarTech, $3.2 million for Republic, and $0.7 million for USS/Kobe, each of which is eliminated with the retirement of the related debt.

(h) The net decrease is comprised of the following:

                                                                               (IN MILLIONS)
                                                                               -------------
Accrued interest (1)........................................................      $ (16.7)
Reclassification of other current liabilities (2)...........................          4.4
                                                                                  -------
                                                                                  $ (12.3)
                                                                                  -------
                                                                                  -------

         ------------------------------------
         (1) Represents accrued interest of $7.2 million for BarTech, $6.1 million for Republic and $3.4 million for USS/Kobe, which is eliminated with the refinancing of the related debt.
         (2) Represents reclassification of other current liabilities ($2.2 million for Republic and $2.2 million for USS/Kobe) from short-term borrowings to other current liabilities.


(i) Pro forma amounts represent the initial borrowings under the new credit facility ($221.9 million), the issuance of the Notes ($373.5 million, including the effect of the discount associated with the Warrants), retained indebtedness ($110.3 million), the assumption of additional USS/Kobe debt ($2.2 million) and the retirement of certain other indebtedness including associated premiums ($758.2 million).


(j) We are a limited liability company that will be treated as a partnership for income tax purposes and accordingly will have no deferred tax assets or liabilities.

(k) Represents Series A Preferred Stock that was retained in RTI. This stock is mandatorily redeemable on September 26, 2000, payment for which is expected to be made by RTI from distributions or loans from us.

(l) Represents the net adjustment to shareholders' equity as a result of the Transactions, calculated as follows:


                                                                               (IN MILLIONS)
                                                                               -------------
Partners' interests in USS/Kobe (1).........................................      $(239.2)
Purchase price of USS/Kobe (2)..............................................        111.6
New cash equity (3).........................................................        155.0
Warrants....................................................................         46.0
BarTech redeemable preferred stock not contributed..........................          5.5
Additional USS/Kobe debt assumed............................................        (23.9)
Other (4)...................................................................        (33.4)
                                                                                  -------
          Net Acquisition and Combination and Refinancing adjustments.......      $  21.6
                                                                                  -------
                                                                                  -------


         ------------------------------------
         (1) Represents the elimination of the partners' interest of USS/Kobe.
         (2) Refer to footnote (f)
         (3) Represents new cash equity provided at the closing of the Combination.
         (4) Represents call premiums ($18.0 million), transaction fees ($10.9 million), write off of deferred financing costs ($9.5 million), offset by a deferred tax liability not assumed ($5.0 million).

                             REPUBLIC TECHNOLOGIES
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
          FOR THE TWELVE MONTHS ENDED JANUARY 2, 1999 FOR BARTECH AND
                DECEMBER 31, 1998 FOR REPUBLIC AND USS/KOBE (A)
                          (IN MILLIONS, EXCEPT RATIOS)

                                                                          ACQUISITION
                                                                             AND
                                                                          COMBINATION    REFINANCING
                                    BARTECH    REPUBLIC    USS/KOBE(B)    ADJUSTMENTS    ADJUSTMENTS    PRO FORMA
                                    -------    --------    -----------    -----------    -----------    ---------
Net sales                           $271.9      $670.7       $ 614.4        $  10.5 (c)    $    --      $ 1,567.5
Cost of goods sold                   262.5       610.6         576.4          (35.8)(d)         --        1,413.7
                                    -------     ------       -------        -------        -------      ---------
  Gross profit                         9.4        60.1          38.0           46.3             --          153.8

Selling, general and
  administrative expense              20.4        59.3          17.2           (2.5)(d)         --           94.4
Depreciation and amortization
  expense                              6.0          --          45.9           17.6 (d)         --           69.5
Other postretirement benefits          0.7         2.6          16.6             --             --           19.9
Non-cash ESOP charges                   --         2.0            --             --             --            2.0
Workforce reduction charges             --        18.7            --             --             --           18.7
                                    -------     ------       -------        -------        -------      ---------
  Operating loss                     (17.7)      (22.5)        (41.7)          31.2             --          (50.7)

Interest expense, net                 27.0        34.1          11.2             --           19.9 (e)       92.2
Other (income) loss, net              (2.7)       (0.6)           --             --             --           (3.3)
Income tax expense (benefit)            --         1.3            --           (1.3)(f)         --             --
                                    -------     ------       -------        -------        -------      ---------
  Net loss from continuing
    operations(g)                   $(42.0)     $(57.3)      $ (52.9)       $  32.5        $ (19.9)     $  (139.6)
                                    -------     ------       -------        -------        -------      ---------
                                    -------     ------       -------        -------        -------      ---------
OTHER DATA:
EBITDA, as defined(h)               $ (5.2)     $ 47.0       $  45.2                                    $    87.0
Adjusted EBITDA(i)                                                                                          223.4
Fixed charges(j)                                                                                             95.8
Pro forma ratio of earnings to
  fixed charges(j)                                                                                             --
PRO FORMA RATIOS:
Earnings to fixed charges(j)                                                                                   --
Debt to Adjusted EBITDA(k)                                                                                    3.2x
Adjusted EBITDA to interest
  expense(l)                                                                                                  2.4x

       See Notes to Unaudited Pro Forma Combined Statements of Operations

                             REPUBLIC TECHNOLOGIES
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED MARCH 31, 1999 (A)
                          (IN MILLIONS, EXCEPT RATIOS)

                                                                          ACQUISITION
                                                                             AND
                                                                          COMBINATION    REFINANCING
                                    BARTECH    REPUBLIC    USS/KOBE(B)    ADJUSTMENTS    ADJUSTMENTS    PRO FORMA
                                    -------    --------    -----------    -----------    -----------    ---------
Net sales                           $250.0     $ 642.9       $ 543.1        $   4.2 (c)    $    --      $ 1,440.2
Cost of goods sold                   240.5       600.9         527.0          (32.5)(d)         --        1,335.9
                                    -------    --------      -------        -------        -------      ---------
  Gross profit                         9.5        42.0          16.1           36.7             --          104.3

Selling, general and
  administrative expense              18.3        60.8          17.2           (4.4)(d)         --           91.9
Depreciation and amortization
  expense                              5.8          --          46.2           18.9 (d)         --           70.9
Other postretirement benefits          0.6         1.1          15.8             --             --           17.5
Workforce reduction charges             --        40.2            --             --             --           40.2
                                    -------    --------      -------        -------        -------      ---------
  Operating loss                     (15.2)      (60.1)        (63.1)          22.2             --         (116.2)

Interest expense, net                 26.8        40.4          11.9             --           13.1 (e)       92.2
Other (income) loss, net              (2.6)       (0.7)         (0.1)            --             --           (3.4)
Income tax (benefit) expense          (0.1)        1.3            --           (1.2)(f)         --             --
                                    -------    --------      -------        -------        -------      ---------
  Net loss from continuing
    operations(g)                   $(39.3)    $(101.1)      $ (74.9)       $  23.4        $ (13.1)     $  (205.0)
                                    -------    --------      -------        -------        -------      ---------
                                    -------    --------      -------        -------        -------      ---------

OTHER DATA:
EBITDA, as defined(h)               $ (3.1)    $  28.4       $  14.7                                    $    40.0
Adjusted EBITDA(i)                                                                                          193.1
Fixed charges(j)                                                                                             97.0

PRO FORMA RATIOS:
  Earnings to fixed charges(j)                                                                                 --
  Debt to Adjusted EBITDA(k)                                                                                 3.7x
  Adjusted EBITDA to interest
    expense(l)                                                                                               2.1x

       See Notes to Unaudited Pro Forma Combined Statements of Operations

                             REPUBLIC TECHNOLOGIES
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                 FOR THE THREE MONTHS ENDED MARCH 31, 1999 (A)
                                 (IN MILLIONS)

                                                                          ACQUISITION
                                                                            AND
                                                                          COMBINATION    REFINANCING
                                    BARTECH    REPUBLIC    USS/KOBE(B)    ADJUSTMENTS    ADJUSTMENTS    PRO FORMA
                                    -------    --------    -----------    -----------    -----------    ---------
Net sales                            $59.8      $160.6       $ 128.9         $ 1.1 (c)      $  --        $ 350.4
Cost of goods sold                    56.8       155.8         130.7          (7.3)(d)         --          336.0
                                     -----      ------       -------         -----          -----        -------
  Gross profit                         3.0         4.8          (1.8)          8.4             --           14.4

Selling, general and
  administrative expense               2.8        12.3           4.6          (1.8)(d)         --           17.9
Depreciation and amortization
  expense                              1.2          --          11.8           5.2 (d)         --           18.2
Other postretirement benefits          0.1         1.9           3.3            --             --            5.3
Workforce reduction charges             --        21.5            --            --             --           21.5
                                     -----      ------       -------         -----          -----        -------
Operating loss                        (1.1)      (30.9)        (21.5)          5.0             --          (48.5)

Interest expense, net                  6.0        13.2           3.6            --            0.4 (e)       23.2
Other loss (income), net               0.1        (0.2)         (0.1)           --             --           (0.2)
Income tax expense (benefit)           0.1          --            --          (0.1)(f)         --             --
                                     -----      ------       -------         -----          -----        -------
  Net loss from continuing
    operations(g)                    $(7.3)     $(43.9)      $ (25.0)        $ 5.1          $(0.4)       $ (71.5)
                                     -----      ------       -------         -----          -----        -------
                                     -----      ------       -------         -----          -----        -------
OTHER DATA:
EBITDA, as defined(h)                                                                                       (2.0)
Adjusted EBITDA(i)                                                                                          20.2

       See Notes to Unaudited Pro Forma Combined Statements of Operations

        NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS.


(a) In 1998, BarTech utilized a 52-53 week period ending on the Saturday closest to December 31 as its fiscal year end; its 1998 fiscal year ended January 2, 1999. In 1999, BarTech adopted a fiscal year ending
     December 31, 1999; its 1999 fiscal first quarter ended March 31, 1999. Republic utilizes a fiscal year ending June 30; its 1999 fiscal third quarter ended March 31, 1999. USS/Kobe utilizes a fiscal year ending December 31, 1999; its 1999 fiscal first quarter ended March 31, 1999.

(b) USS/Kobe financial statements have been derived from the carve-out financial statements of the Bar Products Line of USS/Kobe Steel Company. All balances reflected herein relate to the Bar Products Line only. The financial statements include allocations and estimates of direct and indirect USS/Kobe Steel Company corporate administrative expenses as well as account balances attributable to the Bar Products Line operations. The allocations and estimates of debt and trade payables attributable to USS/Kobe are not fully consistent with the treatment of such items agreed in the Master Restructuring Agreement.

(c) In connection with the Combination, we entered into a supply agreement with USX Corporation and the new tubular steel joint venture between USX Corporation and Kobe Steel, Ltd. These agreements provide for these affiliates to purchase specified quantities from Republic Technologies at prices that contain an agreed upon margin per ton over production costs. The adjustment relates to the pro forma effect on net sales resulting from the price increases of certain items, as specified in the agreements.

(d) Represents the net effect of conforming Republic's accounting classification of depreciation expense, conforming the fixed asset capitalization policy of Republic and USS/Kobe and applying purchase accounting to Republic and USS/Kobe, as follows:

                                                       TWELVE MONTHS      TWELVE MONTHS    THREE MONTHS
                                                          ENDED             ENDED            ENDED
                                                       DECEMBER 31, 1998  MARCH 31, 1999   MARCH 31, 1999
                                                       -----------------  --------------   --------------
                                                                         (IN MILLIONS)
Conforming accounting classifications:
  Classification of depreciation expense (1)
     Cost of goods sold..............................       $ (24.0)          $(23.2)          $ (5.4)
     Selling, general and administrative expense.....          (2.5)            (4.4)            (1.8)
     Depreciation and amortization expense...........          26.5             27.6              7.2
                                                            -------           ------           ------
                                                            $    --           $   --           $   --
                                                            -------           ------           ------
                                                            -------           ------           ------
  Fixed asset capitalization (2)
     Cost of goods sold..............................       $ (11.8)          $ (9.3)          $ (1.9)
     Depreciation and amortization expense...........           0.4              0.3              0.1
                                                            -------           ------           ------
                                                            $ (11.4)          $ (9.0)          $ (1.8)
                                                            -------           ------           ------
                                                            -------           ------           ------

Depreciation and amortization expense (3)............       $  (9.3)          $ (9.0)          $ (2.1)
                                                            -------           ------           ------
                                                            -------           ------           ------

Total cost of goods sold adjustment..................       $ (35.8)          $(32.5)          $ (7.3)
                                                            -------           ------           ------
                                                            -------           ------           ------
Total selling, general and administrative expense
  adjustment.........................................       $  (2.5)          $ (4.4)          $ (1.8)
                                                            -------           ------           ------
                                                            -------           ------           ------
Total depreciation and amortization expense
  adjustment.........................................       $  17.6           $ 18.9           $  5.2
                                                            -------           ------           ------
                                                            -------           ------           ------

------------------
          (1) Represents adjustments required to conform Republic's classification of depreciation expense to that of BarTech and USS/Kobe. Republic has historically recorded depreciation expense as a component of cost of goods sold, with amortization expense included in general and administrative expenses. Conversely, BarTech and USS/Kobe have historically recorded all depreciation and amortization expense as a separate line item on their statements of operations.

          (2) Represents adjustments required to conform USS/Kobe's policy for capitalizing fixed asset additions to that of BarTech and Republic. The increase in depreciation and amortization expense reflects the effect of increasing the fixed assets balance, depreciated over an estimated average life of fifteen years.


          (3) The combination of USS/Kobe into Republic Technologies will be, and the Republic acquisition was, accounted for as a purchase. Under purchase accounting, the total purchase cost will be allocated to the assets acquired and liabilities assumed of USS/Kobe based on their respective fair values as of the date of the Combination and were allocated to Republic as of September 8, 1998, based on valuations and other studies that are not yet finalized. For the combination of USS/Kobe into Republic Technologies, a preliminary allocation of the purchase cost has been made to reduce property, plant and equipment for the entire amount that the historical net equity of USS/Kobe exceeds the estimated purchase price. The actual allocation of purchase cost and the resulting effect on income from operations may differ significantly from the estimated pro forma amounts included herein. The application of purchase accounting is expected to result in a net decrease in depreciation and amortization expense, as follows:


                                             TWELVE MONTHS      TWELVE MONTHS    THREE MONTHS
                                                ENDED             ENDED            ENDED
                                             DECEMBER 31, 1998  MARCH 31, 1999   MARCH 31, 1999
                                             -----------------  --------------   --------------
                                                               (IN MILLIONS)
Republic: (A)
Property, plant & equipment depreciation...        $(3.3)           $ (2.1)          $   --
Goodwill amortization......................          2.5               1.6               --
                                                   -----            ------           ------
  Net adjustment...........................         (0.8)             (0.5)              --
USS/Kobe: (B)
Property, plant & equipment depreciation...         (8.5)             (8.5)            (2.1)
                                                   -----            ------           ------
  Net adjustment...........................        $(9.3)           $ (9.0)          $ (2.1)
                                                   -----            ------           ------
                                                   -----            ------           ------

------------------
                    (A) Represents adjustment for the period of (i) April 1, 1998 through September 7, 1998 for the twelve months ended March 31, 1999, and (ii) January 1, 1998 through September 7, 1998 for the twelve months ended
                         December 31, 1998.

                    (B) Represents adjustments for all three periods presented as if the Combination occurred at the beginning of the period.

    The adjustments for estimated pro forma depreciation and amortization expense are based on the estimated fair value of the acquired assets. For pro forma purposes, a forty year life has been used for goodwill and a fifteen year life has been used for property, plant and equipment.

(e) Represents the net adjustment to interest expense as a result of the borrowings under the new credit facility and the Notes, calculated as follows:

                                                        TWELVE MONTHS        TWELVE MONTHS     THREE MONTHS
                                                           ENDED                ENDED             ENDED
                                                        DECEMBER 31, 1998    MARCH 31, 1999    MARCH 31, 1999
                                                        -----------------    --------------    --------------
                                                                            (IN MILLIONS)
New credit facility (1)..............................        $  18.9            $   18.9          $    4.7
Commitment fee (2)...................................            1.0                 1.0               0.3
Notes (3)............................................           58.4                58.4              14.6
Retained indebtedness (4)............................            8.7                 8.7               2.2
                                                             -------            --------          --------
  Cash interest expense..............................           87.0                87.0              21.8
Amortization of deferred financing costs (5).........            2.7                 2.7               0.7
Accretion of issue price discount (6)................            0.3                 0.3               0.1
Accretion of discount relating to Warrants (7).......            2.2                 2.2               0.6
                                                             -------            --------          --------
  Pro forma interest expense.........................           92.2                92.2              23.2
Historical interest expense, net.....................           72.3                79.1              22.8
                                                             -------            --------          --------
  Net interest expense adjustment....................        $  19.9            $   13.1          $   (0.4)
                                                             -------            --------          --------
                                                             -------            --------          --------

------------------
     (1) Represents interest on $221.9 million which will be drawn at closing of the Combination using an assumed interest rate of 8.5%.

     (2) Represents a commitment fee of 0.5% applied to the $203.1 million pro forma unused balance of the new credit facility.

     (3) Represents interest on the $425.0 million of Notes at the stated interest rate of 13.75%.

     (4) Represents interest on the outstanding debt which will not be repaid at the closing of the Combination, plus interest on additional USS/Kobe debt assumed.

     (5) Deferred financing costs are amortized over the term of the related debt, ten years both for the new credit facility and the Notes.

     (6) The issue price discount is accreted using the effective interest method over the term of the related debt, ten years for the Notes.


     (7) The discount representing the estimated fair value of the Warrants is accreted using the effective interest method over the term of the related debt, ten years for the Notes.


     A change of 0.125% in the interest rate would have the following effect on pro forma interest expense:

                                                        TWELVE MONTHS        TWELVE MONTHS     THREE MONTHS
                                                           ENDED               ENDED             ENDED
                                                        DECEMBER 31, 1998    MARCH 31, 1999    MARCH 31, 1999
                                                        -----------------    --------------    --------------
                                                                            (IN MILLIONS)
New credit facility..................................         $ 0.3              $  0.3            $  0.1
                                                              -----              ------            ------
                                                              -----              ------            ------

(f) As a limited liability company, we are not subject to corporate income taxes. To the extent required, Republic Technologies expects to distribute cash to its members, who will pay income taxes.

(g) The call and tender offer premiums associated with the retirement of the BarTech senior secured notes and Republic mortgage notes will result in a charge to be reflected as an extraordinary loss of $14.7 million subsequent to the Transactions. Costs associated with the extinguishment of debt are not included in the Pro Forma Combined Statements of Operations.

(h) "EBITDA" represents earnings before net interest expense, income taxes, depreciation and amortization expense, other postretirement benefit charges, non-cash employee stock ownership plan or "ESOP" charges, workforce reduction charges for early retirement benefits, stockholder management fees and non-recurring transaction costs. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA is included in this offering memorandum to provide additional information with respect to our ability to satisfy our debt service, capital expenditure and working capital requirements. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The calculation of EBITDA, as defined, for Republic Technologies is shown below:

                                                   TWELVE MONTHS        TWELVE MONTHS     THREE MONTHS
                                                      ENDED                ENDED            ENDED
                                                   DECEMBER 31, 1998    MARCH 31, 1999    MARCH 31, 1999
                                                   -----------------    --------------    --------------
                                                                       (IN MILLIONS)
Pro forma net loss from continuing operations...
                                                        $(139.6)           $ (205.0)          $(71.5)
     Interest expense, net......................           92.2                92.2             23.2
     Depreciation and amortization expense......           69.5                70.9             18.2
     Other postretirement benefit charges.......           19.9                17.5              5.3
     Non-cash ESOP charges......................            2.0                  --               --
     Workforce reduction charges................           18.7                40.2             21.5
     Stockholder management fees................            3.7                 4.2              1.3
     Non-recurring transaction costs(1).........           20.6                20.0               --
                                                        -------            --------           ------
EBITDA, as defined..............................        $  87.0            $   40.0           $ (2.0)
                                                        -------            --------           ------
                                                        -------            --------           ------

          (1) Represents costs incurred related to investment banking and other advisory fees, one-time labor-related expenses and certain other costs directly associated with the acquisition of Republic in September 1998.

          The calculation of EBITDA for each of BarTech, Republic and USS/Kobe excluding pro forma refinancing adjustments for the twelve months ended December 31, 1998 and for the twelve and three months ended March 31, 1999 is as follows:

                                                                          FOR THE TWELVE MONTHS ENDED
                                                                               DECEMBER 31, 1998
                                                                        -------------------------------
                                                                        BARTECH    REPUBLIC    USS/KOBE
                                                                        -------    --------    --------
                                                                                 (IN MILLIONS)
Net loss from continuing operations..................................   $(42.0)    $  (57.3)    $(52.9)
Pro forma adjustments(1).............................................       --          2.1       30.4
                                                                        -------    --------     ------
Pro forma net loss from continuing operations........................    (42.0)       (55.2)     (22.5)
  Interest expense, net..............................................     27.0         34.1       11.2
  Depreciation and amortization expense(2)...........................      6.0         25.7       37.8
  Other postretirement benefits charges..............................      0.7          2.6       16.6
  Non-cash ESOP charges..............................................       --          2.0         --
  Workforce reduction charges........................................       --         18.7         --
  Stockholder management fees........................................      0.9          0.7        2.1
  Non-recurring transaction costs....................................      2.2         18.4         --
                                                                        -------    --------     ------
EBITDA, as defined...................................................   $ (5.2)    $   47.0     $ 45.2
                                                                        -------    --------     ------
                                                                        -------    --------     ------

                                                                          FOR THE TWELVE MONTHS ENDED
                                                                                MARCH 31, 1999
                                                                        -------------------------------
                                                                        BARTECH    REPUBLIC    USS/KOBE
                                                                        -------    --------    --------
                                                                                 (IN MILLIONS)
Net loss from continuing operations..................................   $(39.3)    $ (101.1)    $(74.9)
Pro forma adjustments(1).............................................     (0.1)         1.8       21.7
                                                                        -------    --------     ------
Pro forma net loss from continuing operations........................    (39.4)       (99.3)     (53.2)
  Interest expense, net..............................................     26.8         40.4       11.9
  Depreciation and amortization expense(2)...........................      5.8         27.1       38.0
  Other postretirement benefits charges..............................      0.6          1.1       15.8
  Workforce reduction charges........................................       --         40.2         --
  Stockholder management fees........................................      0.9          1.1        2.2
  Non-recurring transaction costs....................................      2.2         17.8         --
                                                                        -------    --------     ------
EBITDA, as defined...................................................   $ (3.1)    $   28.4     $ 14.7
                                                                        -------    --------     ------
                                                                        -------    --------     ------

                                                                          FOR THE THREE MONTHS ENDED
                                                                                MARCH 31, 1999
                                                                        -------------------------------
                                                                        BARTECH    REPUBLIC    USS/KOBE
                                                                        -------    --------    --------
                                                                                 (IN MILLIONS)
Net loss from continuing operations..................................   $ (7.3)    $  (43.9)    $(25.0)
Pro forma adjustments(1).............................................      0.1           --        5.0
                                                                        -------    --------     ------
Pro forma net loss from continuing operations........................     (7.2)       (43.9)     (20.0)
  Interest expense, net..............................................      6.0         13.2        3.6
  Depreciation and amortization expense(2)...........................      1.2          7.2        9.8
  Other postretirement benefits charges..............................      0.1          1.9        3.3
  Workforce reduction charges........................................       --         21.5         --
  Stockholder management fees........................................      0.2          0.5        0.6
                                                                        -------    --------     ------
EBITDA, as defined...................................................   $  0.3     $    0.4     $ (2.7)
                                                                        -------    --------     ------
                                                                        -------    --------     ------

------------------

          (1) Represents Republic acquisition and Combination pro forma adjustments.

          (2) Amount includes the allocation of Republic acquisition and Combination pro forma adjustments to BarTech, Republic and USS/Kobe.

(i) Adjusted EBITDA reflects certain changes in the combined cost structure we intend to effect in the twelve month period subsequent to March 31, 1999, as set forth below:

                                                   TWELVE MONTHS        TWELVE MONTHS     THREE MONTHS
                                                      ENDED               ENDED             ENDED
                                                   DECEMBER 31, 1998    MARCH 31, 1999    MARCH 31, 1999
                                                   -----------------    --------------    --------------
                                                                       (IN MILLIONS)
EBITDA, as defined..............................        $  87.0             $ 40.0            $ (2.0)
Cost savings:
Plant costs--labor(1)...........................           82.8              102.2              12.3
Plant costs--non-labor(2).......................           36.9               33.3               6.5
Redundant overhead costs(3).....................           16.7               17.6               3.4
                                                        -------             ------            ------
  Total cost savings............................          136.4              153.1              22.2
                                                        -------             ------            ------
Adjusted EBITDA.................................        $ 223.4             $193.1            $ 20.2
                                                        -------             ------            ------
                                                        -------             ------            ------

                                                        (footnotes on next page)

(footnotes from previous page)
------------------
          (1) Represents the salary and benefits expense incurred at the seven production facilities to be closed in the twelve months subsequent to March 31, 1999. Such costs include the salary and benefit expense of 1,516 hourly workers represented by the United Steelworkers union and 12 salaried workers represented by the United Steelworkers union at three Republic and two USS/Kobe facilities, the salary and benefit expense of 78 hourly workers at two BarTech facilities and 163 salaried workers at BarTech and Republic. It is anticipated that the reductions in workers represented by the United Steelworkers union at Republic and USS/Kobe will be achieved through acceptance of early retirement buyout and other voluntary severance packages which will be offered to workers at these facilities. There can be no assurance that the packages offered will result in the desired headcount reduction. The hourly workers at the BarTech facility and the plant salaried workers at BarTech and Republic are not represented by the United Steelworkers union and, accordingly, there are no contractual restrictions limiting the number of involuntary terminations.

          (2) Represents the fixed and variable non-labor plant costs related to the seven production facilities to be closed in the twelve months subsequent to March 31, 1999. The variable costs included in the total non-labor plant cost savings for the twelve months ended December 31, 1998 and the twelve and three months ended March 31, 1999 are $14.1 million, $11.9 million and $2.9 million respectively.

          (3) Represents the anticipated savings from the rationalization of the sales, marketing and administrative functions at all facilities contemplated in the Consolidation Plan.

               During each period included in the table above, each of BarTech, Republic and USS/Kobe incurred certain administrative and selling costs that were either duplicative between the three or that will be replaced by internal personnel with no incremental cost to us. We expect that these costs will be eliminated in the twelve months subsequent to March 31, 1999.

    The headcount reductions and fixed cost savings discussed above are based on a number of estimates and assumptions that, while considered reasonable in the aggregate by our management, are inherently uncertain. Accordingly, you are cautioned not to place undue reliance on these adjustments. See "Risk Factors."

    We expect to incur non-recurring cash charges in the twelve months subsequent to March 31, 1999 of an estimated $14.9 million, consisting of $6.9 million for salaried separation costs, $3.8 million for employee retention and hiring costs, $3.7 million for benefits and systems integration costs and $0.5 million for equipment relocation costs. We also expect to incur pension curtailment charges of an estimated $28.3 million in the twelve months subsequent to March 31, 1999 related to the anticipated level of early retirement buyout and other voluntary severance packages accepted as part of our hourly workforce reduction plan.

    In addition, we have agreed to fund an additional $15.0 million into our defined benefit pension plan by January 1, 2000. This amount does not include any additional funding requirement for such period that may be agreed with the PBGC in relation to the Lorain facility.

(j) For purposes of determining the pro forma ratio of earnings to fixed charges, "earnings" are defined as net loss from continuing operations plus fixed charges. "Fixed charges" include interest expense on all indebtedness, amortization of deferred financing costs, accretion of the issue price discount and one-third of rental expense, representing that portion of rental expense which we deem attributable to interest. The pro forma deficiency of earnings to cover fixed charges is $205.0 million and $139.6 million for the twelve months ended March 31, 1999 and December 31, 1998, respectively.

(k) For purposes of determining the pro forma ratio of debt to Adjusted EBITDA, debt is defined as all indebtedness that is interest bearing. On a pro forma basis, the debt is comprised of borrowings under the new credit facility ($221.9 million), the Notes ($373.5 million), retained indebtedness ($110.3 million) and additional USS/Kobe debt ($2.2 million).

(l) For purposes of determining the pro forma ratio of Adjusted EBITDA to net interest expense, net interest expense is calculated as pro forma interest expense, as determined in note (e), less historical interest income. See Note (e) for additional information regarding interest rate sensitivities.

                             THE COMBINED BUSINESS


GENERAL

     We are the largest producer of special bar quality steel products in the United States, with a market share of approximately 23% based on 1998 calendar year pro forma shipments. SBQ steel products are high quality hot-rolled and cold-finished carbon and alloy steel bar and rod used primarily in critical applications in automotive and industrial equipment. SBQ steel products are sold to customers who require precise metallurgical content and quality characteristics. SBQ steel products generally contain more alloys, and sell for substantially higher prices, than merchant and commodity steel bar and rod products. We produce the widest range of SBQ steel products in the United States and supply a diverse customer base that includes leading automobile and industrial equipment manufacturers and their first tier suppliers. We have aggregate annual steel melting capacity of approximately 3.4 million tons, hot-rolling production capacity of approximately 2.9 million tons and cold-finishing production capacity of approximately 0.6 million tons.


     The Combination combined three businesses with both complementary and overlapping operations. As a result, the Combination offers opportunities to significantly enhance our financial and operating performance by
(1) rationalizing our production facilities and headcount, (2) enhancing the productivity of the remaining facilities through facility specialization and targeted capital investment, (3) eliminating redundant corporate overhead and
(4) in-sourcing more feedstock currently purchased from third parties. In addition, the Combination will result in our having a broader product range than any of the combining companies, thereby positioning us to expand our role as a critical supplier to automobile and industrial equipment manufacturers and their first tier suppliers. In order to take advantage of these opportunities, we intend to implement our Consolidation Plan, which is described below in detail under the caption "The Consolidation Plan."


HISTORY OF BARTECH, REPUBLIC AND USS/KOBE

     Our company represents the combination of BarTech, Republic and USS/Kobe. BarTech was formed in September 1994 with the assistance of affiliates of The Veritas Capital Fund L.P. to acquire and restart specific melt shop and hot-rolling assets of the former Bar, Rod & Wire Division of Bethlehem Steel Corporation. In February 1996, BarTech resumed commercial steel making activities at the former operations of the Bethlehem BRW Division. In April 1996, Blackstone acquired control of BarTech concurrently with BarTech's acquisition of Bliss & Laughlin, one of the largest processors of cold-finished SBQ steel products in North America. Republic is a leading U.S. manufacturer of SBQ steel products which was formed in November 1989 to own and operate the former assets of the Bar Division of LTV Steel Company Inc. In September 1998, Blackstone and other investors acquired control of Republic through RES Holding with the intention of combining it with BarTech. USS/Kobe is the SBQ steel production facilities and related operations division of USS/Kobe Steel Company, a 50/50 joint venture formed in July 1989 between a subsidiary of each of USX Corporation, the former owner of the Lorain, Ohio facility, and Kobe Steel, Ltd.

     As part of a strategy to pursue consolidation opportunities in the steel industry Blackstone, Veritas, USX Corporation and Kobe Steel, Ltd. identified the combination of Republic, BarTech and USS/Kobe as a significant opportunity to establish a leading position in the North American SBQ steel market and to realize sizable cost savings and synergistic benefits.

OUR SBQ STEEL PRODUCTS

     The following table sets forth our net tons shipped and margins over materials per ton shipped for our principal product lines for the periods indicated:

                                                                  YEAR ENDED                           THREE MONTHS ENDED
                                                                 DECEMBER 31,                               MARCH 31,
                                                  -------------------------------------------    -------------------------------
                                                          1997                   1998                   1998              1999
                                                  --------------------    -------------------    -------------------    --------
                                                                               (TONS IN THOUSANDS)
Net tons shipped:
  SBQ hot-rolled products.......................    1,669        53%        1,776        60%        516         56%        412
  SBQ cold-finished products....................      489        16           486        17         139         15         120
  Seamless rounds...............................      906        29           552        19         241         26          77
  Semi-finished steel products..................       90         3           128         4          24          3          20
                                                    -----       ---        ------      ----        ----       ----        ----
    Total net tons shipped......................    3,154       100%        2,942       100%        920        100%        629
                                                    -----       ---        ------      ----        ----       ----        ----
                                                    -----       ---        ------      ----        ----       ----        ----
Average margin over materials per net ton
  shipped:
  SBQ hot-rolled products.......................    $ 382                  $  387                  $382                   $363
  SBQ cold-finished products....................      588                     601                   583                    565
  Seamless rounds...............................      216                     217                   214                    247
  Semi-finished steel products..................      317                     256                   313                    355
    All products................................      364                     385                   367                    387


                                                                          TWELVE
                                                                       MONTHS ENDED
                                                                      MARCH 31, 1999
                                                              ------------------------------

Net tons shipped:
  SBQ hot-rolled products.......................      66%          1,672             63%
  SBQ cold-finished products....................      19             467             18
  Seamless rounds...............................      12             388             15
  Semi-finished steel products..................       3             124              5
                                                    ----          ------           ----
    Total net tons shipped......................     100%          2,651            100%
                                                    ----          ------           ----
                                                    ----          ------           ----
Average margin over materials per net ton
  shipped:
  SBQ hot-rolled products.......................                  $  383
  SBQ cold-finished products....................                     597
  Seamless rounds...............................                     225
  Semi-finished steel products..................                     261
    All products................................                     392

     Hot-Rolled Products. Our hot-rolled products are manufactured from steel or iron melted in our steel production facilities, which is cast into blooms or direct cast into billets and then hot-rolled into bar or rod in a variety of sizes and product shapes. As a direct cast billet or bloom cast billet is reduced in size at our hot-rolling mills, the strength and integrity of the resulting bar or rod product is increased. Because blooms have a larger cross-sectional area than billets, a greater reduction to size occurs. Accordingly, a hot-rolled product rolled from a bloom cast billet is generally stronger than a direct cast billet hot-rolled product of the same size and metallurgical content. Typically customers concerned about product quality and strength as related to reduction of area require bloom-based hot-rolled bar products.

     Direct cast billet products are generally used for smaller SBQ product sizes and for less demanding end-use applications. However, we are currently in the process of receiving customer certification to a supply billet-based product for higher-end applications and expect to sell increasing amounts of direct cast billet-based products to our higher-end automotive and industrial equipment customers. Our Canton, Ohio CAST-ROLL(Trademark) and Lorain, Ohio melt shop facilities cast bloom-based products in a 10" by 13" or 12.5" by 14" size and have approximately 2.6 million tons of aggregate annual bloom capacity. Our Johnstown, Pennsylvania facility produces direct cast billet-based products in a 6 3/4" by 6 3/4" size and has 0.77 million tons of annual billet capacity.

     The table below displays the major end market applications of our hot-rolled products by size and shape, as well as the percentage of our total hot-rolled product shipments for the twelve months ended March 31, 1999 by each shape:

           MAJOR END MARKET APPLICATIONS BY PRODUCT SIZES AND SHAPES

                                   ROUNDS                   SQUARES                   HEXAGONS
      7/32"- 3/4"         Auto fasteners            Not Applicable            Hose couplings
                          Tire cord                                           Converters
                          Specialty springs
      3/4"-3 1/4"         Bearings                  Not Applicable            Hose couplings
                          Spindles                                            Converters
                          Steering columns
                          Gears
                          Constant velocity
                          joints
                          Hubs
                          Axles
        3 1/4"+           Crankshafts               Off-highway               Not Applicable
                          Axles                       equipment
                          Hydraulic cylinders       Agricultural equipment
                          Machine parts             Converters
                          Converters
  % OF TOTAL SHIPMENTS    95                        4                         1

     For the twelve months ended March 31, 1999, we shipped approximately 1,672,000 tons of hot-rolled products, which comprised 63% of our total product shipments.

     Cold-Finished Products. Our cold-finished products are manufactured from hot-rolled bars or rods that are processed further to achieve superior straightness, tolerance, finish and mechanical properties. In the twelve months ended March 31, 1999, approximately 60% of our cold-finished bar and rod production used internally produced hot-rolled products. Given our increased product size and grade range for hot-rolled products, we expect to be able to increasingly substitute internally produced hot-rolled products for external purchases. Ultimately, we intend for 88% of the hot-rolled products needed in our cold-finishing production to be produced internally.

     The table below displays the major end market applications of our cold-finished products by shape without references to product size, which is less important for determining the end use of cold-finished steel products:

                    MAJOR END MARKET APPLICATIONS BY SHAPES

                   ROUNDS                           HEXAGONS           SQUARES               FLATS
Constant velocity joints                       Hose fittings        Agricultural    Machine tool fixtures
Hydraulic hose couplings                       Spark plug shells    equipment       Office furniture
Fractional horsepower motor shafts             Nuts                                 Exercise equipment
Steering rack gears                                                                 Agricultural equipment
Engine valves and fuel injector parts
Hydraulic cylinders for off-highway
  and agricultural equipment
Shafts and gears for appliance
  industry

     For the twelve months ended March 31, 1999, we shipped approximately 467,000 tons of cold-finished products, which comprised 18% of our total product shipments.

     Seamless Tube Rounds. In connection with a supply agreement with USX Corporation and the Lorain, Ohio seamless tubular steel joint venture of USX and Kobe Steel, Ltd., we produce semi-finished rounds at our Lorain, Ohio facility for purchase by the tubular joint venture and by USX's Fairfield, Alabama facility under specified circumstances. Depending upon the desired end-use application for the Lorain tubular joint venture, these products are either cast to sizes of 10.5", 12.25" or 13.5" or cast to size and then rolled at our primary rolling mill to sizes of 6" or 10.5". For the Fairfield facility, we produce semi-finished product in rounds at 11.6". Seamless tubes are used in oil and gas drilling and exploration applications. Over the last five years, the Lorain tube mills have consumed, on average approximately 450,000 tons per year. Over the last five years, we have shipped to the Fairfield facility, on average, approximately 326,000 tons per year. For the twelve months, ended March 31, 1999, we shipped approximately 388,000 tons of seamless rounds which comprised approximately 15% of total shipments.

     Semi-Finished Steel Products. In addition to our hot-rolled and cold-finished products, we sell semi-finished products directly from our melt shop casters, before they have been processed further at our rolling mill facilities. These products are typically sold to rolling mills operated by competitors without melt shop facilities or to steel service centers or distributors, for further processing before they reach the ultimate end user. These products are sold in sizes ranging from 5"-14". For the twelve month period ended March 31, 1999, we shipped approximately 124,000 tons of semi-finished steel products, which comprised approximately 5% of our total product shipments.

THE STEEL MANUFACTURING PROCESS

     The manufacturing process for our hot-rolled and cold-finished SBQ steel products involves a number of steps that we outline below.

     Melting. Our production of steel begins at our two electric furnace melt shops in Canton, Ohio and Johnstown, Pennsylvania and our blast furnaces in Lorain, Ohio. The Canton and Johnstown melt shops operate electric arc furnaces, which consume ferrous scrap as the primary raw material. At both facilities, premium grade steel scrap is transported from a scrap yard to the facility's melt shop, where it is melted in two 220-ton electric arc furnaces at the Canton, Ohio facility or one of two 180-ton electric arc furnaces at the Johnstown, Pennsylvania facility. After the scrap reaches a molten state, it is poured from the furnace into ladles and further processed in a ladle refining furnace, where alloys, carbon and other materials are added to create the desired chemical, metallurgical and physical properties. During the scrap melting and refining process, impurities are removed from the molten steel. In addition, as part of the refining process, the molten steel is further processed in a vacuum degasser, which removes oxygen, hydrogen and nitrogen to produce a clean, high-quality steel.

     At our Canton, Ohio facility, the molten steel is introduced to our CAST-ROLL(Trademark) process in which molten steel is poured into a four-strand continuous bloom caster, solidified in molds and cut into blooms and billets in a single continuous process. At the Johnstown, Pennsylvania facility, the molten steel is poured into a five-strand continuous caster to be solidified and cut into billets. These semi-finished blooms and billets, having been produced to a specified chemical composition, size and quality are then cooled and sent to our rolling mills for further processing into finished products.

     Unlike our electric furnace melt shops that rely on steel scrap, our Lorain, Ohio facility produces iron in a blast furnace from its basic raw materials, iron and carbon, and later converts the iron to steel in a basic oxygen furnace by adding scrap. The primary raw materials used in our blast furnace are (1) taconite pellets, which are a concentrated form of iron ore,
(2) coke, which is a product produced by baking specific types of coal at high temperature, and (3) limestone or other cleansing materials, which are necessary to remove impurities in the material. In addition, scrap material is often used in place of iron ore and pulverized coal is often used in place of coke. The taconite pellets and coke are purchased by us from USX Corporation pursuant to long-term supply agreements and the other materials are either produced at the facility or purchased from third parties.

     The Lorain facility has two blast furnaces but currently operates only one. Within the refractory brick-lined blast furnace chamber, the iron material consisting of taconite or other ores, the carbon material consisting of coke and pulverized coal and the flux material are heated to temperatures in excess of 2,500 degrees Fahrenheit. The high temperature causes a chemical reaction between the iron and carbon creating pig iron or hot metal. The cleansing or "flux" material combines with impurities to create a by-product called slag.

     The pig iron is then transferred in liquid form by special rail vehicles to the Lorain melt shop, which operates two 220-ton basic oxygen furnaces. Sulfur is removed from the hot metal and the hot metal is mixed with high quality scrap. This mixture is injected with oxygen that causes another chemical reaction that converts the pig iron or hot metal into molten steel, which is then poured into ladles. The ladles are transported to a ladle metallurgy facility where alloying agents and other refining materials may be added and blended into the steel. In addition, for some applications, the molten steel may be processed in a vacuum degasser to reduce oxygen, hydrogen and nitrogen.

     The molten steel is then poured into a five-strand continuous bloom caster through which the steel flows and cools. The cooled material solidifies and then is cut into blooms. The caster produces large diameter round blooms that are feedstock for hot-rolled large diameter seamless tube products or rectangular blooms that are transported to a mill that converts the blooms into billets to be used as feedstock for hot-rolled bar and rod, or into smaller diameter semi-finished rounds to be used as feedstock for hot-rolled smaller diameter seamless tube products.

     Hot-Rolling. At our hot-rolling mills, the blooms and billets are processed into hot-rolled products by changing the internal physical properties, size and shape of the steel. Blooms and billets are first reheated, then rolled through up to 22 mill stands, which form the blooms and billets into the desired dimensions and sizes for our hot-rolled SBQ steel products. The heated, finished hot-rolled products are coiled or are placed on a cooling bed and then cut into required lengths. The hot-rolled products are then stacked into coils or bundles and placed in warehouses from which they are shipped directly to the customer or to one of our cold-finishing mills for further processing.

     Cold-Finishing. To produce our cold-finished SBQ steel products, we improve the physical properties of hot-rolled products through value-added processes at our cold-finishing plants. Cold-finishing processes produce products with more precise size and straightness tolerances as well as a surface finish that provide customers with a more efficient means of producing a number of end products by often eliminating the first processing step in the customer's process. The four basic cold-finishing processes are the following:

PROCESS                                     DESCRIPTION
------------------------------------------  -----------------------------------------------------------
Cold Drawing..............................  Hot-rolled products that have been descaled by blasting the surface with hardened steel shot are (1) drawn or pulled
                                            through a tungsten carbide die, which compresses the
                                            surface, elongates the product and makes it smooth and
                                            shiny and (2) straightened.
Turning and Polishing.....................  Removing the surface of hot-rolled products with a revolving cutting tool, which is the turning process, then rotating the turned product through rollers that polish the surface and straighten the product.
Turning, Grinding and Polishing...........  The same processes as turning and polishing products, with the addition of a grinding process that yields very fine
                                            tolerances.
Drawing, Turning, Grinding and
  Polishing...............................  The same processes as turning, grinding and polishing products, with the addition of a drawing process to add
                                            physical strength.

     After the cold-finished products are cut to length, they are stacked in bundles and transported to warehouses from which they are shipped to customers.

OUR PROPERTIES

     The table below sets forth certain information regarding our melt shops, hot-rolling mills, cold-finishing facilities and offices. All of these properties are owned by us other than our corporate offices, which are leased.


                                                      APPROXIMATE     PRODUCTION                         NUMBER OF EMPLOYEES
                                                       SIZE IN        CAPACITY(A)                        (AS OF 12/31/98)(B)
                                                      THOUSANDS OF    (TONS IN        QS-9000        ---------------------------
                     LOCATION                         SQUARE FEET     THOUSANDS)    CERTIFICATION    HOURLY    SALARIED    TOTAL
---------------------------------------------------   ------------    ----------    -------------    ------    --------    -----
Melt Shops:
  Canton, Ohio.....................................         481          1,300           u             792         147       939

  Lorain, Ohio.....................................         688          1,300           u           1,189         132     1,321

  Johnstown, Pennsylvania..........................       1,917            770       Expected          204          26       230
                                                                                     by 12/99

Hot-Rolling and Processing Mills:
  Lorain, Ohio (two mills).........................       1,247          1,115           u             607          55       662

  Lackawanna, New York.............................       1,099            600           u             242          48       290

  Massillon, Ohio (Oberlin Road) ..................         667            480           u             382          43       425

  Canton, Ohio.....................................         743            380           u             510          63       573

  Chicago, Illinois................................       2,019            340           u             269          37       306

Cold-Finishing Facilities:
  Harvey, Illinois.................................         331            120           u             122          26       148

  Massillon, Ohio (Rose Avenue) ...................         553            120           u             223          29       252

  Gary, Indiana (Dunes Highway) ...................         266             90           u             109          12       121

  Batavia, Illinois................................          61         Closed(C)       N/A             19           4        23
                                                                        7/2/99

  Cartersville, Georgia............................          92             60       Expected           38           7        45
                                                                                     by 12/99

  Medina, Ohio.....................................         126         Closed(C)       N/A             56          10        66
                                                                        7/2/99

  Gary, Indiana (Seventh Avenue)...................         200             60           u              56           4        60

  Hamilton, Ontario, Canada........................         135             60           u              79          13        92

  Beaver Falls, Pennsylvania.......................         176             55           u              95          16       111

  Willimantic, Connecticut.........................          89             25           u              20           4        24

Corporate Offices..................................                                                     --         513       513
                                                                                                     ------     ------     -----
    Total Employees................................                                                  5,012       1,189     6,202
                                                                                                     ------     ------     -----
                                                                                                     ------     ------     -----


------------------
(A) Stated tons represent the production capacity of the individual facility only and do not represent our production capacity as a whole added together.

(B) All of our current hourly employees are represented by the United Steelworkers union except for those at our Cartersville, Georgia facility, which is non-unionized.

(C) Virtually all employees at these facilities were terminated effective July 2, 1999 following the closure of these sites on such date.

     Melt Shops. We operate three primary melt shop facilities in Canton, Ohio, Lorain, Ohio and Johnstown, Pennsylvania.


     o Canton, Ohio. Our melt shop facility in Canton, Ohio utilizes two casting processes: (1) continuous casting at our state-of-the-art CAST-ROLL(Trademark) facility, which has 750,000 tons of annual capacity, and (2) ingot casting, which has 500,000 tons of annual capacity. Our CAST-ROLL(Trademark) facility is one of the most modern and sophisticated melt shops in the world. The CAST-ROLL(Trademark) facility links five proven technologies with a high level of computer control into one continuous process. The CAST-ROLL(Trademark) facility includes a ladle metallurgical facility, a vacuum tank degasser and a four strand continuous bloom caster supplied with molten steel from two 220-ton electric arc furnaces. A portion of the cast steel from the bloom caster moves directly to an inline reheat furnace and then to a rolling mill which produces SBQ steel billets for our rolling mills. The CAST-ROLL(Trademark) facility is currently operating at its present rated capacity of 750,000 tons per year with approximately 98% of the product to be produced through the CAST-ROLL(Trademark) facility having been qualified by our customers. As part of the Consolidation Plan, we have shut down the ingot cast route and we expect to expand the CAST-ROLL(Trademark) facility's capacity to 925,000 tons per year and shift the production of the ingot cast route to the CAST-ROLL(Trademark) facility and to the melt shops in Lorain, Ohio and Johnstown, Pennsylvania.


     o Lorain, Ohio. The Lorain melt shop facility contains two blast furnaces with annual production capacities of 1.4 million and 1.1 million tons, respectively, and two basic oxygen furnaces with aggregate annual production capacity of 2.6 million tons. The 1.1 million ton blast furnace is currently idle. Raw steel, which is made in the blast furnaces and the basic oxygen furnaces, is cast into molds in our billet or bloom caster, which have annual production capacities of 1.2 and 1.1 million tons, respectively, and then either (1) sent directly to one of our bar mills or (2) rolled into billets at the Lorain facility's primary rolling mill and then shipped directly to customers as semi-finished product or to one of our rolling mills for further processing. The blast furnace that we will continue to operate after the Consolidation Plan was relined and modernized in 1992 at a capital cost of $107 million and the bloom caster was installed in 1995 at a cost of $70 million. As part of our Consolidation Plan, we expect to shut down (1) the smaller blast furnace and (2) the billet caster, relying on our Johnstown facility for cast billet production. All Lorain melt shop products will be processed through the bloom caster, which is currently operating at 50% of production capacity. We expect to invest approximately $5 million in the remaining blast furnace, which will extend the life of the furnace lining through 2005.

     o Johnstown, Pennsylvania. BarTech modernized the melt shop facility in Johnstown, Pennsylvania in 1996 to replace the existing ingot-based process with the continuous casting process. By virtue of the installation of a billet caster and related equipment, the Johnstown facility is now able to cast multiple furnace "heats" in sequence without interrupting the casting process. The caster was designed with equipment features to ensure compliance with the quality standards of the SBQ steel market. These features include (1) a technically advanced "tundish", which is the liquid steel reservoir above the molds with flow control devices to maximize cleanliness, (2) electromagnetic stirring coils in the caster molds and (3) a specialized water spray cooling system designed to optimize internal quality of the cast steel. The Johnstown facility has annual production capacity of 770,000 tons and is currently operating at approximately 75% of this capacity. As part of the Consolidation Plan, we plan to upgrade capacity to 980,000 tons per year by (1) more fully utilizing a recently restarted second 180-ton electric arc furnace, which will operate in sequence with the existing furnace,
       (2) adding a fourth production shift at the melt shop and (3) adding a sixth strand to the continuous billet caster. See "The Consolidation Plan."

     Hot-Rolling Mills. We currently operate the following six hot-rolling mills with nameplate capacities shown:

     o a 9"/10" mill in Lorain, Ohio with an annual capacity of 465,000 tons;

     o an 11" mill in Chicago, Illinois with an annual capacity of 340,000 tons;

     o a 12" mill in Canton, Ohio with an annual capacity of 380,000 tons;

     o a 12" mill in Lorain, Ohio with an annual capacity of 650,000 tons;

     o a 13" mill in Lackawanna, New York with an annual capacity of 600,000 tons; and

     o an 18" mill in Massillon, Ohio with an annual capacity of 480,000 tons.

As part of the Consolidation Plan, we plan to shut down our 11" mill in Chicago, our 12" mill in Canton and our 18" mill in Massillon and transfer their production to the 13" mill in Lackawanna, the 9"/10" and 12" mills in Lorain and a new large bar mill to be constructed by the end of 2002. We expect that the reallocation of our production to our remaining hot-rolling mills based on specific size ranges and selected capital expenditures will significantly increase the production from our remaining facilities. After we have completed the implementation of the Consolidation Plan, we expect to operate the following four hot-rolling mills at approximately the production level shown:

     o the small product-size 9"/10" mill in Lorain, Ohio with an annual production of 550,000 tons;

     o the intermediate product-size 12" mill in Lorain, Ohio with an annual production of 650,000 tons;

     o the intermediate product-size 13" mill in Lackawanna, New York with an annual production of 720,000 tons; and

     o the planned large product-size mill with an annual production of 650,000 tons.

See "The Consolidation Plan."

     Cold-Finishing Facilities. We currently operate eight distinct cold-finishing mills, having recently closed two of our ten cold-finishing facilities. In connection with the Consolidation Plan, we plan to downsize at least two other facilities. Upon completion of this rationalization program, we expect that the improved efficiency of our cold-finishing operations will enable us to maintain our current capacity and capabilities with significantly less equipment and manpower. We expect to reposition the best equipment from the closed facilities and the downsized facilities at our other operating locations while investing in new specialized finishing equipment. We also plan to construct a new central processing center to perform high value-added processing for the high end of the hot-rolled and cold-finished SBQ steel market. See "The Consolidation Plan."

     Corporate Offices. Republic, BarTech and USS/Kobe housed our corporate personnel at ten different locations. During 1999, seven offices will be consolidated into one corporate office in Akron, Ohio and a temporary information technology center at a second location. During 2000, we plan to consolidate the remaining offices into the Akron, Ohio location and the temporary information technology location. At a later date, we plan to merge these two offices into a single location.

RAW MATERIALS FOR STEEL PRODUCTION

     Scrap Metal. The major raw material for our electric arc furnace melt shops is ferrous scrap metal, which is generated principally from industrial, automotive, demolition and railroad sources. The long-term demand for scrap metal and the importance of scrap metal to the domestic steel industry is expected to increase as steelmakers continue to expand scrap metal-based electric furnace capacity, with additions to, or replacements of, existing integrated steel manufacturing facilities that use iron ore, coke and limestone as their principal raw materials. The high quality of our products requires the use of premium grades of scrap metal, the supply of which is more limited. Prices for scrap metal vary based on numerous factors including quality, availability, freight costs, speculation by scrap brokers and other conditions beyond our control. However, we generally have not had difficulty purchasing adequate scrap metal of the required quality. We believe that adequate supplies of scrap metal will continue to be available in sufficient quantities for the foreseeable future.

     From November 1997 through April 1998, BarTech purchased scrap through a single brokerage which obtained material for BarTech through a variety of scrap brokers, dealers and the brokerage firm's own supplies. Before such time and after such time until October 1998, BarTech purchased scrap in the open market through a number of brokers and dealers. Beginning in October 1998, BarTech began participating in an inventory purchasing arrangement with Republic, under which arrangement Republic purchases materials, including scrap, on behalf of both companies and bills BarTech for their respective share plus an administrative fee. Over the past several years, Republic has purchased scrap metal in the open market through a number of scrap brokers and dealers or by direct purchase. Republic purchased approximately 30% of its scrap metal from General Motors during fiscal year ended June 30, 1998. USS/Kobe historically has not purchased a significant amount of scrap in the open market due to the use of scrap generated by its own steel manufacturing processes and its use of iron produced in a blast furnace from its component raw materials of iron and carbon. In the future, we expect to purchase scrap in the open market through a number of brokers and dealers or by direct purchase.

     We seek to reduce our exposure to fluctuations in the price of scrap metal by charging where possible scrap metal surcharges based on the increase in the price of scrap metal above specified levels. For other customers, adjustments are made in selling prices if the price of scrap exceeds or drops below specified levels. These surcharges and price adjustments are determined on a monthly or quarterly basis.

     The following tables set forth our average cost of scrap metal per net ton:

                                                                                                    THREE MONTHS
                                                                                    FISCAL YEAR
                                                                                       ENDED           ENDED
                                                                                    DECEMBER 31,     MARCH 31,
                                                                                    ------------    ------------
                                                                                    1997    1998    1998    1999
                                                                                    ----    ----    ----    ----
          Average cost of purchased scrap
            metal per net ton....................................................   $137    $117    $133    $ 94

     Coke and Iron Ore Pellets. We have entered into long-term sourcing agreements with USX Corporation who will supply the iron ore pellets and coke that are the raw material inputs for the blast furnace/basic oxygen process route at our Lorain, Ohio facility. These requirements agreements guarantee a consistent supply of quality materials to us in the future at prices that will be favorable as compared to market prices due to the "most favored nations" pricing terms in the agreement, which guarantees us a price matching the lowest price offered by USX.

     Coal. The Lorain, Ohio blast furnace injects pulverized coal into the blast furnace to offset its use of higher priced metallurgical coke and reduce the material cost for hot metal production. This coal is pulverized and delivered to the Lorain facility under a long-term tolling agreement with Ohio Edison Power Company. The price over the life of the agreement is fixed.

     Alloys and Fluxes. Additionally, we purchase various materials such as nickel, chrome, molybdenum, vanadium, manganese, silicon, aluminum, titanium, sulphur, lead, lime and fluorspar for use as alloying agents and fluxing, or cleansing, materials. Since 1994, prices of many of these materials have fluctuated dramatically. Republic and USS/Kobe have used price surcharges for nickel, chrome, molybdenum and vanadium and other alloys in an attempt to protect their profit margins from the effects of fluctuating prices on these commodities. For Republic, alloys and fluxes as a percentage of cost of goods sold constituted 12.7% in fiscal year ended June 30, 1996, 10.1% in fiscal year ended June 30, 1997, 10.7% in fiscal year ended June 30, 1998 and 8.0% in the nine months ended March 31, 1999. For BarTech, alloys and fluxes as a percentage of cost of goods sold constituted 8.5% in the fiscal year ended January 2, 1999 and 10.6% in the three months ended March 31, 1999. For USS/Kobe, alloys and fluxes as a percentage of costs of goods sold constituted 10.0% in the fiscal year ended December 31, 1996, 7.9% in the fiscal year ended December 31, 1997, 8.1% in the fiscal year ended December 31, 1998 and 5.6% in the three months ended March 31, 1999.

     Semi-Finished Billets and Hot-Rolled Bars. In the past, we have purchased semi-finished billets from other steelmakers for use in production at our hot-rolling mills. We purchase from several suppliers and expect that grades of semi-finished billets that we choose not to produce will be available for purchase. During the twelve months ended March 31, 1999, our hot-rolling mills purchased approximately 64,000 tons of billet feedstock from outside suppliers. As part of the Consolidation Plan, we intend to produce internally substantially all of our billet requirements currently supplied by third parties.

     In addition, we have previously purchased a portion of our hot-rolled bar requirements for our cold-finishing operations from third-party suppliers. During the twelve months ended March 31, 1999, our cold-finishing operations purchased approximately 167,000 tons of hot-rolled bar feedstock from outside suppliers. As part of the Consolidation Plan, we intend to increase the amount of internally supplied hot-rolled bar requirements consumed by our cold-finishing operations from approximately 60% as of March 31, 1999 to over 88% by 2003.

ENERGY REQUIREMENTS FOR PRODUCTION

     Our manufacturing facilities consume large amounts of electricity and natural gas. We have not had difficulty in obtaining adequate sources of electricity and natural gas in the past and do not foresee any significant difficulties in the future.

     Our primary use of electricity is at our electric arc furnace melt shop facilities in Canton, Ohio, and Johnstown, Pennsylvania and at our blast furnace melt shop facility in Lorain, Ohio, which uses less electric power than the electric arc furnaces. On a combined basis, these facilities would have accounted for approximately 83.5% of our electricity consumption in the twelve months ended March 31, 1999. We currently have long-term electricity contracts in place at each of these facilities, with the Canton, Ohio agreement expiring in 2000, the Johnstown, Pennsylvania agreement expiring in 2002 and the Lorain, Ohio agreement running until 2004. The rest of our facilities purchase their electricity from local utilities under various contracts and terms. We believe that our electricity costs are competitive with other steel manufacturers.

     In connection with the consummation of the Transactions, we entered into an agreement with FirstEnergy Services Corp. under which we appointed FirstEnergy as our exclusive representative for the procurement of energy supply and services. As a result of this arrangement, we expect that it is likely that much of our energy purchasing requirements will eventually be filled by FirstEnergy.

     The principal use of natural gas in our operations is for the billet reheating operations at our Lorain, Ohio; Canton, Ohio; Lackawanna, New York; Chicago, Illinois and Massillon, Ohio hot-rolling mills and at the blast furnace and primary mill at our Lorain, Ohio melt shop facility. We have negotiated a contract expiring in April 2001 that provides natural gas to the Lackawanna facility priced at the NYMEX contract price with fixed delivery charges. We purchase natural gas for our hot-rolling mills in Canton, Chicago and Massillon on a 6 to 12 month future contract basis, priced at the NYMEX contract price. Although we have no long-term gas contract for our Lorain facility, we hedge approximately 50% of the 12 to 18 month future natural gas consumption at this facility with financial swaps based on NYMEX contract prices. In the future, we intend to purchase our natural gas on a facility-by-facility basis consistent with past practice. We believe that we purchase our natural gas at rates that are competitive in the current marketplace.

CUSTOMERS

     We primarily market our products to consumers of higher quality, critical application SBQ steel products. Customers in these targeted market segments require higher quality SBQ steel products for use in hot and cold metal-forming operations such as cold forge/extrusion, warm forge, hot forge and hot/cold heading processes, rather than traditional machining processes. Penetration of these targeted market segments is dependent upon various factors, including the ability to achieve precise chemistry and manufacturing tolerances. Additionally, producers must meet pre-qualification requirements to become approved suppliers for potential customers. For customers in the automobile manufacturing industry and their suppliers, the most important form of certification is the Quality System Requirement standard, or "QS-9000" certification, which is a quality system standard established by the Chrysler, Ford and General Motors Quality Requirement Task Force, which sets forth a standard set of quality requirements for components and materials suppliers to the automotive industry. Certification requirements vary in scope and generally take between three and twelve months for a supplier to achieve. Frequently, the qualification process requires a producer to supply one or more trial heats of SBQ steel products for customer evaluation, although some customers have longer pre-qualification requirements. Because of the high costs incurred by suppliers and customers and significant time that may be required to obtain qualifications, the qualification processes can create strong bonds and commitments between suppliers and customers.

     Most of our facilities have satisfied all major customer pre-qualification requirements, including QS-9000. We expect to achieve QS-9000 certification at our Johnstown, Pennsylvania and Cartersville, Georgia facilities by December 1999.

     The following table shows the percentage of our pro forma sales to major market segments for the twelve months ended March 31, 1999:

                                                                              HOT-ROLLED    COLD-FINISHED
                                                                              PRODUCTS      PRODUCTS
                                                                              ----------    -------------
Automotive industry........................................................        35%            22%
Machinery, industrial and tools industry...................................         8             19
Independent forgers........................................................        15             --
Service centers............................................................        13             47
Other......................................................................        29             12
                                                                                 ----            ---
                                                                                  100%           100%
                                                                                 ----            ---
                                                                                 ----            ---

     Our major customers include leading automobile and industrial equipment manufacturers such as DaimlerChrysler, Ford, Honda and Caterpillar, first tier suppliers to automobile and industrial equipment manufacturers such as American Axle & Manufacturing, Delphi Automotive Systems MascoTech, TRW, forgers such as Jernberg Industries, and service centers such as AM Castle, EM Jorgensen and Ryerson Tull. On a pro forma basis, direct sales of our products to our two largest customers, American Axle & Manufacturing and Delphi Automotive Systems, both of which were formerly units of General Motors, accounted for approximately 13% of our total net sales in the twelve months ended March 31, 1999. In total, our ten largest customers accounted for approximately 36% of our pro forma total net sales in the twelve months ended March 31, 1999. We have enjoyed relationships with each of our ten largest customers for at least ten years.

DISTRIBUTION

     We market our SBQ steel products through a staff of 29 professional sales representatives located in the major manufacturing centers of the Midwest, Great Lakes, and Southeast regions of the United States and Canada, as well as utilizing independent sales agents to cover some areas in states in the South and the West Coast of the United States.

     Our facilities are strategically located to serve the majority of consumers of SBQ steel products in the United States and Canada. We ship products between our mills and finished products to our customers by rail and truck. Customer needs and location dictate the type of transportation utilized by us for deliveries. The proximity of our rolling mills and cold-finishing plants to our customers allows us to provide competitive rail and truck freight rates and flexible deliveries in order to satisfy just-in-time and other customer manufacturing requirements. Our ability to meet the product delivery requirements of our customers in a timely and flexible fashion is expected to continue to be a key competitive advantage for us as more and more SBQ steel product consumers reduce their in-plant raw material inventory. We plan to optimize our freight costs by using our significantly greater scale of operations to negotiate more favorable transportation arrangements, continuing to combine orders in shipments whenever possible and utilizing "backhauling" of scrap and other raw materials.

STEEL INDUSTRY COMPETITION

     The domestic steel industry is highly competitive. We compete with other SBQ steel producers including the following:

     o integrated mills, which make steel by processing iron ore and other raw materials in a blast furnace;

     o mini-mills, which make steel by melting scrap metals in an electric arc furnace; and

     o merchant bar quality producers.

Our major competitors in the hot-rolled product market include CSC Ltd.; Ispat-Inland Steel Industries, Inc.; North Star Steel Company; MacSteel, which is an operating division of Quanex Corporation; and The Timken Company. We estimate that there are currently over 20 cold-finishers in the U.S. market, including the following major competitors: Corey Steel, Inc.; Niagara LaSalle Corporation; and Nucor Cold Finished.

     Recent entrants into the SBQ steel market compete directly with us in a major portion of our products. Qualitech Steel Corporation, which recently became the subject of bankruptcy proceedings, completed the $500 million construction of a SBQ steel making facility and an iron carbide production facility in 1998. Birmingham Steel Corporation completed a new continuous melt shop facility in 1997, which we believe will principally replace billets which it had been importing. Birmingham Steel Corporation also commenced operation of a new bar mill in 1996, which was in part a replacement of an older facility that has discontinued production of SBQ steel products. In addition, foreign competition can be significant in segments of the SBQ steel market, particularly in which certifications are not required, and during periods when the U.S. dollar is strong as compared with foreign currencies. This competition is exerting significant downward pressure on the price level of some of our products. See "Risk Factors--We face significant competition from other companies in the steel industry, many of which have lower cost structures than us."

     The principal areas of competition in our markets are product quality and range, delivery reliability, service and price. SBQ steel products are characterized by special chemistry and precise processing requirements. Maintaining high standards of product quality while keeping production costs competitive is essential to our ability to compete in our markets. We have the widest selection of product grades and sizes in our industry. The ability of a manufacturer to respond quickly to customer orders currently is, and is expected to remain, important as customers continue to reduce their in-plant raw material inventory.

BACKLOG OF STEEL ORDERS

     We calculate backlog as those orders received but not yet shipped. Our combined backlog as of March 31, 1999 was $278 million compared to $410 million as of March 31, 1998. At year end December 31, 1998, our combined backlog was $306 million. Our booked orders during the first quarter of calendar 1999 totaled 551,000 tons as compared to 393,000 tons during the fourth quarter of calendar 1998 and 596,000 tons during the first quarter of calendar 1998. Orders are generally filled within 3 to 14 weeks of the order depending on the product, customer needs and other production requirements. Customer orders are generally cancelable without penalty prior to finish size rolling and depend on the customers' changing production schedules. Accordingly, we do not believe that the amount of backlog orders is a reliable indication of future sales.

EMPLOYEES

     Once our new labor agreement is ratified by United Steelworkers union members at our Lorain facility, the vast majority of our production workers will be covered by our new collective bargaining agreement. Production employees at our recently closed Medina, Ohio facility were covered by a collective bargaining agreement with the International Association of Machinists and Aerospace Workers. Production employees at our Cartersville, Georgia facility are not represented by a union.

     The following table shows the number of our employees as of March 31, 1999:

USWA hourly employees................................................................   4,654
IAM hourly employees.................................................................      45
Other union hourly employee..........................................................      23
Non-union hourly employees...........................................................      50
                                                                                        -----
     Total hourly employees..........................................................   4,772
Salaried employees...................................................................   1,095
                                                                                        -----
     Total employees.................................................................   5,867
                                                                                        -----
                                                                                        -----

AGREEMENT WITH THE UNITED STEELWORKERS UNION

     In connection with the acquisition of Republic by RES Holding Corporation in September 1998, we entered into a new Master Collective Bargaining Agreement covering all of the former Republic and BarTech facilities with employees represented by the United Steelworkers union and replaced the existing collective bargaining agreements with the United Steelworkers union, other than selected plant-specific agreements. In connection with the Combination, the scope of the same Master Collective Bargaining Agreement was extended to cover the former USS/Kobe Lorain, Ohio facility.

     Workforce Flexibility and Job Placement Efficiencies. The new labor agreement provides for formalized workplace flexibility and consolidation of job classifications at our facilities. Under the new labor agreement, the United Steelworkers union has agreed to eliminate many practices, which have restricted workplace flexibility and led to inefficiencies. We and the United Steelworkers union have also agreed to reduce the number of job classifications at all covered facilities to five from over 34. This reduction will enable us to assign a greater number of responsibilities to individual employees.

     Management and Union Partnership. We and the United Steelworkers union have agreed under the new labor agreement that the United Steelworkers union will be granted "partnership" rights in the management of our company. This "partnership" will grant access to our decisionmaking processes through the formation of leadership and advisory committees containing members of our management and United Steelworkers union representatives. Additionally, the United Steelworkers union will have the right to appoint one director to the Board of Directors of RTI as agreed to by the United Steelworkers union and us.

     Workforce Reductions and Related Payments. The new labor agreement provides for voluntary early retirement buyouts and a voluntary severance plan applicable to all former Republic facilities with employees represented by the United Steelworkers union and the former USS/Kobe facilities, for the purpose of permanently reducing the net number of hourly employees represented by the United Steelworkers union at these facilities by over 1,700. In the event that the required headcount reductions are not achieved through the early retirement buyout program and a voluntary severance plan, we may layoff up to 300 employees.

     Wages. The new labor agreement provides for across the board base wage increases over the term of the agreement for former Republic hot-rolled and former Republic cold-finished employees of $2.25 per hour and $1.25 per hour respectively. The Republic wage classification schedule will be reduced to five new labor grades resulting in a rolling up of rates and a one-time average increase of approximately $0.46 per hour.

     In addition, a $0.95 per hour wage increase contained in the plant-specific agreements covering employees located at the former BarTech facilities in Lackawanna, New York and Johnstown, Pennsylvania will be implemented on March 1, 2001 and the BarTech base wage schedule will be harmonized with the then effective Republic base rate schedule. Concurrent with this base rate harmonization, a production based incentive plan will be implemented at the former BarTech facilities designed to yield up to $2.16 per hour, if all targets are met. The employees will be guaranteed their base wage rate prior to the harmonization plus $0.25 per hour. Effective November 1, 2002, the harmonization of BarTech's wages to the then effective Republic base wage rates will be implemented, resulting in a $1.25 per hour across the board base wage increase and the production based incentive plan will be amended to yield up to $2.80 per hour, if all targets are met.

     The new labor agreement provides for harmonization of base wage rates at the former USS/Kobe facilities with the base rates applicable to the former Republic hot-rolled facilities. We expect that this harmonization will result in base wage increases at the former USS/Kobe facilities of approximately $1.15 per hour over the life of the agreement. In addition, in connection with the reduction in wage classifications at the former USS/Kobe facilities to five new labor grades, there will be a one-time average increase in wage rates of approximately $0.38 per hour as well as a one-time average increase in wage rates of $0.25 to implement our operating mechanic strategy, which will enable our maintenance personnel to both operate and repair our mills.

     The new labor agreement provides for wage harmonization at the former Bliss & Laughlin Harvey, Illinois facility by adopting the newly established five labor grades for Republic's former cold-finished facilities. Concurrent with the implementation of the new labor grades, a production based incentive plan will be implemented to yield up to $2.29 per hour, if all targets are met, adjusted for straight-line harmonization over the term of the agreement.

     Pension Plan. The new labor agreement provides for improvements in the existing defined benefit pension plans covering employees at former Republic facilities, former USS/Kobe facilities and the former Bliss & Laughlin Harvey, Illinois facility, and the creation of a defined benefit plan obligation covering employees at former BarTech's facilities. The existing defined benefit pension plans may be consolidated into one defined benefit pension plan in the future, which will contain terms found in traditional steel industry defined benefit pension plans. For additional information regarding the anticipated pension costs associated with the new labor agreement.

     In light of the defined benefit plan improvements during the term of the new labor agreement, our contributions to the existing defined contribution plans covering employees at former Republic facilities, the former Bliss & Laughlin Harvey, Illinois facility and former BarTech facilities will be discontinued and the defined contribution plans may be merged into the defined benefit plan.

     Employee Stock Purchase Rights. Pursuant to the new labor agreement, the employees covered by the agreement are expected to be offered the opportunity to purchase up to $15.0 million worth of common stock of RTI no later than six months after consummation of the Transactions at a price per share equal to the effective price per share paid by the investors for new shares they acquire in the Transactions. The new labor agreements contemplate that any shares sold will be subject to customary restrictions on transfer and will have the benefit of customary "piggyback" registration rights.

     The pro forma financial information included in this offering memorandum does not give effect to any sale of common stock pursuant to the terms of the new labor agreement.

     Other Provisions. The new labor agreement also provides for management neutrality, employment security for covered employees and various capital expenditures with respect to our new and existing facilities consistent with our Consolidation Plan. The new labor agreement also contemplates one-time payments to various USS/Kobe covered employees expected to total approximately $3 million relating to signing bonuses and employee equity interest obligations.

ENVIRONMENTAL MATTERS

     The domestic steel industry is subject to a broad range of environmental laws and regulations, including those governing the following:

     o discharges into the air and water;

     o the handling and disposal of solid and hazardous wastes;

     o the remediation of soil and groundwater contamination by petroleum products or hazardous substances and wastes; and

     o the health and safety of our employees.

We continuously monitor our compliance with these environmental laws and regulations and believe that we currently are in substantial compliance with them. We anticipate that our expenditures for environmental control measures during the next twenty-four months will be approximately $5 million.


     As is the case with most steel producers, we could incur significant costs related to environmental issues in the future, in particular those arising from remediation costs for historical waste disposal practices at our facilities. We currently believe that these costs as they may relate to former Republic operations and properties are likely to be in the range of $8.9 million to $22.3 million over the lives of the Republic facilities although some third-party estimates are substantially higher. Republic's reserve to cover probable environmental liabilities, including the matters discussed below, was approximately $14.4 million as of March 31, 1999. We currently believe that we have no significant environmental compliance and remediation costs with respect to BarTech's operations and, accordingly, no reserves have been established. We are not aware of any significant environmental compliance and remediation costs with respect to USS/Kobe's operations for which the establishment of a reserve would be appropriate. To the extent we incur any such remediation costs, these costs will most likely be incurred over a number of years; however, future regulatory action regarding historical disposal practices at our facilities, as well as continued compliance with environmental requirements, may require us to incur significant costs that may have a material adverse effect on our future financial performance.

     The U.S. Environmental Protection Agency has identified a number of solid waste management units, or "SWMUs," at our Eighth Street facility in Canton, Ohio. On June 16, 1999, we entered into an Administrative Consent Order with the U.S. EPA to investigate these SWMUs and propose appropriate remedial measures. The "Berger Triangle," a seven acre parcel of land we own in Canton that is listed on the U.S. EPA's Comprehensive Environmental Response, Compensation and Liability Information System list of contaminated or potentially contaminated sites, is also included within the scope of the Administrative Consent Order. We anticipate that through the year 2004, we will spend approximately $1.8 million to investigate the SWMUs and the Berger Triangle. However, we are currently unable to predict precisely the amount or timing of the costs we may be required to incur to remediate these sites, but the cost could be material to our business, results of operations or financial condition.

     The electric arc furnace dust waste pile located at our Canton facility has been exempted from the scope of the Administrative Consent Order discussed above. However, on April 26, 1999, we entered into a Consent Decree with the Ohio Environmental Protection Agency providing for the closure in-place of that waste pile. We submitted a draft closure plan to the Ohio EPA on July 2, 1999. If we can obtain Ohio EPA approval of our closure plan prior to November 1, 1999, we anticipate initiating closure construction in the Spring of the year 2000. We anticipate that the construction, which would involve the placement of a 54 inch thick liner on top of the existing pile, would involve expenditures of approximately $1 million. We estimate that the cost of 30 years of post-closure monitoring and maintenance of the closed waste pile would be an additional $1 million.

     Notices of historical waste disposal activities at one of our two Massillon, Ohio facilities and the two Canton facilities were filed by LTV Steel and its predecessors with the U.S. EPA, under Section 103(c) of the federal Comprehensive Environmental Response, Compensation and Liability

Act. In 1985, the Ohio EPA recommended the Massillon plant as a medium priority for further state investigation. The Ohio EPA recommended the Harrison Avenue facility in Canton as a medium priority for further state investigation and a low priority for further federal investigation. No further investigation of historical waste disposal activities has been performed at these facilities since 1986 by any environmental authority. We could be required, in the future, to incur significant costs to investigate such historical waste disposal activities and remediate any contamination found to exist at these facilities. We are currently unable to predict precisely the amount or timing of such costs.

     Through contractual agreements with Bethlehem Steel Corporation, we have sought to reduce the impact of costs arising from or related to actual or potential environmental conditions at BarTech's facilities caused or created by Bethlehem or BarTech's predecessors in title and attributable to the period in which the Bethlehem BRW Division or BarTech's predecessors operated such facilities. Pursuant to such arrangements, Bethlehem has agreed to indemnify BarTech for such costs by limiting BarTech's potential exposure to any such damages incurred (1) through December 1996, to 50% of the first $2 million in damages, or $1 million, and (2) thereafter, to 50% of the first $10 million of damages in the aggregate, or $5 million in total exposure. Although several investigations of past or present environmental conditions at BarTech's facilities have been conducted by or on behalf of Bethlehem and regulatory agencies, the reports and results of which have been made available to BarTech, an in-depth, environmental review of BarTech's facilities to determine the potential scope, if any, of required remediation at such facilities has not been conducted by or on the behalf of BarTech. There can be no assurance that Bethlehem will meet its obligations under the indemnification arrangements or that there will not be future contamination for which we might be fully liable and that may require us to incur significant costs that could have a material adverse effect on our business, results of operations or financial condition.

     Bethlehem is conducting remedial activities on a small portion of our Lackawanna, New York facility historically used for mill scale storage, which was identified as requiring corrective action by the U.S. EPA pursuant to an Administrative Order on Consent issued to Bethlehem in 1990. Bethlehem is currently awaiting approval of the Remedial Work Plan for the former mill scale storage area submitted to the U.S. EPA in September 1994. Bethlehem is ultimately liable for compliance with the Administrative Order on Consent and, while no assurances can be given, we believe that Bethlehem is likely to fulfill these obligations.

     Some of the steel processing operations presently conducted by Bliss & Laughlin Steel Company commenced over 100 years ago by predecessors of Bliss & Laughlin and included properties which over the years were sold by Bliss & Laughlin's predecessors. Given the nature and geographic diversity of its current and its predecessors' former operations, it is possible that claims would be asserted against Bliss & Laughlin in the future based upon the current property ownership of Bliss & Laughlin and by operations of BarTech's predecessors. Bliss & Laughlin has received an indemnification from the former owner and operator of such properties for various environmental claims or liabilities relating to activities at Bliss & Laughlin's Harvey and Batavia, Illinois and Medina, Ohio properties prior to October 23, 1984, when Bliss & Laughlin succeeded to ownership of such properties, and for various environmental claims or liabilities relating to properties that were sold by Bliss & Laughlin's predecessors. There can be no assurance that such former owner and operator will meet its obligation under the indemnification agreements or that there will not be future contamination for which we might be fully liable and that may require us to incur significant costs that could have a material adverse effect on our business, results of operations or financial condition.

     Canadian Drawn Steel Company, Inc., is also subject to Canadian federal, provincial, regional and municipal environmental laws and regulations. We believe that we are currently in substantial compliance with applicable environmental laws and regulations and do not anticipate any material capital expenditures for environmental control facilities in the future. However, there can be no assurance that we will not be required to incur significant costs that could have a material adverse effect on our business, results of operations or financial condition.

     Republic Technologies, as successor to Republic, is a potentially responsible party regarding one federal Superfund site at which it has disposed of waste. Bliss & Laughlin Industries, BarTech's cold-finishing subsidiary, is also a potentially responsible party regarding its disposal of waste at two federal Superfund sites and at a third site that is being remediated under authority of Ohio state law. USS/Kobe is a potentially responsible party regarding one site being addressed by the U.S. EPA. While no assurances can be given, we do not believe that the liabilities relating to these sites will have a material adverse effect on our business, results of operations or financial condition.


     Our Lorain, Ohio facility has been in continuous operation by USS/Kobe, USX Corporation and its predecessors for over 100 years. Although we are not aware of any material environmental issues at this facility other than those described in this offering memorandum, we believe the long operational history of this facility poses a significantly greater probability of some form of environmental contamination than at our newer facilities. Contamination at this facility could be material to our business, results of operations or financial condition.

     In connection with the formation of USS/Kobe Steel Company in 1989 by USX Corporation and Kobe Steel, Ltd., USS/Kobe Steel Company obtained a limited indemnity from USX concerning identified matters arising out of the past operation of the melt, bar and tubular facilities at Lorain, Ohio by USX and its predecessors. We will be the beneficiary of a portion of this indemnity in the future. The 1989 agreement relating to the formation of USS/Kobe Steel Company divided environmental responsibility into several different categories. The first category includes specific areas and projects for which USX retained complete responsibility. USX retained all responsibility relating to a hazardous waste landfill referred to as the D-2 Landfill, and for all disposal of waste materials prior to June 30, 1989 at locations other than the Lorain property. The second category includes matters that were split between USS/Kobe Steel Company and USX.

     Two cost sharing baskets and one cost sharing percentage were agreed to by USX and USS/Kobe Steel Company as well. One of the cost sharing baskets provides that USS/Kobe Steel Company will be responsible for the first $10 million of costs and USX will be responsible for costs above that amount incurred relating to the areas formerly occupied by a coke plant and related facilities, a sintering plant, and a galvanizing plant. USX and USS/Kobe Steel Company subsequently agreed that USS/Kobe Steel Company could treat $3 million of its expenses in demolishing the coke batteries as expenditures against this $10 million basket. The second cost sharing basket provides that USS/Kobe Steel Company will be responsible for the first $9 million of costs related to 13 identified SWMUs that are generally classified as disposal sites. The percentage cost sharing agreement provides that in the event of any groundwater remediation, USS/Kobe Steel Company will pay 65% of the cost and USX will pay 35% of the cost. In each case, USX's obligation to indemnify is limited to cleanup actions specifically required by government agencies.

     Except for these specific indemnities and for specific projects that USX agreed to complete, USS/Kobe Steel Company assumed responsibility for all environmental conditions at the Lorain facility, including regarding additional SWMUs at the facility that were not included within the scope of the environmental cost sharing provisions of the 1989 agreement contributing the Lorain facilities to USS/Kobe Steel Company. Although environmental regulators have not required action regarding the SWMUs at the Lorain facility, we could incur significant investigation and remediation costs in the future. However, we are currently unable to predict precisely the amount or timing of the costs we may be required to incur to investigate and remediate the SWMUs or other potential areas of contamination.


     Pursuant to the Master Restructuring Agreement, which sets forth indemnification and cost sharing arrangements regarding environmental liability at the Lorain, Ohio facilities, the new 50/50 tubular steel joint venture between USX and Kobe Steel, Ltd. will be responsible for environmental liabilities relating to its operations and to the portions of the real property at the Lorain site that it owns. As a general matter, we will be responsible for environmental liabilities relating to our operations and to the portions of the real property at the Lorain site that we own. There can be no assurance that the tubular joint venture will meet its obligations under the indemnification and cost sharing arrangements in the Master Restructuring Agreement or that there will not be future identification of contamination at the facilities in Lorain, Ohio for which we might be fully liable and that may require us to incur significant costs that could have a material adverse effect on our business, results of operations and financial condition.

     USS/Kobe Steel Company and the U.S. EPA are parties to an April, 1992 consent decree and an April 1999 amendment to this consent decree concerning the blast furnaces at our Lorain facility. Pursuant to the original consent decree, USS/Kobe Steel Company paid a $500,000 penalty. The amended consent decree settled additional past violations by payment of a $440,000 penalty, required the installation of new continuous emission monitors, included a revised emission limit for carbon monoxide and established interim emissions limits that will apply until a permit modification establishing final emission limits is complete pursuant to the amended consent decree.

     USS/Kobe Steel Company was the subject of a "multimedia" audit by the U.S. EPA beginning in 1997, which included an air, water and hazardous waste compliance review. The final report and citations have not been issued, but a number of citations and notices of violation have been issued as a result of the audit. USS/Kobe Steel Company has already addressed many of the issues pointed out by U.S. EPA. USS/Kobe Steel Company and the U.S. EPA have entered into a tolling agreement concerning issuance of the final audit. On July 20, 1999, USS/Kobe Steel Company had an initial meeting with the U.S. EPA regarding the multimedia audit. At that time, the U.S. EPA proposed penalties related to alleged violations of environmental laws addressing water, air and hazardous waste issues and indicated that it would pursue the negotiation of a consent decree with USS/Kobe Steel Company relating to the findings of the multimedia audit. It is possible that such a consent decree, if finalized, will require penalties, further testing and mandatory and voluntary enviromental projects. At this time, we are unable to predict the final outcome of the audit and the ongoing investigation, but it could result in litigation or material penalities or other costs. Although the multimedia audit is not generally the subject of an environmental indemnity, we believe that that penalties resulting from the multimedia audit, to the extent relating to the steel tube facilities at the Lorain facility, would be under the Master Restructuring Agreement the responsibility of the new tubular steel joint venture between USX and Kobe. To the extent that any penalties relate to discharges of waste water from the D-2 Landfill, we believe those penalties would be indemnified against by USX.

     In August 1998, the U.S. EPA issued a notice of violation concerning emissions from the Lorain, Ohio blast furnace casthouse and gas flare stack that allegedly exceeded opacity limits. The U.S. EPA has stated that it will pursue these matters as part of the multimedia enforcement action discussed above.

     In July and November of 1998, the U.S. EPA issued Findings of Violation and Order for Compliance alleging that USS/Kobe Steel Company violated its National Pollutant Discharge Elimination System permit by exceeding permit limits and allowing unauthorized discharges. We believe that there have been a small number of permit limit exceedences since January 1996 and that these events are isolated incidents. The U.S. EPA has indicated an intention to pursue these matters as part of the multimedia enforcement action discussed above.

     In September 1998, the Ohio EPA issued a notice of violation regarding an oil discharge from a storm sewer. USS/Kobe Steel Company remediated this discharge and in April 1999 submitted to the agency a study that was required by the notice of violation. No response has been received from the Ohio EPA concerning this matter.

     In December 1992, the Ohio EPA issued a notice of potential violation alleging that the storage of blast furnace flue dust constitutes unlawful disposal. USS/Kobe Steel Company contests this characterization and in 1995 submitted to Ohio EPA a revised waste management plan addressing this and other issues. USS/Kobe Steel Company has not received a response from the agency.

     The pipe mill lagoon, a component of the wastewater treatment system at our Lorain, Ohio facility, is used by both our operations and the operations of the new tubular steel joint venture between USX and Kobe. Although we may be responsible for historical environmental liabilities at the pipe mill lagoon, on an on-going basis the new tubular steel joint venture and we will share the cost of the continued operation of the pipe mill lagoon on a basis proportionate to the amount of our respective discharges to that lagoon. We are under no current obligation to upgrade or replace the pipe mill lagoon, and we do not anticipate that we will do so within the next three years. However, we do anticipate that a project to upgrade or replace the pipe mill lagoon will occur after this period and the expense could be material to our business, results of operation or financial condition. The new tubular steel joint venture has agreed that if it elects to continue to use the upgraded or replaced pipe mill lagoon, it will bear a portion of the capital expense proportionate to the amount of its discharge to the shared facility.


     Various federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos containing materials, or "ACMs." Such laws and regulations may impose liability for the release of ACMs and may provide for third parties to seek recovery from owners or operators of facilities at which ACMs were or are located for personal injury associated with exposure to ACMs. We are aware of the presence of ACMs at our facilities, but we believe that such materials are in acceptable condition at this time. While no assurances can be given, we believe that any future costs related to remediation of ACMs at these sites will not be material, either on an individual basis or in the aggregate.

     See "Risk Factors--Our operations are subject to environmental laws and regulations that in the event of enviromental contamination at our facilities may generate significant liability."

LEGAL PROCEEDINGS

     We are involved in various legal proceedings, including environmental proceedings with governmental authorities, personal injury and product liability litigation and claims by present and former employees under federal and counterpart state anti-discrimination and other laws relating to employment and pursuant to collective bargaining agreements. Except those environmental proceedings described above under "--Environmental Matters," we do not believe that any proceedings, either individually or in the aggregate, will have a material adverse effect on the our business, results of operations or financial condition.

INTELLECTUAL PROPERTY

     We have the patents, trademarks, trade names and licenses necessary for the operation of our business as now conducted. We do not consider our patents, trademarks, trade names and licenses to be material to our business.

                             THE CONSOLIDATION PLAN


     All statements other than statements of historical facts included in this section are forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements will prove to have been correct, we can give no assurance that our expectations will prove to have been correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the filing date of the Current Report On Form 8-K containing this information.

     The Combination combined three businesses with a broad base of both complementary and overlapping operations. The Consolidation Plan intends to create a more efficient, higher quality network of production facilities operated by a smaller and more flexible workforce. The Consolidation Plan contemplates total capital investment of approximately $322 million to expand capacity, maximize operating efficiency and increase value-added product processing. The principal components of the Consolidation Plan include
(1) rationalizing our production facilities and headcount, (2) enhancing the productivity of the remaining facilities through facility specialization and targeted capital investment, (3) eliminating redundant overhead costs and
(4) in-sourcing more feedstock currently purchased from third parties.


     o Plant Rationalization. We plan to have shut down 13 higher cost, less efficient facilities by the end of 2003, including 12 facilities by the end of 2000. The production of these facilities will be reallocated to the remaining lower-cost facilities and a new production facility we plan to finish constructing in 2002. We also intend to construct a new quality verification line inspection and shipping center and a heat treatment center. These actions are designed to significantly reduce our fixed operating costs, principally through (1) the targeted reduction of 1,942 production employees represented by the United Steelworkers union from 5,012 at December 31, 1998 to 3,070 by the end of 2003 and (2) the targeted reduction of 228 non-union salaried plant personnel from 676 at December 31, 1998 to 448 by the end of 2003.

     o Enhance Productivity at Remaining Facilities. Through the use of targeted capital investment, improved product flows and facility specialization, we believe that we can realize substantial variable cost savings at our remaining facilities. Much of this variable cost improvement arises from closing outmoded shops with poor tolerances and high yield losses and shifting production to higher quality modernized operations with minimal yield losses. Also, the elimination of obsolete steelmaking equipment with higher production consumable rates will result in lower expense. Finally, targeted capital expenditures for projects like the new Lorain processing center will allow us to insource production steps and recapture variable margin.

     o Elimination of Redundant Overhead Costs. By combining the overhead functions of the three companies, we plan to reduce our selling, general and administrative and plant overhead headcount by over 231 positions from 513 at December 31, 1998 to 282 through the elimination of redundant positions.

     o In-sourcing Feedstock for Cold-Finishing and Bar Billets for
       Hot-Rolling. Republic and BarTech both have captive cold-finishing divisions which have sourced approximately 60% of their hot-rolled bar requirements from internal sources. Remaining requirements were directed to outside vendors at considerable cost, approximately $105 million in 1998. Under the Consolidation Plan, we expect that RTI will be able to self-supply approximately 90% of our cold-finishing rough stock requirements. This Combination benefit arises from the breadth of our product offerings across 3 melt sources and an extensive range of product sizes and shapes. We believe this in-sourcing will create additional margin as we will capture the margin between our external purchase price and internal production costs.

     We believe that these actions will lower our labor and non-labor fixed production costs per ton, reduce our variable conversion costs per ton, improve our productivity and asset utilization and streamline our marketing and administrative functions.

PLANT RATIONALIZATION

     We intend to shut down our least efficient production facilities, enabling us to reduce significantly our production headcount and fixed costs and to reallocate production to the remaining, more efficient plants. These actions are designed to allow us to increase production levels with fewer facilities at lower conversion and variable costs per ton. The plant rationalization includes the following components:

     Melt Shop Consolidation. Our melt shop facilities have benefitted from over $410 million in aggregate capital investments since 1994. As a result of these investments, the efficiency and production costs of these facilities have improved significantly. We intend to achieve further reductions in our melt shop operating costs, the highest cost component of SBQ steel production, and improve product quality, by shifting production from old, high cost facilities to, and expanding the production capacity of, our more productive, efficient plants.

     o Canton Melt Shop Rationalization. We phased-out the high-cost, low productivity ingot route at our Canton, Ohio melt shop shortly after the completion of the Combination and plan to shift the steel production of this unit to our other facilities. The ingot route process was costly and inefficient because it involved an additional step to roll the ingots into blooms before being rolled into billets for bar production. We plan to transfer production formerly handled through the ingot route to our state-of-the-art CAST-ROLL(Trademark) facility in Canton and to our melting and casting facilities in Johnstown, Pennsylvania and Lorain, Ohio. In order to accommodate the increased production at the CAST-ROLL(Trademark) facility, we intend to increase its capacity from 750,000 tons of blooms per year to 925,000 tons of blooms per year by the end of 2003. We expect to achieve this capacity expansion by improving process efficiency and throughput through the consolidation of three production furnaces into a single, more efficient furnace and increasing bloom caster speeds through the installation of tundish temperature maintenance equipment.

     o Johnstown Facility Capacity Expansion. In order to shift a portion of the production from the ingot route at Canton, we plan to increase melting and casting facilities capacity at our Johnstown facility from 770,000 tons per year to 980,000 tons per year by the end of 2003. The expansion will be achieved by (1) more fully utilizing a recently restarted second 180-ton electric arc furnace, (2) adding a sixth strand to the continuous billet caster and an additional ladle station and
       (3) utilizing a fourth production shift at the melt shop beginning in the fourth quarter of 1999. We also expect to address logistical issues to reduce internal transportation costs.

     o Lorain Blast Furnace and Caster Shutdown. As part of the integration of the Lorain, Ohio facility during the fourth quarter of 1999, we intend to shut down the smaller of the two blast furnaces and the billet caster at this facility. These shutdowns will enable us to utilize fully the remaining furnace and bloom caster and continue to supply all of the material requirements for both (1) our hot-rolling operations and
       (2) pursuant to a long-term supply agreement, the seamless tube operations of the 50/50 tubular steel products joint venture between USX Corporation and Kobe Steel, Ltd. at Lorain and a portion of the requirements of the USX facility in Fairfield, Alabama under specified circumstances.

     Hot-Rolling Mill Consolidation. A number of our hot-rolling mills have benefitted from significant capital expenditures over the last several years designed to increase capacity, lower conversion costs and improve product quality and consistency. In total, we have invested over $90 million in our Lackawanna, New York mill and the two Lorain rolling mills since 1994. In connection with the Combination, we expect to shut down our least efficient mills and replace this production with greater output from our remaining mills. We intend to allocate production at our remaining mills based on specific size and grade ranges, with each mill producing fewer sizes but with RTI offering more products than any of Republic, BarTech and USS/Kobe separately. These actions will enable us to reduce downtime due to product size changeovers by approximately 70% and increase run lengths, with average tons per product size increasing from approximately 200 in 1998 to approximately 1,160 by the end of 2003. As a result, we believe that we will be able to increase production by approximately 450,000 tons. By 2002, we intend to have shut down the Chicago, Illinois 11" and the

Canton 12" and the hot-rolling mills. We expect to finish construction of a new large bar mill in 2002 and to close the Massillon, Ohio 18" hot-rolling mill once the new large bar mill becomes operational. Once the hot-rolling mill consolidation is completed, our hot-rolling and finishing operations will be comprised of four highly-efficient mills with a combined annual production capacity of approximately 2.6 million tons per year, compared to the current network of six mills producing approximately 2.1 million tons per year. The remaining mills will include:

     o The existing 9"/10" small bar/rod mill at Lorain, which produces rod and bar in sizes from 0.218" to 0.812";

     o The existing 12" intermediate bar mill at Lorain, which produces bar in sizes from 0.812" to 2.0";

     o The existing 13" intermediate bar mill at Lackawanna producing bar in sizes from 0.750" to 3.0"; and

     o A new large bar mill in Ohio that will produce bar in sizes from 2.5" to 7.0".

     The hot-rolling mill consolidation process will consist of the following steps:

     o Transfer of Production to Lackawanna and Lorain. In the second quarter of 2000, we plan to close the 12" mill in Canton, constructed in the 1920s, and to redistribute the 333,000 tons of annual production from this mill to the Lackawanna 13" mill and the Lorain 12" mill. We expect production volumes at Lackawanna and Lorain to increase from approximately 466,000 tons and approximately 390,000 tons in 1998 to 720,000 and 650,000, respectively, in 2003. In connection with the increase in production at the Lackawanna 13" mill, we will install new quality verification line equipment and new furnace controls, as well as complete continuing process controls improvements. We plan to upgrade the Lorain 12" bar mill to world class automotive-quality standards to improve productivity. These enhancements will include the installation of a walking-beam reheat furnace, new descaling equipment and new electrics.

     o Transfer of Production to Lorain 9"/10" Mill. In the fourth quarter of 1999, we plan to close the Chicago 11" mill, constructed in the 1950s, and to shift the approximately 200,000 tons of production of this facility to the state-of-the-art Lorain small-size mill, which produced at only 66% of its projected 550,000 ton annual capacity during 1998.

     o Construction of the Large-Size Bar Mill. In 2002, we plan to complete construction of a new large-size bar mill with annual rolling capacity of 650,000 tons per year. This new mill will replace the Massillon 18" mill constructed in the 1920's, which had a production volume of approximately 365,000 in 1998. The new bar mill will also manufacture large size products previously run at the Lackawanna mill and the primary mill at Lorain. Our management team has significant experience in constructing and starting new rolling operations, including (1) the restart of the Lackawanna intermediate-size bar rolling mill for BarTech in 1996,
       (2) the construction and start-up of a billet re-rolling mill for Republic in Canton, Ohio in 1995, (3) the construction and start-up of a new hot-rolling mill in 1996 and the major rebuild and restart of a hot-rod rolling mill in 1989 for American Steel & Wire and (4) the redesign and start up of an intermediate-size hot-rolling mill for CSC Industries in 1991.

     Cold-Finishing and Processing Facilities Consolidation. We currently operate eight separate cold-finishing facilities, having completed the shutdown of the Medina and Batavia facilities early in July 1999. We plan to close one additional cold-finishing facility and to implement a modernization program that will expand our finishing capabilities at our remaining facilities and further improve our operating efficiency. We expect to reposition the best equipment from the closed facilities at other operating locations while investing in new specialized finishing equipment. We also plan to construct a new central processing center by the end of 2003 to perform high value-added processing for the high end of the hot-rolled and cold-finished SBQ steel market.

     The chart below displays the combined facilities and process flow that we expect will result from our Consolidation Plan; the shaded boxes are facilities that we have closed or intend to close pursuant to the Consolidation Plan.

                                USS/KOBE                                BARTECH                     REPUBLIC


                                                                                       No. 4(A)                      No. 4(C)
                No. 3 Blast Furnace    No. 4 Blast Furnace[+]                          Electric                      Electric
                          |______________________|                                    Arc Furnace                   Arc Furnace[+]
                                   |                                                       |                             |
                                   |                                     Electric          |                             |
                                   |_____________ Pig Iron             Arc Furnace         |         No. 4(B)            |
                                   |                                         |             |         Electric            |
                                  BOP                                        |             |        Arc Furnace[+]       |
                                  Shop                                       |             |             |               |
                                   |                                         |             |_____________|_______________|
                           ________|__________                               |                  |                    |
                           |                 |                         Billet Caster       CAST-ROLL(tm)       Teeming Shop[+]
                     No. 1 Billet        No. 2 Bloom                         |                  |                    |
                        Caster[+]          Caster                            |                  |                    |
                           |                 |                               |                  |                    |
                           |                 |                               |                  |              Blooming Mill[+]
       Supply to Seamless  |              6 Stand                            |                  |                    |
       Tubular Facilities  |            Billet Mill                          |                  |                    |
               |           |                 |                               |                  |                    |
               |           |                 |                               |                  |                    |
               |           |                 |             4 Stand           |                  |                    |
               |           |                 |____________  Billet           |                  |                    |
               |           |                 |               Mill[+]         |                  |                    |
               |___________|_________________|_________________|             |                  |                    |
                                                               |             |                  |                    |
                                                          Large Rounds       |                  |                    |
    ___________________________________________________________|_____________|__________________|____________________|______
    |                 |               |                |                 |                |                |                |

 External           9"/10"           12"              13"               12"              18"              11"              New
Customers         Bar Mill        Bar Mill          Bar Mill          Bar Mill         Bar Mill         Bar Mill          Large
                  (Lorain)        (Lorain)        (Lackawanna)        (Canton)[+]     (Massillon)[+]    (Chicago)[+]     Bar Mill
                     |________________|_________________|________________|_________________|________________|________________|
                             |                                  |                                                  |
                     External Customers               Internal Cold-Finished                               Further Processed
               _________________________________________________|___________________________                       |
               |             |              |             |               |                 |                      |
               |           Harvey        Medina[+]     Batavia[+]     Hamilton        Cartersville         External Customers
               |
               |
               |_________ Massillon_______Gary__________Gary________Beaver Falls______Willimantic
                                                                                                       [+]Facilities to be Closed

                                                                                                            Facilities to Remain

________
* We intend to close one cold-finishing facility in addition to the cold-finishing facilities at Medina and Batavia, which were closed early in July 1999.

      The chart below displays the combined facilities and process flow following completion of the Consideration Plan:


                                           REPUBLIC TECHNOLOGIES INTERNATIONAL, LLC

                     ________________________________________|________________________________________
                     |                                       |                                       |
                  Lorain                            Johnstown Electric                   Canton No. 4(A) Electric
          No. 3 Blast Furnace                          Arc Furnace                             Arc Furnace
                    |                                        |                                       |
                   BOP                                 Billet Caster                             CAST-ROLL(TM)
                  Shop                                       |                                       |
                    |                                        |                                       |
          No. 2 Bloom Caster                                 |                                       |
                    |                                        |                                       |
         6 Stand Billet Mill                                 |                                       |
                    |                                        |                                       |
                    |                                        |                                       |
          __________|________________________________________|______________________________________ |
          |         |             |                          |                        |
  9"/10" Bar Mill           12" Bar Mill               13" Bar Mill               New Large
     (Lorain)                 (Lorain)                 (Lackawanna)                Bar Mill
        |                        |                           |                        |
        _______________________________________________________________________________
        |                                       |
     External                            Internal Cold
    Customers                                Finish
                                                |
        _____________________________________________________________________________________________________
        |                                                                                                   |
        |________Harvey _____________________Hamilton_____________ Cartersville_________________________ Willimantic
        |                                                                                                    |
        |____  Massillon___________________   Gary ___________________Gary ______________________________ Beaver Falls

_______________
*We intend to close one of the cold-finishing facilities included in this chart as part of the Consolidation Plan.

           PROJECTIONS FOR REPUBLIC TECHNOLOGIES INTERNATIONAL, LLC
                             AND ITS SUBSIDIARIES

     All statements other than statements of historical facts included in this section regarding our future financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations are forward-looking statements. The projections necessarily are based upon numerous estimates and assumptions, including principally that we will successfully implement the Consolidation Plan on a timely basis and achieve the improvements in production costs, operating efficiencies and selling, general and administrative expenses described herein. These estimates and assumptions are inherently subject to significant business, economic and competitive uncertainties, contingencies and risks, many of which are beyond our control. We include assumptions with respect to future business decisions and conditions that are likely to change. Actual results will vary from the projections and these variations may be material. There can be no assurance that any of the benefits from the Consolidation Plan or other benefits referred to below will be realized or, if realized, that such benefits will not be offset by other changes in actual results from projected results. See "Risk Factors--We may not be able to achieve the operating synergies and cost savings that we expect from the Combination" and "--Our future operational and financial performance may vary materially from the projections." Financial projections are necessarily speculative in nature. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the filing date of the Current Report on Form 8-K containing this information.

GENERAL

     We do not as a matter of course publicly disclose projected financial information. These projections are qualified by and subject to the assumptions set forth below and the other information contained herein. The projections were not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission, the American Institute of Certified Public Accountants or any other regulatory or professional agency or body, generally accepted accounting principles or consistency with the audited financial statements of Republic, BarTech or USS/Kobe. In addition, none of the auditors for Republic, BarTech or USS/Kobe has compiled or examined the projections and, accordingly, do not express any opinion or any other form of assurance with respect to, assumes no responsibility for, and disclaims any association with, the projections. No person other than us assumes any responsibility for the projections. The projections should be read together with the information contained under the headings "Risk Factors," "Unaudited Pro Forma Combined Financial Information for Republic Technologies International, LLC and its Subsidiaries," "The Combined Business" and "The Consolidation Plan."

     We do not intend to update or otherwise revise the projections, including any revisions to reflect circumstances existing after the filing date of the Current Report on Form 8-K including this information or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not prove to be valid. Furthermore, we do not intend to update or revise the projections to reflect changes in general economic or industry conditions. The assumptions described below are those that we believe are most significant to the projections; however, not all of the assumptions used in preparing the projections have been set forth below or elsewhere herein. If we are substantially delayed or unsuccessful in implementing the Consolidation Plan, actual results will vary significantly from the projected financial information and our business, results of operations and financial condition will be adversely affected.

     THE PROJECTIONS ARE BASED UPON A NUMBER OF ASSUMPTIONS AND ESTIMATES THAT, WHILE PRESENTED WITH NUMERICAL SPECIFICITY AND CONSIDERED REASONABLE BY US WHEN TAKEN AS A WHOLE, ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND OUR CONTROL. IN ADDITION, THE PROJECTIONS ARE BASED UPON SPECIFIC ASSUMPTIONS WITH RESPECT TO FUTURE BUSINESS CONDITIONS, SOME OR ALL OF WHICH WILL CHANGE. PROJECTIONS ARE

NECESSARILY SPECULATIVE IN NATURE AND IT CAN BE EXPECTED THAT THE ASSUMPTIONS UPON WHICH THE PROJECTIONS ARE BASED WILL NOT PROVE TO BE VALID OR WILL VARY FROM ACTUAL RESULTS. ACTUAL RESULTS WILL VARY FROM THE PROJECTIONS AND THE VARIATIONS MAY BE MATERIAL. CONSEQUENTLY, THE INCLUSION OF THESE PROJECTIONS IN THE CURRENT REPORT ON FORM 8-K SHOULD NOT BE REGARDED AS A REPRESENTATION BY US OR ANY OTHER PERSON OF RESULTS THAT WILL ACTUALLY BE ACHIEVED. YOU ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE PROJECTIONS.

METHODOLOGY

     Product prices in the SBQ steel industry are significantly influenced by the price of raw materials because raw materials represent the principal cost of production of hot-rolled products. For this reason, we have derived prices for hot-rolled products based on a projected cash margin over raw materials ("margin over materials") principally the cost of ferrous scrap per ton.

     We have based our projected labor costs on a detailed, facility-by-facility analysis of manning requirements, taking into account the terms of our new labor agreement with the United Steelworkers union. We have projected our other production costs, including variable costs and non-labor fixed costs, based on historical trends as adjusted for the anticipated effects of the Consolidation Plan.

     We have provided 1998 and estimated 1999 results on a basis consistent with our projections, as well as provided the necessary adjustments to these results to reconcile them to our unaudited pro forma combined financial information presented elsewhere herein. The principal adjustment is to the cost of sales to eliminate timing differences between capitalized raw material costs and our actual current period costs. The 1999 results combine the three predecessor businesses' actual results for the three months ended March 31, 1999, their estimated results for the three months ended June 30, 1999 and our projections for the remaining six months of calendar 1999 without giving pro forma effect in the prior periods for improvements that we expect to achieve in the remaining six months of 1999. However, these projections have not been prepared in accordance with generally accepted accounting principles and reported results may differ accordingly.

ASSUMPTIONS

     We have assumed that no changes occur in the U.S. macroeconomic environment and in the market conditions of our principal end-use industries during the projection period. Regarding market conditions in the SBQ steel products industry, we have assumed that the recovery in shipments that began during the first quarter of 1999 will continue, with shipments returning to levels consistent with market conditions in the first half of 1998. We have assumed that, based on industry trends, long-term growth is sustainable through the projection period. Similarly we have assumed that the recovery in SBQ steel demand will sustain a gradual improvement in margin over materials from 1999 to 2003 to a level consistent with long-term historical trends. In general, our projected shipment volume growth is lower, taken as a whole, than has been the case since 1993.

     The projections assume that we successfully implement the Consolidation Plan in a timely manner, achieving all of the improvements in production costs, operating efficiencies, selling, general and administrative costs, and increases in production volumes that we discuss below.

     An important assumption underlying the implementation of the Consolidation Plan is the scheduled completion and start-up of (1) the capacity expansions,
(2) capital driven, efficiency and quality improvement projects and (3) a new large bar mill. We have assumed that the construction and start-up of the new large bar mill will be completed in a 15 month period. We believe that we will be able to achieve this schedule, which is shorter than the typical construction and ramp-up period of 18 to 24 months, for the following reasons: (1) our extensive experience in mill start ups, (2) the fact that this project begins only in 2001, which gives us time to complete several initial steps in the Consolidation Plan before undertaking this large project, and (3) our plan to engage a leading engineering firm to complete the construction.

                       FINANCIAL IMPACT OF CONSOLIDATION PLAN

BRIDGE OF 1998 PRO FORMA EBITDA TO PROJECTED EBITDA

     We believe that the Combination and the timely implementation of the Consolidation Plan will significantly improve our financial and operating performance. We have projected that we achieve improvements in five principal areas: (1) labor cost and other fixed cost eliminations from the planned closure of 13 facilities, (2) variable and fixed manufacturing unit cost improvements at remaining and new facilities, (3) corporate overhead savings, (4) in-sourcing materials previously purchased externally and (5) volume, spread and other net changes.

     The following is a summary bridge of our 1998 pro forma EBITDA to projected EBITDA for 1999 through 2003:

                                                                                   PROJECTED
                                                                      ------------------------------------
                                                                      1999    2000    2001    2002    2003
                                                                      ----    ----    ----    ----    ----
                                                                                 (IN MILLIONS)
1998 pro forma EBITDA(1)...........................................   $82     $ 82    $ 82    $ 82    $ 82
Change from 1998 due to:
  Fixed cost savings from 13 shutdown facilities...................    23       92     104     112     133
  Incremental fixed costs at remaining/new facilities..............   (17)     (15)     (9)     (1)     (6)
  Selling, general & administrative/other cost savings.............    15       24      29      31      31
  Variable cost improvement........................................    22       37      53      60      74
  Insourcing cold-finishing feedstock and bar billets..............    19       31      32      33      33
                                                                      ----    ----    ----    ----    ----
     Total cost savings............................................    62      169     209     235     265
                                                                      ----    ----    ----    ----    ----
Margin over materials..............................................   (36)     (43)    (32)    (23)     (9)
Volume/other variables(2)..........................................   (21)     (18)      2      27      65
                                                                      ----    ----    ----    ----    ----
     Total change..................................................     5      108     179     239     321
                                                                      ----    ----    ----    ----    ----
Projected EBITDA...................................................   $87     $190    $261    $321    $403
                                                                      ----    ----    ----    ----    ----
                                                                      ----    ----    ----    ----    ----

------------------

(1) 1998 pro forma EBITDA differs from EBITDA, as defined, of $87.0 million, as set forth in note (h) in the notes to "Unaudited Pro Forma Combined Statements of Operations," as the above amount excludes certain non-recurring income required to be included in the pro forma income from operations.

(2) Includes selling price, adjustments, cold-finished bar conversion revenues, pig iron margin, and other revenue effects not captured above.

SUMMARY HEADCOUNT REDUCTION PLAN

     A net headcount reduction of 2,401 is the major component of the cost reductions projected to arise from our Consolidation Plan. Reductions are projected to be realized in a number of different categories which are discussed in the following analysis in more detail. The following table summarizes the net movement expected in headcount by (1) area of Consolidation Plan, (2) operation, and (3) category of hourly and salaried.

                                                                                            SUMMARY HEADCOUNT
                                                                                              REDUCTION PLAN
                                                                                         ------------------------
                                                                                         1998     2003     CHANGE
                                                                                         -----    -----    ------
CONSOLIDATION PLAN
--------------------------------------------------------------------------------------
13 shutdown plants....................................................................   1,721       --    (1,721)
De-manned, continuing operations......................................................   3,256    2,566      (690)
New/expanded facilities...............................................................     712      953       241
Selling, general and administrative...................................................     513      282      (231)
                                                                                         -----    -----    ------
     Total............................................................................   6,202    3,801    (2,401)
                                                                                         -----    -----    ------
                                                                                         -----    -----    ------

                                                                                         1998     2003     CHANGE
                                                                                         -----    -----    ------

BY OPERATIONS
--------------------------------------------------------------------------------------
Melting facilities....................................................................   2,490    1,711      (779)
Hot-rolling facilities................................................................   2,257    1,113    (1,144)
Cold-finished facilities..............................................................     942      695      (247)
                                                                                         -----    -----    ------
Subtotal--production operations.......................................................   5,689    3,519    (2,170)
Selling, general and administrative...................................................     513      282      (231)
                                                                                         -----    -----    ------
     Total............................................................................   6,202    3,801    (2,401)
                                                                                         -----    -----    ------
                                                                                         -----    -----    ------
                                                                                         1998     2003     CHANGE
                                                                                         -----    -----    ------

HOURLY VERSUS SALARIED
--------------------------------------------------------------------------------------
Hourly................................................................................   5,012    3,070    (1,942)
Salaried--Plant.......................................................................     677      449      (228)
Salaried--Selling, general and administrative.........................................     513      282      (231)
                                                                                         -----    -----    ------
     Total............................................................................   6,202    3,801    (2,401)
                                                                                         -----    -----    ------
                                                                                         -----    -----    ------

     FIXED COST SAVINGS FROM 13 SHUTDOWN FACILITIES. We intend to shut down 13 production facilities and thereby eliminate (1) approximately 1,522 hourly production and repair and maintenance positions, (2) approximately 199 non-union salaried plant positions, and (3) other fixed plant costs such as baseload utilities and fuel expense, non-labor repair and maintenance, and real estate taxes. We believe that we will generate $133 million in annual cost savings by 2003 as a result of this fixed cost reduction at the shutdown facilities, representing approximately 50% of the total cost savings contemplated in the Consolidation Plan. Of the $133 million, $101 million is due to headcount reduction, $10 million reflects baseload utility savings and $22 million is due to non-labor repair and maintenance expense and real estate taxes. The following summarizes our targeted headcount reduction at the 13 shutdown facilities:

                                                                              HOURLY & SALARIED
                                                                       13 SHUTDOWN FACILITIES PERSONNEL
                                                              --------------------------------------------------
                                                              1998
                                                              BASE     1999     2000     2001     2002     2003
                                                              -----    -----    -----    -----    -----    -----
Total headcount............................................   1,721    1,150      357      355       --       --
Cumulative headcount reduction.............................      --      571    1,364    1,366    1,721    1,721

     The following summarizes the fixed plant labor savings we believe that we can achieve at the 13 shutdown facilities.

                                                            PLANT CLOSURE LABOR COSTS--13 SHUTDOWN FACILITIES
                                                           ----------------------------------------------------
                                                            1998
                                                            BASE     1999     2000     2001     2002      2003
                                                           ------    -----    -----    -----    -----    ------
                                                                              (IN MILLIONS)
Total labor costs.......................................   $  101    $  84    $  33    $  24    $  17    $   --
Cumulative annual savings...............................       --       17       68       77       84       101

     In connection with the shutdown of selected facilities, we plan to eliminate $32 million of non-labor related fixed costs representing approximately 12% of the total cost reductions contemplated by the Consolidation Plan. These savings are comprised of two principal categories: non-labor related repairs and maintenance expense and baseload utilities and fuel. Repair and maintenance expense includes basic materials required for on-going facilities upkeep. Baseload utilities and fuel represent the minimum demand charge to provide the facilities' power requirements.

     The following summarizes the non-labor plant fixed costs we plan to eliminate by 2003 at the 13 shutdown facilities:

                                                                       OTHER PLANT CLOSURE FIXED COSTS
                                                              --------------------------------------------------
                                                              1998
                                                              BASE     1999     2000     2001     2002     2003
                                                              -----    -----    -----    -----    -----    -----
                                                                                (IN MILLIONS)
Total non-labor fixed expense..............................   $  32    $  26    $   8    $   5    $   4    $  --
Cumulative annual savings..................................      --        6       24       27       28       32

     INCREMENTAL FIXED COSTS AT REMAINING/NEW FACILITIES. We intend to reduce manning at over-staffed facilities such as the Lorain complex, heat treat, and cold-finishing facilities. Selective capital investment and a flexible new labor agreement provide an opportunity to optimize manning at certain continuing facilities. The implementation of the new agreement with the United Steelworkers union is expected to permit us to reduce union-represented headcount at our ongoing facilities by 632 positions which, combined with a salaried headcount reduction of 58, yields total savings of $43 million by 2003.

     Also, we expect to incur additional fixed costs at certain expanding or new facilities including the Johnstown complex, CAST-ROLL(Trademark) facility, Lackawanna 13" mill and the new large bar mill. The increased labor flexibility provided by the new labor agreement will enable us to meet our incremental manning requirements in a cost-effective manner. We project incremental fixed costs to equal $49 million by 2003, yielding a net fixed cost increase of $6 million in 2003.

                                                                        INCREMENTAL FIXED COSTS AT CONTINUING
                                                                                     FACILITIES
                                                                     -------------------------------------------
                                                                      1999      2000     2001     2002     2003
                                                                     ------    ------    -----    -----    -----
                                                                                   (IN MILLIONS)
  Reduced manning.................................................   $   (2)   $   10    $  23    $  36    $  43
  Fixed costs increases...........................................      (15)      (25)     (32)     (37)     (49)
                                                                     ------    ------    -----    -----    -----
       Total net fixed savings (costs)............................   $  (17)   $  (15)   $  (9)   $  (1)   $  (6)
                                                                     ------    ------    -----    -----    -----
                                                                     ------    ------    -----    -----    -----

     SELLING, GENERAL AND ADMINISTRATIVE/OTHER COST SAVINGS. The overhead consolidation entails merging three stand-alone selling, general and administrative areas as well as integrating management information systems. Through this consolidation we intend to reduce our selling, general and administrative headcount by 231 from 513 in 1998 to 282 in 2003. Of the $32 million, $18 million is attributable to labor cost reductions and $14 million relates to non-labor fixed cost savings. These savings are achieved at both the corporate and plant level where we consolidate duplicative functions in areas such as finance, business planning, sales and marketing and production planning and quality control. We believe these actions should reduce our annual selling, general and administrative expenditures from $94 million in 1998 to $62 million in 2003. Selling, general and administrative cost reductions represent 12% of the total cost improvements contemplated in the Consolidation Plan.

                                                                           SELLING, GENERAL & ADMINISTRATIVE/OTHER
                                                                                           SAVINGS
                                                                         --------------------------------------------
                                                                         1998    1999    2000    2001    2002    2003
                                                                         ----    ----    ----    ----    ----    ----
                                                                                         (HEADCOUNT)
Total selling, general and administrative headcount...................   513     368     343     310     293      282
Yearly reductions.....................................................    --     145      25      33      17       11
Cumulative reductions.................................................    --     145     170     203     220      231

                                                                                        (IN MILLIONS)
Total selling, general and administrative expense.....................   $94     $77     $70     $65     $62     $ 62
Cumulative selling, general and administrative expense reductions.....    --      17      24      29      32       32
Other expense.........................................................    11      13      12      12      12       12
Cumulative selling, general and administrative/other expense
  reduction...........................................................    --     $15     $24     $29     $31     $ 31

     As a result of our Consolidation Plan, we project that our selling, general and administrative expenses will decline from 6% of sales in 1998 to 4% of sales in 2003, which compares to a public steel company composite average for 1998 of 4%.

     VARIABLE COST IMPROVEMENT. We intend to shut down our least efficient facilities and reallocate production to our more efficient, lower cost mills and to a new state-of-the-art large bar mill which we intend to finish constructing in 2002. The increasing use of the modernized facilities is expected to result in more efficient use of consumables, less rejects and reduced repair expenses, which is expected to reduce our variable conversion costs. We believe that we will achieve lower variable costs at the remaining facilities due to higher production yields and lower per unit fuel, utility and consumables costs achieved through longer run lengths per product size and fewer product changeovers. For example, the average yield at the Canton ingot route is 68% and, on the margin, tonnage will be absorbed by additional production at Johnstown, which has an 89% yield. The projections assume a 2.8% increase in yields in the melt shops and 1.3% in the hot-rolling mills producing approximately $29 million of savings. The reduction in consumables and supplies reflects improvements principally at the melt shops where cumulative annual savings of $26 million are projected. The savings projected to be realized principally result from the shutdown of the Canton ingot route which has significantly higher consumables and supplies unit consumption rates than our more modern facilities.

     In addition, we believe that targeted capital expenditures will enable us to eliminate outsourcing costs, gain additional value-added margin and improve yields and operating efficiency at certain facilities. The installation of a new $25 million thermal treating, processing, and quality verification line center in 2000 will eliminate the need for outside processing at our Lorain hot-rolling mill, contributing $14 million in variable cost savings. We project that new equipment at our 13" mill in

Lackawanna and our cold-finishing facilities, which we project will cost $62 million, will reduce yield loss and variable unit costs. The following summarizes our targeted variable cost reductions:

                                                                                           VARIABLE COSTS
                                                                                ------------------------------------
                                                                                1999    2000    2001    2002    2003
                                                                                ----    ----    ----    ----    ----
                                                                                           (IN MILLIONS)
  Lackawanna yield gain......................................................   $ 4     $ 5     $ 6     $ 6     $  7
  Melt shop/caster yield gain................................................    (2)      3      10      10       15
  Cold-finished/other yield gain.............................................     4       5       6       5        7
                                                                                ----    ----    ----    ----    ----
       Subtotal, yield gain..................................................     6      13      22      21       29
                                                                                ----    ----    ----    ----    ----
  Lorain processing center...................................................    --       1       1      10       14
  Melt shop consumables and supplies.........................................    11      17      24      24       26
  New bar mill/cold-finished/other savings...................................     5       6       6       5        5
                                                                                ----    ----    ----    ----    ----
       Subtotal, other efficiencies..........................................    16      24      31      39       45
                                                                                ----    ----    ----    ----    ----
          Total variable costs savings.......................................   $22     $37     $53     $60     $ 74
                                                                                ----    ----    ----    ----    ----
                                                                                ----    ----    ----    ----    ----

     IN-SOURCING COLD-FINISHING FEEDSTOCK AND BAR BILLETS. We project that the Combination will result in a company with a significantly broader product range than the individual predecessor companies and enable us to decrease our purchases from external suppliers of both hot-rolled bar for our cold-finishing facilities and semi-finished billet for our hot-rolled bar mills. Prior to the Combination, Republic and BarTech lacked the product breadth and depth to fully supply the hot-rolled bar size requirements of their captive cold-finished divisions. As a result of the Combination, we have the product range to supply nearly 90% of our needs, enabling us to recapture the margin currently being paid to outside suppliers. During calendar 1998, our cold-finishing facilities purchased 214,000 tons of hot-rolled bar, or 35% of total cold-finished inputs, from external suppliers. By 2003, we project that we will purchase only 81,000, or 15% of total inputs, from external suppliers, resulting in annual cost savings of approximately $26 million. In addition, during 1998, our hot-rolling mills purchased 34,000 tons of semi-finished billet from external suppliers. As a result of melt shop capacity increases arising from the Combination, we do not anticipate purchasing semi-finished billet from external suppliers, which we believe will result in approximately $7 million of annual cost savings. Combined, annual cost savings from internally sourcing billets and bars previously purchased from third parties represent 12% of the total cost savings contemplated by the Consolidation Plan.

                                                                                 SAVINGS FROM INSOURCING
                                                                           ------------------------------------
                                                                           1999    2000    2001    2002    2003
                                                                           ----    ----    ----    ----    ----
Total hot-rolled bar in-sourced (tons in thousands).....................     67     123     126     134     133
Total semi-finished billets in-sourced (tons in thousands)..............     27      34      34      34      34
Savings from in-sourcing semi-finished billets ($/ton)..................    210     204     204     204     204
Savings from in-sourcing hot-rolled bar ($/ton).........................    204     195     195     195     195
Savings from in-sourcing hot-rolled bar ($ millions)....................   $ 13    $ 24    $ 25    $ 26    $ 26
Savings from in-sourcing semi-finished billets ($ millions).............      6       7       7       7       7
                                                                           ----    ----    ----    ----    ----
          Total savings from in-sourcing................................   $ 19    $ 31    $ 32    $ 33    $ 33
                                                                           ----    ----    ----    ----    ----
                                                                           ----    ----    ----    ----    ----

     MARGIN OVER MATERIALS. We project a decline in margin over materials from 1998 levels resulting in a negative impact, particularly in 1999 and 2000. By 2003, we project spreads to approximate 1998 levels and thus only a modest $9 million margin shortfall is projected through 2003.

                                                                                    MARGIN OVER MATERIALS
                                                                           ----------------------------------------
                                                                           1999     2000     2001     2002     2003
                                                                           -----    -----    -----    -----    ----
                                                                                        (IN MILLIONS)
Cumulative change in hot-rolled bar margin..............................   $ (32)   $ (26)   $ (18)   $ (14)   $ (4)
Cumulative change in trade semi-finished margin.........................       9       (4)      (9)      (8)     (9)
Cumulative change in cold-finished margin...............................     (13)     (13)      (6)      (2)      4
                                                                           -----    -----    -----    -----    ----
     Cumulative change in aggregate margin over materials...............   $ (36)   $ (43)   $ (33)   $ (24)   $ (9)
                                                                           -----    -----    -----    -----    ----
                                                                           -----    -----    -----    -----    ----

     VOLUME/OTHER VARIABLES. Increases in volume partially offset by declines in other revenues, such as cold-finished bar conversion, sales of blast furnace pig iron and other production by-products account for a cumulative increase in projected EBITDA of approximately $65 million by 2003. The largest component of this incremental EBITDA is the increase in trade hot-rolled product shipments. Out of these savings, approximately $60 million are attributable to increases in hot-rolled bar volume largely arising from the planned completion of the high capacity, new large bar mill in 2002.

                                                                                     VOLUME/OTHER VARIABLES
                                                                             --------------------------------------
                                                                             1999     2000     2001    2002    2003
                                                                             -----    -----    ----    ----    ----
                                                                                         (IN MILLIONS)
Cumulative change in volume/other.........................................   $ (21)   $ (18)    $2     $27     $ 65

                        PROJECTED FINANCIAL INFORMATION

                                                                                                        5 YEAR
                                                                                                        COMPOUND
                                                            YEAR ENDED DECEMBER 31,                     ANNUAL
                                          -----------------------------------------------------------   GROWTH
                                          1998 PRO FORMA    1999     2000     2001     2002     2003     RATE
                                          --------------   ------   ------   ------   ------   ------   --------
                                                             (IN MILLIONS, TONS IN THOUSANDS)
SHIPMENT VOLUMES:
Hot-rolled bars and rods.................      1,776        1,796    1,790    1,792    1,869    2,025      2.7%
Seamless rounds and semi-finished bars...        680          439      459      475      525      575     (3.3)%
Semi-finished SBQ billet and bloom.......         --           14       --      139       45       --      0.0%
Cold-finished bars.......................        486          515      530      530      535      540      2.1%
                                              ------       ------   ------   ------   ------   ------     ----
  Total trade shipments..................      2,942        2,764    2,779    2,936    2,974    3,140      1.3%
                                              ------       ------   ------   ------   ------   ------
                                              ------       ------   ------   ------   ------   ------
STATEMENT OF OPERATIONS DATA:
Net sales................................     $1,568       $1,414   $1,422   $1,488   $1,530   $1,628      0.8%
Material costs...........................        514          398      381      401      404      429
Variable conversion costs................        382          362      360      361      363      372
Fixed plant costs........................        486          480      409      391      375      359
Other(1).................................          3           10       12       10        5        4
Adjustments(2)...........................         29           10       --       --       --       --
                                              ------       ------   ------   ------   ------   ------
  Total cost of goods sold...............      1,414        1,260    1,162    1,163    1,147    1,164
Gross profit.............................        154          154      260      325      383      464
Selling, general and administrative
  expenses...............................         94           77       70       65       62       62
Depreciation and amortization............         70           71       55       58       63       66
OPEB.....................................         22           14       16       16       16       16
                                              ------       ------   ------   ------   ------   ------
Operating income (loss), per
  Projections............................        (32)          (8)     119      186      242      320
                                              ------       ------   ------   ------   ------   ------
Interest expense, net....................         92           87       87       82       78       72
Other (income) loss, net.................         (3)          --       --       --       --       --
                                              ------       ------   ------   ------   ------   ------
Net income (before workforce reduction
  charges)...............................       (121)         (95)      32      104      164      248
Workforce reduction charges(3)...........        (19)         (17)     (13)      --       --       --
                                              ------       ------   ------   ------   ------   ------
Net income...............................     $ (140)      $ (112)  $   19   $  104   $  164   $  248
                                              ------       ------   ------   ------   ------   ------
                                              ------       ------   ------   ------   ------   ------
BALANCE SHEET DATA:
Cash and cash equivalents................                  $    2   $    2   $    2   $    2   $   43
Total debt less government assisted
  debt...................................                     657      638      570      497      425
Total debt...............................                     767      746      667      622      548
OTHER DATA:
Pro forma EBITDA(4)......................     $   82       $   87   $  190   $  261   $  321   $  403

------------------
(1) Includes real estate use taxes and other non-plant expenses.

(2) Reflects timing differences between book value of inventories and market value at time of sale and other non-operational accounting adjustments.

(3) Reflects non-cash pension curtailment charges in connection with workforce reduction program.

(4) 1998 Pro Forma EBITDA excludes certain non-recurring income which is included in EBITDA, as defined. Projected EBITDA equals operating income
    (loss) plus OPEB, depreciation and amortization, and adjustments.

                              PROJECTIONS ANALYSIS

SHIPMENTS

     The following table represents our projections of shipments to third parties:

                                                                                                      5 YEAR
                                                                                                      COMPOUND
                                                                     SHIPMENTS                        ANNUAL
                                                 --------------------------------------------------   GROWTH
                                                 1998     1999     2000     2001     2002     2003     RATE
                                                 -----    -----    -----    -----    -----    -----   --------
                                                               (IN THOUSANDS OF TONS)
Hot-rolled bar and rod........................   1,776    1,796    1,790    1,792    1,869    2,025      2.7%
Seamless rounds and semi-finished bar.........     680      439      459      475      525      575     (3.3)%
Semi-finished billet and bloom................      --       14       --      139       45       --      0.0%
Cold-finished bar.............................     486      515      530      530      535      540      2.1%
                                                 -----    -----    -----    -----    -----    -----
  Total trade shipments.......................   2,942    2,764    2,779    2,936    2,974    3,140      1.3%
                                                 -----    -----    -----    -----    -----    -----
                                                 -----    -----    -----    -----    -----    -----

     Hot-Rolled Bar and Rod. We project that from 1998 to 2003 our total shipments of hot-rolled SBQ steel bar and rod will increase by 249,000 tons, representing a compound annual growth rate of 2.7%, as compared to historical annual domestic shipment growth rates of 3-5%, as a result of growth in large bar and small bar and rod shipments. We believe that we have sufficient production capacity to accommodate increased shipments, despite plant closures, due to increased productivity at our remaining mills resulting from (1) reduced mill downtime and lower yield loss due to fewer size changeovers, as each mill will produce a specific range of product sizes, (2) increased capacity utilization, and (3) expanded production capacity through selected capital expenditures. We project large bar sales volume growth to result from both underlying industry growth and our belief that we will be able to capture incremental market share from the less competitive participants in this market. We believe that the small bar and rod market represents a growth opportunity for us because a significant portion of the high-quality segment of this market is currently served by foreign capacity at a high cost. We have already had late stage discussions with three large fastener manufacturers who have expressed interest in replacing a portion of their current domestic supply, as well as their high-cost foreign supply, with a high-quality domestic producer. We believe that we can increase our shipment volumes of small products by approximately 160,000 during the projected period.

     Seamless Rounds and Semi-Finished Bar. As described earlier, we entered into a long-term agreement with the tubular joint venture between USX Corporation and Kobe Steel, Ltd. to supply seamless rounds and semi-finished bars to the tubular joint venture and, in specified circumstances, to USX's Fairfield, Alabama operations. Over the last five years, our Lorain facility has supplied on average approximately 776,000 tons per year to these operations. Seamless tubes are used in oil and gas exploration and production and historically have tracked activity in this sector. The significant downturn in oil prices during the second half of 1998 and the first quarter of 1999 and the subsequent curtailment of drilling activity adversely impacted seamless tube shipments. We believe that short-term seamless tube demand will recover from depressed levels in 1999 and stabilize at shipment levels slightly below 1998 levels. Additionally, we anticipate selling a small quantity of semi-finished products to existing trade customers, approximately 40,000 tons per year, consistent with historical volume levels.

     Semi-Finished Billet and Bloom. Historically, we have operated our melt shop production at levels exceeding our internal hot-rolling production and have sold the surplus billets and blooms as semi-finished products to other hot-rolled bar manufacturers and to other large diameter bar manufacturers. Consistent with this experience, we have projected, in future years in which our melt shop production exceeds our hot-rolling mill production, that we will sell semi-finished products to third parties, including competitors.

     Cold-Finished Bar. We plan to continue to grow our cold-finishing business from the 1998 level of 486,000 tons to 540,000 tons, an increase of 2.1% per year during the projection period. Our projected volume growth is driven principally by increases in our market share and underlying industry demand growth. We believe that our ability to supply substantially all of our internal hot-rolled product requirements for cold-finishing will allow us to improve our cost position, which in turn will enable us to compete more aggressively. The expected market growth is based on our expectations of automotive and industrial equipment manufacturers' requirements for increased SBQ steel product quality and performance.

PRODUCT SELLING PRICES AND ASSUMED MARGINS

     The following table represents the projected selling prices and margins over cash material costs:

                                                                            YEAR ENDED DECEMBER 31,
                                                                  --------------------------------------------
                                                                  1998    1999    2000    2001    2002    2003
                                                                  ----    ----    ----    ----    ----    ----
                                                                    (WEIGHTED AVERAGE SELLING PRICE PER TON)
PRODUCT PRICES:
  Hot-rolled bar and rod.......................................   $529    $488    $496    $500    $503    $508
  Seamless rounds and semi-finished bar........................    358     362     332     327     330     333
  Semi-finished SBQ billet and bloom...........................     --     341      --     340     435      --
  Cold-finished bar............................................    769     721     720     732     742     752


                                                                       (WEIGHTED AVERAGE MARGIN PER TON)
PRODUCT MARGIN OVER MATERIALS:
  Hot-rolled bar and rod(1)....................................   $387    $365    $367    $372    $375    $380
  Seamless rounds and semi-finished bar(2).....................    224     246     216     209     209     209
  Semi-finished SBQ billet and bloom...........................     --     222      --     219     319      --
  Cold-finished bar(3).........................................    601     575     565     577     587     597

------------------

(1) The margin for hot-rolled bar shown represents a weighted average of the costs of production for the electric arc and basic oxygen process routes that we employ. In addition, the margin over materials includes other items including cold-finished tolling revenues, pig iron sales, and various selling price adjustments to reflect claims and allowances. These adjustments total less than $10 million during any one year.

(2) Includes margin earned on shipments of semi-finished bar to existing trade customers

(3) Material costs for cold-finished bar equal gross scrap costs plus $23 per ton of freight costs incurred to transport hot-rolled bar or rod from the hot-rolling mills to the cold-finishing mills.

     Hot-Rolled Bar and Rod. We have projected a flat average margin over materials for SBQ steel products at the long-term historical average for the industry during the projection period. We believe that SBQ steel product industry margin over materials have fluctuated around an average of $379 per ton during the past 10 years. From recent lows, we have projected that our average hot-rolled product margin over materials will recover over the projection period to the historical average. The principal cause of the recovery is improvement in our product mix. For example, we anticipate reorienting shipments of our billet-based product from lower value-added products to automotive applications, which have historically commanded higher selling prices.

     Seamless Rounds and Semi-Finished Bar. The terms of the long-term supply agreement with the tubular joint venture establishes prices at our cash cost of production plus $40 per ton for annual purchases of up to 400,000 tons and cash cost of production plus $80 per ton for purchases in excess of the base 400,000 tons up to an additional 200,000 tons. While the margin over material decreases over the projection period as our cash conversion costs decline due to our improving efficiency and cost structure, the cost-plus pricing methodology will result in a constant gross margin per ton.

     Semi-Finished SBQ Billet and Bloom. The average margin over materials for semi-finished products reflects a change in product mix. We intend to increase sales of higher value-added semi-finished blooms produced at the Canton facility that our customers can use to manufacture finished products without further processing.

     Cold-Finished Bar. We have projected a gradual recovery in prices for our cold-finished products to normalized levels over the next five years based on the recovery in hot-rolled product prices. Specifically, the recovery reflects the expected decline in low priced imported hot-rolled large bar which have pushed down cold-finished large bar prices. In addition, we believe that we will be able to increase our production and sales of heat-treated cold-finished products, which have higher selling prices than our average cold-finished products.

     Scrap Prices. We believe that average scrap costs for an equivalent product mix over the past five years have ranged from about $118 per ton to as high as $151 per ton and have averaged $132 per ton. We project scrap rising from $123 per ton in 1999 to $133 per ton by 2003 as prices recover from the low levels that resulted from the market disruptions in the third and fourth quarter of 1998. Nevertheless, we do not anticipate a return to scrap price levels reached during the first half of 1998. We base this projection on our view that the speculative buying that affected scrap prices and increased SBQ steel product inventory levels in early 1998 will not reoccur during the projection period. In addition, the increasing production of alternative materials such as hot briquetted iron, direct reduced iron and pig iron is expected to have a dampening effect on scrap prices.

     Iron Pellets and Coke. We have entered into long-term supply agreements with USX Corporation to purchase iron pellets and coke, the primary raw materials that we require for our basic oxygen process route. These requirements agreements guarantee a consistent supply of quality materials to our company going forward at prices that will be most favorable as compared to market prices due to the "most favored nations" status in the agreements. This "most favored nations" provision guarantees us a price matching the lowest price offered by USX. We also assume that the market demand over the projection period will be dampened by the increasing availability and consumption by other producers of alternative iron units such as direct reduced iron, iron carbide and lump iron ore. We assume that the price for these raw materials over the projection period will be flat with year-to-year fluctuations of no more than 5%.

     Coal. The Lorain blast furnace consumes pulverized coal to offset higher price metallurgical coke and reduce the material cost for hot metal production. We purchase this coal under a long-term tolling agreement with Ohio Edison Power Company. The price over the life of the agreement is fixed. As a result, we have assumed that the price for this material remains flat over the projection period.

COST OF GOODS SOLD

     We have projected significant reductions in our fixed and variable conversion costs. These reductions, which result from the rationalization of our operating facilities, reflect not only the elimination of headcount and other fixed non-labor costs at the 13 closed facilities but also the efficiency and productivity gains achieved at the remaining facilities.

  Fixed Conversion Costs

     We have projected improvements in fixed costs throughout the projection period due largely to the implementation of our headcount reduction program, which anticipates the net elimination of 2,170 positions through the closure of 13 facilities including two melt shop facilities, three hot-rolling mills and two cold-finishing facilities and headcount reductions at our remaining facilities pursuant to the new collective bargaining agreement. Additional fixed cost reduction at the shutdown facilities consists of non-labor related repairs and maintenance, baseload utilities and fuel and real estate taxes.The combined effect of reducing our fixed costs and increasing our production volumes is expected to significantly lower our per unit cost by $51 per ton or 31% by 2003. The following table represents selected information relating to fixed conversion costs.

                                                                           YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------------
                                                              1998     1999     2000     2001     2002     2003
                                                              -----    -----    -----    -----    -----    -----
                                                                                (IN MILLIONS)
Melt shops.................................................   $ 265    $ 262    $ 223    $ 219    $ 216    $ 215
Hot-rolling mills..........................................     162      157      126      122      117      107
Cold-finishing.............................................      59       61       60       50       42       37
                                                              -----    -----    -----    -----    -----    -----
Total fixed production costs...............................   $ 486    $ 480    $ 409    $ 391    $ 375    $ 359
                                                              -----    -----    -----    -----    -----    -----
                                                              -----    -----    -----    -----    -----    -----
Cumulative net total fixed cost reduction..................      --        6       77       95      111      127
Memo: Labor fixed costs....................................     320      315      256      241      221      204
Memo: 13 shutdown plants fixed cost savings................       9       23       92      104      112      133
Memo: Incremented fixed costs at continuing facilities.....      --      (17)     (15)      (9)      (1)      (5)

Production headcount at end of period......................   5,689    4,834    3,953    3,876    3,504    3,519
Man-hours per shipped ton..................................     4.0      3.9      3.3      2.8      2.6      2.2
Total fixed cost per shipped ton...........................   $ 165    $ 174    $ 148    $ 134    $ 126    $ 114
Fixed cost savings per shipped ton.........................               (9)      17       31       39       51
     Memo: Labor fixed cost per shipped ton................   $ 109    $ 114    $  92    $  82    $  74    $  65
     Memo: Labor fixed cost savings per shipped ton........      --       (5)      17       27       35       44

     Melt Shops. We project that our fixed expenses will decline as a result of the improvements in labor costs achieved through the closure of the teeming shop and blooming mill in conjunction with the shutdown of the Canton ingot route. We plan to eliminate 779 positions from the melt shops yielding cumulative labor cost reduction of $44 million by 2003. Non-labor related reductions total
$7 million.

     Hot-Rolling Mills. The shutdown of the Chicago, Canton, and Massillon hot-rolling mills during the projection period results in headcount reduction, as well as a decline in other fixed costs. We intend to reduce our labor expense by approximately 43%, or $54 million, between 1998 and 2003, as we reduce positions by 1,144. The anticipated start up of our new large bar mill and the concurrent shutdown of Massillon contribute substantially to the cost savings between 2002 and 2003.

     Cold-Finishing. We have projected that our labor expense in the cold-finishing operations will decline by $19 million during the projection period, as we reduce headcount by 247.

  Variable Conversion Costs

     We project continued improvement in variable costs throughout the projection period, reflecting the impact of our Consolidation Plan and other improved efficiencies through targeted capital expenditures. We intend to leverage the specific operating advantages at each of the modernized facilities through "sweet spot" volume loading and increased utilization of available capacity and shop-hours. Production shift from obsolete plants to our new modernized operations and further gains from efficiency enhancements and capital expenditures are projected to result in variable cost improvement through lower yield loss and variable costs per ton. The table below summarizes the per unit improvements we project at our operations.

                                                                           YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------------
                                                              1998     1999     2000     2001     2002     2003
                                                              -----    -----    -----    -----    -----    -----
                                                                        (AVERAGE COST PER SHIPPED TON)
Consumables and supplies...................................   $  45    $  44    $  42    $  40    $  40    $  39
Yield loss.................................................      39       38       37       36       36       35
Fuels and utilities........................................      21       23       22       21       21       20
Other variable costs.......................................      21       23       23       21       19       17
Other......................................................       3        3        5        6        6        7
                                                              -----    -----    -----    -----    -----    -----
     Total unit variable cost..............................   $ 129    $ 131    $ 129    $ 124    $ 122    $ 118
                                                              -----    -----    -----    -----    -----    -----
                                                              -----    -----    -----    -----    -----    -----
Total shipments (tons in thousands)........................   2,942    2,764    2,779    2,936    2,974    3,140
     Total variable cost (in millions).....................   $ 382    $ 362    $ 360    $ 361    $ 363    $ 372

     We intend to shut down our least efficient facilities and reallocate production to our more efficient, lower cost mills and to a new state-of-the-art large bar mill which we intend to finish constructing in 2002. The increasing use of the modernized facilities is expected to result in more efficient use of consumables, less rejects and reduced repair expenses, which is expected to reduce our variable conversion costs. The reduction in consumables and supplies reflects improvements principally at the melt shops. The projected savings principally result from the shutdown of the Canton ingot route which has significantly higher consumables and supplies unit consumption rates than our more modern facilities.

     In the remaining rolling mills, we believe that we will achieve lower variable costs due to higher production yields and lower per unit fuel, utility and consumables costs achieved through longer run lengths per product size and fewer product changeovers. Similar improvements occur in the melt shops as we intend to maximize heats per sequence to reduce fuel and utilities expense and eliminate delay.

     In addition, we believe that targeted capital expenditures will enable us to eliminate outsourcing costs, gain additional value-added margin and improve yields and operating efficiency at certain facilities. The installation of a new $25 million thermal treating, processing, and quality verification line center in 2000 will eliminate the need for outside processing at our Lorain hot-rolling mill. We project that new equipment at our 13" mill in Lackawanna and our cold-finishing facilities, which we project will cost $62 million, will reduce yield loss and variable unit costs as well.

CORPORATE OVERHEAD SAVINGS

     The following table represents our headcount reduction and principal selling, general and administrative costs by category:

                                                                                   YEAR ENDED DECEMBER 31,
                                                                         --------------------------------------------
HEADCOUNT (END OF PERIOD)                                                1998    1999    2000    2001    2002    2003
----------------------------------------------------------------------   ----    ----    ----    ----    ----    ----
Administrative........................................................   275     213     192     168     157      148
Sales and marketing...................................................   154      93      91      84      79       79
Plant overhead........................................................    84      62      60      58      57       55
                                                                         ----    ----    ----    ----    ----    ----
     Total............................................................   513     368     343     310     293      282
                                                                         ----    ----    ----    ----    ----    ----
                                                                         ----    ----    ----    ----    ----    ----


EXPENSE                                                                                 (IN MILLIONS)
----------------------------------------------------------------------
Administrative........................................................   $58     $52     $46     $43     $40     $ 40
Sales and marketing...................................................    18      13      12      11      11       11
Plant overhead........................................................    18      12      12      11      11       11
                                                                         ----    ----    ----    ----    ----    ----
     Total............................................................   $94     $77     $70     $65     $62     $ 62
                                                                         ----    ----    ----    ----    ----    ----
                                                                         ----    ----    ----    ----    ----    ----

     We anticipate savings across all areas of our selling, general and administrative functions as these corporate functions for each of our predecessor companies are combined into one organization. This consolidation will permit us to eliminate 231 positions, or 45% of the total selling, general and administrative headcount, which will reduce selling, general & administrative expense from $94 million to $62 million over the projection period.

OPEB

     Accruals for FAS 106, or Other Postretirement Employee Benefits, which relate principally to retiree health and medical benefits, were projected in conjunction with actuarial experts based on estimated mortality rates, the headcount reduction programs, medical cost inflation factors and evaluation of the existing retiree population. OPEB cash costs are projected to rise as the retiree population increases. The following table summarizes the accounting accrual as well as the actual cash payments made during the projection period:

                                                                                   YEAR ENDED DECEMBER 31,
                                                                         --------------------------------------------
                                                                         1998    1999    2000    2001    2002    2003
                                                                         ----    ----    ----    ----    ----    ----
                                                                                        (IN MILLIONS)
OPEB accruals.........................................................   $22(A)  $14     $16     $16     $16     $ 16
OPEB cash payments....................................................    10      12      14      15      16       17

------------------
(A) 1998 includes $6 million transition obligation accrual and $2 million ESOP charge that is excluded from future periods.

INTEREST

     We have projected our interest expense using the applicable current interest rates pursuant to our new credit facility which is priced at LIBOR plus 3.25% or 8.75%. For purposes of our projections, cash interest on the Notes is reflected at 13.75% of the aggregate principal amount of the Notes per year. In addition, we have assumed a weighted average interest rate of 9.00% on the aggregate principal amount of the industrial revenue bonds and other retained debt. We have assumed that LIBOR will remain flat throughout the projection period at 5.50%.

SEVERANCE AND PENSION CURTAILMENT CHARGES

     The new labor agreement signed with the United Steelworkers union enables us to significantly reduce our production headcount by offering qualifying employees early retirement buyouts or voluntary severance packages. Early retirement buyouts enable eligible workers to receive early, unreduced pension benefits and a supplemental payment until age 62. A voluntary severance plan enables non-early retirement buyout eligible employees to receive a lump sum payment upon termination. Through a combination of early retirement buyouts, a voluntary severance plan and regular retirements and attrition, we intend to reduce our United Steelworkers headcount by approximately 1,942 positions. These early retirements will result in incremental cash or actuarial costs as follows:

     o Pension Curtailment Charge--increased pension liability as measured by the FAS 87 pension benefit obligation resulting in non-cash pension "curtailment charges" recognized in the period in which the early retirements occur.

     o Pension Plan Funding--reflects both our base pension plan funding and the increased funding required in connection with accelerated benefit payments and underlying benefit improvements associated with the new labor agreement.

     o Extra-Plan Funding--incremental cash costs in connection with one-time payments to early retirement buyouts and voluntary severance plan lump sum payments, which are funded outside the pension plan.

     In addition to the items stated above, we recognize annual pension-related accruals for our current workforce. These accruals, known as FAS 87 accruals, are implicit in the wage rate and are part of the operating expenses included in projected EBITDA. The table below summarizes these various charges and cash costs:

                                                                                     YEAR ENDED DECEMBER 31,
                                                                             ----------------------------------------
                                                                             2ND HALF
                                                                              1999       2000    2001    2002    2003
                                                                             --------    ----    ----    ----    ----
                                                                                          (IN MILLIONS)
RECOGNIZED EXPENSE:
  Pension curtailment charge (1)..........................................     $ 17      $13     $--     $--     $ --
  Ongoing pension accrual (FAS 87)........................................        5        9       6       4        1
                                                                               ----      ----    ----    ----    ----
  Total recognized expense................................................     $ 22      $22     $ 6     $ 4     $  1
                                                                               ----      ----    ----    ----    ----
                                                                               ----      ----    ----    ----    ----

CASH PAYMENTS:
  Pension plan funding....................................................       21       36      47      46       28
  Extra-plan funding......................................................       13        8       4       2        9
  OPEB/FAS 106 cash funding...............................................        6       15      14      16       17
  Unallocable ongoing pension accrual (FAS 87)............................       (5)      (9)     (6)     (4)      (1)
                                                                               ----      ----    ----    ----    ----
  Total cash funding......................................................       35       50      59      60       53

------------------------
(1) Republic incurred pension curtailment charges related to changes implemented to its collective bargaining agreement of September 1998 of $11.5 million during the year ending December 31, 1998 and $54.5 million during the first half of 1999.

                          SUMMARY STATEMENT OF CASH FLOWS

                                                                                YEAR ENDED DECEMBER 31,
                                                                        ----------------------------------------
                                                                        2ND HALF
                                                                         1999       2000    2001    2002    2003
                                                                        --------    ----    ----    ----    ----
                                                                                     (IN MILLIONS)
CASH FLOW FROM OPERATIONS
Projected EBITDA.....................................................     $ 60      $190    $261    $321    $403
Cash interest........................................................      (44)      (87)    (82)    (78)    (72)
Severance and early retirement funding...............................      (35)      (50)    (59)    (60)    (53)
Distributions for tax liabilities....................................       (2)       (2)    (13)    (30)    (73)
Non-recurring items..................................................       --        --      --      --      --
Changes in working capital...........................................       19        16      28       5      (2)
                                                                          ----      ----    ----    ----    ----
  Net cash provided by (used in) operating activities................       (2)       67     135     158     203
CASH FLOW FROM INVESTING ACTIVITIES
Capital expenditures.................................................      (17)      (48)    (56)   (113)    (88)
Sale of specialty steel division.....................................       35        --      --      --      --
                                                                          ----      ----    ----    ----    ----
  Net cash provided by (used in) investing activities................       18       (48)    (56)   (113)    (88)
CASH FLOW FROM FINANCING ACTIVITIES
Principal repayments.................................................       (6)       (2)    (11)     (2)     (2)
New large bar mill revenue bonds.....................................       --        --      --      30      --
Asset sales/cash management..........................................        7         2      --      --      --
Net borrowings (repayments) under new credit facility................      (17)      (19)    (68)    (73)    (72)
                                                                          ----      ----    ----    ----    ----
  Net cash provided by (used in) financing activities................      (16)      (19)    (79)    (45)    (74)
Net increase (decrease) in cash and cash equivalents.................       --        --      --      --      41
Beginning cash balance...............................................        2         2       2       2       2
                                                                          ----      ----    ----    ----    ----
Ending cash balance..................................................        2         2       2       2      43
                                                                          ----      ----    ----    ----    ----
                                                                          ----      ----    ----    ----    ----
Borrowing base(1)....................................................      368       347     309     283     268
Drawn new credit facility............................................     (232)     (213)   (145)    (72)     --
                                                                          ----      ----    ----    ----    ----
  New credit facility availability...................................      136       134     164     211     268

     Total cash and new credit facility availability.................     $138      $136    $166    $213    $311
                                                                          ----      ----    ----    ----    ----
                                                                          ----      ----    ----    ----    ----

------------------------
(1) Reflects a borrowing base equal to the sum of (a) eligible accounts receivable and inventory at advance rates of 85% and 60%, respectively, and
    (b) the lesser of (1) 67% of the "liquidation value in place" of the CAST-ROLL(Trademark) facility and (2) $125 million as reduced by scheduled amounts, subject to certain limitations, less reserves ranging from $35 million to $50 million, and less outstanding letters of credit.

PROJECTED LIQUIDITY AND CAPITAL RESOURCES

     Our liquidity will be primarily from our $425 million new credit facility, for which availability is based on an advance rate on the book value of accounts receivable and inventory and the liquidation value in place of our CAST-ROLL(Trademark) facility. Additional sources of liquidity in the projection period include:

     o the receipt of expected funding for the construction of our new large bar mill from government agencies or authorities. This amount is estimated to be $30 million and is expected to be received in 2002.

     o the proceeds from the planned sale of our specialty steel division during the second half of 1999. We estimate that the liquidation value of the current and fixed assets is approximately $35 million, of which approximately $25 million represents the liquidation value of current assets.

     We are obligated to repay a portion of our industrial revenue bonds each year in the projection period. Furthermore, we are obligated to redeem
$5.5 million of RTI Series A preferred stock in 2000 and $9 million of environmental bonds in 2001. No other prepayments of outstanding indebtedness are assumed until 2003. In addition, the projections assume that our new credit facility, which amortizes and matures in 2004, will be available to us under the current terms and conditions throughout the projection period.

     Capital Expenditures Our capital expenditure assumptions reflect the $322 million facility modernization and capital investment program that we have already begun to implement. This investment plan can be broken down by the primary areas:

                                                                      YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                              2ND HALF
                                                               1999       2000    2001    2002    2003    CUMULATIVE
                                                              --------    ----    ----    ----    ----    ----------
                                                                           (IN MILLIONS)
Projects:
  Rationalize production facilities:
     Melt shops............................................     $  5      $14     $ 7     $  6    $21        $ 53
     Hot-rolling mills.....................................        8       19      35       75     27         164
     Cold-finishing and processing facilities..............       --        4       6       20     27          57
  Information systems upgrade..............................        2        4       1       --     --           7
                                                                ----      ----    ----    ----    ----       ----
     Project total.........................................       15       41      49      101     75         281
Unallocated maintenance and other..........................        2        7       7       12     13          41
                                                                ----      ----    ----    ----    ----       ----
       Total capital expenditures..........................     $ 17      $48     $56     $113    $88        $322
                                                                ----      ----    ----    ----    ----       ----
                                                                ----      ----    ----    ----    ----       ----

     The largest component of our capital expenditure plan is the construction of a new large bar mill, scheduled to be completed in 2002 at an estimated cost of $90 million. Additionally, we intend to invest $53 million in melt shop repair and upgrade programs, which include the addition of the sixth strand at the Johnstown billet caster, the consolidation of the Canton furnaces from three to one and repair and upgrade of the Lorain furnace, primary mill and billet yard. About $74 million is forecast to be invested in hot-rolling mill upgrades, including improvements at the Lorain 12" mill, upgrades at the Lackawanna 13" mill, a new bar processing center in Medina and a new billet inspection, grinding and shipping center. The planned state-of-the-art cold-finishing processing center and various other cold-finishing facility upgrade projects will require total expenditures of approximately $57 million. Other projects include a new processing center near our Canton facility and investment in management information systems upgrades. We believe maintenance capital expenditures will not exceed approximately $10 million per year.

     Working Capital. Year-on-year improvement in working capital is forecast largely due to reductions in inventory which are partially offset by reductions in payables. The improvement in inventory levels results from lower days shipments of finished hot-rolled and cold-finished product which we increased during the fourth quarter in anticipation of the current resurgence in demand. The inventory reduction yields cumulatively $80 million of cash flow between 2000 and 2003, which is partially offset by $19 million of lower payables.


     Tax Distributions. Republic Technologies International Holdings, LLC, our parent, will be required to make cash distributions to its members, as provided for in the limited liability company agreement of our parent, sufficient to pay tax liabilities arising regarding members' investment in us. To the extent our parent is required to make these tax distributions, we will be required to make equivalent cash distributions to our parent. For the purposes of our projections we assumed these distributions to be minimal in the first several years of operation since we do not expect to generate significant distributable income in that time period. In years where distributable income is generated we have estimated the amount of the corresponding distribution.

                                                                         ANNEX A

                                               ------------------------
[LOGO]                                                 USS/KOBE
                                               ------------------------


                                  ASSESSMENT OF
                        REPUBLIC ENGINEERED STEELS, INC.,
                             BAR TECHNOLOGIES INC.,
                             AND THE BAR DIVISION OF
                             USS/KOBE STEEL COMPANY
                               CONSOLIDATION PLAN


[LOGO]             6215 Sheridan Drive
                   Buffalo, New York, U.S.A. 14221-4884
                   Tel.: (716) 632-7200 o Fax: (716) 632-7209

[LOGO]                                                            PROJECT REPORT
--------------------------------------------------------------------------------
                                                                     PR22102.001
                                                                     FL22102.201
                                                                          Page 2

                                                                   July 21, 1999
Assessment of
Republic Engineered Steels, Inc.,
Bar Technologies Inc., and the
Bar Division of USS/Kobe Steel Company
Consolidation Plan



                          Independent Engineer's Report

                                Table Of Contents

1.  Executive Summary..........................................................4

2.  Introduction and Scope of Work.............................................7

3.  Facility Configuration.....................................................8

    3.1  Current...............................................................8
    3.2  Future...............................................................10

4.  Production Volume Summary.................................................12

    4.1  Melting and Casting..................................................12
    4.2  Rolling..............................................................12

5.  Facilities and Facility Plans.............................................13

    5.1  Canton Melting and Casting...........................................13
    5.2  Johnstown Melting and Casting........................................15
    5.3  USS/Kobe Melting and Casting.........................................16
    5.4  Bar Rolling..........................................................18
        5.4.1  9"/10" Mill, Lorain, Ohio......................................18
        5.4.2  12" Mill, Lorain, Ohio.........................................19
        5.4.3  13" Bar Mill, Lackawanna, New York.............................20
        5.4.4  New Large Bar Mill.............................................20
        5.4.5  Primary Rolling Mill, Lorain, Ohio.............................21
    5.5  Cold Finishing.......................................................22

6.  Timing/Ramp Up............................................................22

7.  Capital Spending..........................................................23

8.  Interplant Supply and Shipping............................................24

9.  Operating Costs and Cash Flow Implications................................24

    9.1  Operating Costs......................................................24

[LOGO]
                               Assessment of - Republic Engineered Steels, Inc.,
                                                  Bar Technologies Inc., and the
                       Bar Division of USS/Kobe Steel Company Consolidation Plan
--------------------------------------------------------------------------------
                                                   Independent Engineer's Report

    9.2  Impact of Volume Reductions on Cash Flow.............................27
    9.3  New Large Bar Mill Ramp Up...........................................27
    9.4  Cash Flow Implication Summary........................................27







--------------------------------------------------------------------------------
PR22102.001                                                      Rev. 0, Page 3

[LOGO]
                               Assessment of - Republic Engineered Steels, Inc.,
                                                  Bar Technologies Inc., and the
                       Bar Division of USS/Kobe Steel Company Consolidation Plan
--------------------------------------------------------------------------------
                                                   Independent Engineer's Report


1.   Executive Summary

Beddows & Company, Hatch Management and Technology Consulting ("Beddows/Hatch"), has been engaged to evaluate the technical and operational components of the Consolidation Plan for the proposed combination of Republic Engineered Steels, Inc. ("Republic"), Bar Technologies, Inc. ("Bar Tech"), and the Bar Division of USS/Kobe Steel Company ("USS/Kobe"), to form Republic Technologies International ("RTI" or the "Company"). The evaluation encompasses the following areas:

o   Production volumes.

o   Operating cost reductions including changes in yield and manpower.

o Product line rationalization, facility configuration and utilization, ramp-up, and timing of consolidation.

o   Appropriateness of capital spending.

o   Maintenance related issues.

o   Overview of interplant supply and shipping plans.

Our analysis excluded an evaluation of the market assumptions (volumes, sizes, prices) whereas in that regard we assumed that the volumes and sizes associated with the production forecast could be sold as projected. We also did not audit the financial plan for consistency nor verify the cash flows included in the financial plan.

Beddows/Hatch had previously performed various evaluations of Republic and USS/Kobe and as a result, have working knowledge of the facilities and capital plans of the companies. Nevertheless, specialists in steelmaking, rolling, and operating costs made site visits to the major production facilities - Canton, Ohio; Lorain, Ohio; Johnstown, Pennsylvania; and Lackawanna, New York; as well as Corporate Headquarters to update our knowledge of recent operations and facilities.

Consolidation Plan/Business Plan
--------------------------------

A summary of the consolidation plan follows.

The consolidation plan is a logical extension of the combination of the companies. The plan retains and improves, where appropriate, the best facilities and shutters the oldest and least efficient facilities (the Republic bar mills in Chicago, Canton and Massillon) and eliminates the costly ingot pouring process.

--------------------------------------------------------------------------------
PR22102.001                                                      Rev. 0, Page 4

[LOGO]
                               Assessment of - Republic Engineered Steels, Inc.,
                                                  Bar Technologies Inc., and the
                       Bar Division of USS/Kobe Steel Company Consolidation Plan
--------------------------------------------------------------------------------
                                                   Independent Engineer's Report


It has long been recognized in the industry that Republic's bar rolling facilities, while operated to their optimum efficiency and quality capability, severely suffer from a lack of modernity and need replacement. The 9"/10" and 12" mills at USS/Kobe eliminate the necessity for RTI to build a new small bar mill, thereby saving the capital associated with that installation (approximately $90 million). The 9"/10" mill at USS/Kobe also provides RTI with the capability to produce small sizes.

A new large bar mill will be constructed, which will replace the Massillon 18" mill and provide the company with modern, efficient, quality bar capability over the large bar size range. The steel production facilities will utilize both the integrated steel route (USS/Kobe) and electric furnace melting route (Canton and Johnstown) and will provide 100% continuous casting. Some steel production capacity at the Canton and Lorain melting facilities will be idled as a result of the consolidation, thereby providing back-up to accommodate unforeseen circumstances.

Raw steel production, which is defined as first solid (ingot, bloom or billet cast prior to conditioning or rolling), is planned to increase from 3.1 million tons in 1998 to 3.4 million tons in 2003. Bar production is expected to increase from 2.1 million tons in 1998 to 2.5 million tons in 2003. A 33% overall reduction in manpower is key to the projected operating cost savings. Other operating cost reductions associated with the capital plan, the increased production volumes, and other efficiency improvements are significant. Total production costs of hot rolled bar including melting, casting, freight, and bar rolling are projected to be reduced by: $17/t (Lackawanna 13"), $108/t (Lorain 12") and $120/t (Lorain 9"/10"). Other significant savings occur due to the shutdown of the old Republic rolling mills.

The proposed capital spending of $321 million is consistent on a per ton basis with value added steel producers in the U.S. More than half of the spending is ear-marked for the rolling mills. The capital certainly appears to be appropriated to the logical areas and are reasonable estimates for planning purposes. The timing of the capital spending and the consolidation plan are linked to the overall production program and are reasonable.

Keys to the Plan
----------------

The key aspects (important components) of the plan are:

o The consolidation of the rolling mills and the reduction in the number of sizes rolled at each mill increases the tons per size for each rolling. This has a significant impact on delay time in the mills and is a very important factor allowing the three rolling mills (Lorain 9"/10" and 12" and Lackawanna 13") to achieve high production levels. Interplant shipping volume and costs will increase as a result, but the benefits far outweigh the added costs.

o The increase in production, particularly in the rolling mills and at the Johnstown melt shop, results in significant operating cost reductions. This is due to both dilution of fixed costs (per ton) and to reduction of variable cost (consumption per ton) naturally associated with large increases in production.

--------------------------------------------------------------------------------
PR22102.001                                                      Rev. 0, Page 5

[LOGO]
                               Assessment of - Republic Engineered Steels, Inc.,
                                                  Bar Technologies Inc., and the
                       Bar Division of USS/Kobe Steel Company Consolidation Plan
--------------------------------------------------------------------------------
                                                   Independent Engineer's Report

o Continued improvement in operating efficiencies, beyond those naturally expected from the increase in production, are expected as well. RTI has entered a four year technical agreement with Sanyo of Japan to provide assistance to the RTI facilities. This assistance should help RTI reach its production and cost goals at these facilities.

o Reductions in manpower due to closure of facilities and to labor-management negotiations, particularly at USS/Kobe, are a major factor in the cost reductions. Last year, Republic and Bar Tech entered into a collective bargaining agreement applicable to their facilities, permitting the contemplated headcount reductions there. The workers at USS/Kobe are expected to ratify such an agreement and such ratification is a condition to financings related to the combination.

o The streamlined steel producing facilities (Canton, Johnstown, Lorain) will be 100% continuous cast and more than 70% bloom cast. Bloom casting is a prime component for the production of high quality steel bars, placing the new company in a strong competitive position in that regard.

o The capital spending plan provides for appropriate and judicious use of capital. The synergies among the combined companies reduce the capital otherwise necessary for the stand-alone companies to achieve similar results.

Comments on Plan
----------------

The combination and the associated consolidation plan are well conceived and have a very high likelihood of resulting in a successful company. The projected production volumes and operating costs are aggressive targets. It is likely that the company will approach their projections but fall slightly short on both aspects (production volume and costs). The impact of the shortfall which we are projecting is $19.5 million in 2003, increasing to $22.9 million in 2004. As a first approximation, the shortfall would be proportionately less in years 2000 through 2002. Conversely, there may be other operating cost savings associated with the increased purchasing power of the new company, which have not been considered in our analysis due to the very subjective nature of such opportunities.

The timing of the production increases in the 9"/10", 12", and 13" mills coincides with the shut down of the 11" mill in Chicago and the 12" mill in Canton.

As indicated, the 3" to 6" size capability of the new bar mill will complete the requirement for efficient, high quality capability across a wide size range. We believe that the ramp-up time to achieve full production will be 18 to 24 months (which is more typical for a mill of this nature) rather than the 15 months which the company is projecting. If a longer time is required to ramp up the new mill, the production and shipment plans can be achieved by operating the 18" mill for a longer period than planned. The additional costs associated with operating the 18" mill for this longer period of time is estimated (by Beddows/Hatch) at $5.5 million (18 months) to $16.5 million (24 months). These additional costs would only occur in 2003 and 2004.


--------------------------------------------------------------------------------
PR22102.001                                                      Rev. 0, Page 6

[LOGO]
                               Assessment of - Republic Engineered Steels, Inc.,
                                                  Bar Technologies Inc., and the
                       Bar Division of USS/Kobe Steel Company Consolidation Plan
--------------------------------------------------------------------------------
                                                   Independent Engineer's Report


Concerns also exist on our part over the improvements required to the Lorain primary mill (where cast blooms are rolled to billets needed for the bar mills), particularly improvements to the reheat furnace. We feel that investigation may reveal that additional, modest, capital (of the order of a maximum of $3 million) is required to achieve the projected tonnage.

Management Considerations
-------------------------

The proposed management team of the new company is regarded as one of the strongest in the steel industry. The track record of success of the team and of the individuals within the team is noteworthy. The personal experience of this consultant with these individuals confirms the high regard in which they are held.

Certification
-------------

We certify that the attached report titled "Technical and Operational Evaluation of Combination of Republic Engineered Steels, Inc., Bar Technologies Inc. and Bar Division of USS/Kobe Steel Company" is, to the best of our knowledge, accurate and complete with regard to our defined scope of work. Beddows/Hatch consents to the inclusion of the above report in the Offering Memorandum financings related to the combination. The information contained in the report represents Beddows/Hatch's best judgement based on available information as of the report date. Projections of future performance necessarily involve considerations that are subject to uncertainty. The ability to successfully negotiate manning concessions and to achieve operating efficiencies and cost reductions are among the most subjective considerations.

Beddows/Hatch is an internationally recognized consulting company specializing in the metallurgical industries for over 44 years. The activities undertaken in this evaluation are well within the range of services and capabilities offered by Beddows/Hatch. Neither Beddows/Hatch nor any person acting on its behalf i.) makes any warranty, express or implied, with respect to the use of any information provided by the company which is disclosed in the report or, ii.) assumes any liability with respect to the use of information provided by the company which is described in the report. The Beddows/Hatch review of information relating to the Consolidation Plan in no way serves to transfer to Beddows/Hatch the responsibility for the correctness and/or accuracy of such information or modeling.

2.   Introduction and Scope of Work

Beddows & Company, Hatch Management and Technology Consulting, has been engaged to evaluate the technical and operational components of the Consolidation Plan for the proposed combination of Republic Engineered Steels, Inc., Bar Technologies Inc., and the Bar Division of USS/Kobe Steel Company. The evaluation encompasses the following areas:

o   Production volumes.

o   Operating cost reductions including changes in yield and manpower.

--------------------------------------------------------------------------------
PR22102.001                                                      Rev. 0, Page 7

[LOGO]
                               Assessment of - Republic Engineered Steels, Inc.,
                                                  Bar Technologies Inc., and the
                       Bar Division of USS/Kobe Steel Company Consolidation Plan
--------------------------------------------------------------------------------
                                                   Independent Engineer's Report


o Product line rationalization, facility configuration and utilization, ramp-up, and timing of consolidation.

o   Appropriateness of capital spending.

o   Maintenance related issues.

o   Overview of interplant supply and shipping plans.

Our analysis excluded an evaluation of the market assumptions (volumes, sizes, prices) whereas in that regard we assumed that the volumes and sizes associated with the production forecast could be sold as projected. We also did not audit the financial plan for consistency nor verify the cash flows included in the financial plan.

Beddows/Hatch had previously performed various evaluations of Republic and USS/Kobe and as a result, have some working knowledge of the facilities and capital plans of the companies. Nevertheless, site visits were made by specialists in steelmaking, rolling, and operating costs to the major producing facilities - Canton, Ohio; Lorain, Ohio; Johnstown, Pennsylvania; and Lackawanna, New York, as well as Corporate Headquarters - to update our knowledge of recent operations and facilities.

The spreadsheet package titled "RTI Historical Operating Results and the Five Year Financial Plan", dated July 20, 1999, provided a basis of data for our analysis. Information obtained during a visit to RES Headquarters as well as during and subsequent to the site visits, was also used in our analysis. Although the assessment of the Consolidation Plan focuses through year 2003, we often also note production in year 2004 since the planned production level does not stabilize until 2004.

Excellent and complete cooperation was provided by Republic, Bar Tech, and USS/Kobe management throughout our evaluation.

3.   Facility Configuration

3.1  Current

The current facility configuration of the three companies, Republic and Bar Tech and USS/Kobe is depicted in Figure 3.1. The steelmaking and casting facilities are: USS/Kobe in Lorain, Ohio which utilizes the integrated steel production route (blast furnace and oxygen steelmaking), Republic's facilities in Canton, Ohio, and Bar Tech's facility in Johnstown, Pennsylvania. Both the Canton and Johnstown facilities utilize electric arc furnace for steel production.

USS/Kobe utilizes both billet continuous casting and bloom continuous casting. Bar Tech utilizes billet casting and Republic, Canton utilizes bloom casting (their new cast roll facility) and ingot casting.

--------------------------------------------------------------------------------
PR22102.001                                                      Rev. 0, Page 8

[LOGO]
                               Assessment of - Republic Engineered Steels, Inc.,
                                                  Bar Technologies Inc., and the
                       Bar Division of USS/Kobe Steel Company Consolidation Plan
--------------------------------------------------------------------------------
                                                   Independent Engineer's Report

Blooming/billet mills are used at USS/Kobe and Republic, Canton for rolling either blooms or ingots to the size required for feeding the bar mills.

There currently are 6 bar rolling mills: 9"/10" and 12" at USS/Kobe, the 13" at Lackawanna, New York, the 12" mill at Canton, the 18" mill at Massillon, Ohio, and the 11" mill at Chicago. There is much overlap and redundancy in the sizes which these mills roll, particularly in the 0.75" to 2.0" range. Each bar mill is currently supplied from one particular melt shop: the USS/Kobe mills by their own melt shop, the Lackawanna 13" by Johnstown, and the Republic mills by the Canton melt shop. This will change in the future as there will be much more interplant shipment of billets. Interplant shipment of billets is addressed in
Section 8 of this report. Ten cold finishing plants currently exist to serve the cold finished bar market although two of these plants were closed at the beginning of July, 1999.



                  USS/KOBE                                  BAR TECH              REPUBLIC
                  --------                                  --------              --------

  NO.3 Blast Furnace    NO. 4 Blast Furnace
         |                       |
         -------------------------                            EAF              NO.4(A)   NO.4(B)   NO.4(C)
                      |--------------  Pig Iron                |                 EAF       EAF       EAF
                     BOP                                       |                  |         |         |
                      |                                        |                  ---------------------
                ------------                              Billet Caster                |          |
               |            |                                  |                   Cast Roll   Teeming Shop
          NO. 1 Billet  NO. 2 Bloom                            |                       |          |
            Caster        Caster                               |                       |          |
               |            |                                  |                       |       Blooming Mill
               |            |                                  |                       |          |
    Offtake to |        6 Stand Billet                         |                       |          |
     Seamless  |           Mill                                |                       |          |
        |      |            |       4 Stand                    |                       |          |
        |      |            |       Billet                     |                       |          |
        |      |            |        Mill                      |                       |          |
        ------------------------------|                        |                       |          |
                                      |                        |                       |          |
                                 Large Rounds                  |                       |          |
                                                               |                       |          |
                                -----------------------------------------------------------------------
                                |           |           |            |          |          |           |
                              9"/10"       12"         13"          12"        18"        11"       Large
                             Bar Mill   Bar Mill     Bar Mill     Bar Mill   Bar Mill   Bar Mill   Bar Mill
                              Lorain     Lorain     Lackawanna     Canton   Massillon    Chicago  Canton(New)
                                |           |           |            |          |          |           |
                                -----------------------------------------------------------------------
                                      |                          |                              |
                              External Customers        Internal Cold Finished*          Further Processed
                                             |                   |                              |
                      ----------------------------------------------------              External Customers
                     |                                                    |
Facilities to be     |   Harvey    Medina    Batavia    Hamilton    Cartersville
    Shuttered        |
                     |--Massillon----Gary----Gary----Bvr Falls----Willimantic
Facilities to Remain




                                   Figure 3.1

----------------------------------------

* In addition to closing the two cold finishing plants indicated, the company intends to close one additional cold finishing plant


--------------------------------------------------------------------------------
PR22102.001                                                      Rev. 0, Page 9

[LOGO]
                               Assessment of - Republic Engineered Steels, Inc.,
                                                  Bar Technologies Inc., and the
                       Bar Division of USS/Kobe Steel Company Consolidation Plan
--------------------------------------------------------------------------------
                                                   Independent Engineer's Report

3.2  Future

The planned future facility configuration is shown in Figure 3.2. The proposed facility configuration utilizes the best and most modern of the facilities among the companies, allowing less efficient, less productive facilities to be shut down. The size range rolled in each rolling mill will be consolidated, thereby greatly increasing the tons rolled per size and reducing the roll changing time significantly. The major facility changes are:

o USS/Kobe will shut down the smaller of its two blast furnaces and reduce production capacity through its oxygen steelmaking shop (BOP). The billet caster at USS/Kobe will also be shut, with more production earmarked for their bloom caster. USS/Kobe will also shut down a portion of their billet mill.

o In the Republic, Canton melt shop ingot pouring and rolling will be eliminated. All of the existing Republic bar mills will ultimately be shut down - 12" Canton, 11" Chicago, and 18" Massillon. A new large bar mill with a size range of 3" to 6" will be installed somewhere in Ohio.

o An existing second electric arc furnace at Johnstown will be utilized as production volume at Johnstown will be increased significantly. A sixth strand will be added to Johnstown's billet caster if needed (capital is allocated for it).

o New bar processing facilities and Quality Verification lines will be installed.

o Two cold finishing plants have been closed and one other facility will be closed. In addition, a new processing facility will be constructed.


--------------------------------------------------------------------------------
PR22102.001                                                      Rev. 0, Page 10

[LOGO]
                               Assessment of - Republic Engineered Steels, Inc.,
                                                  Bar Technologies Inc., and the
                       Bar Division of USS/Kobe Steel Company Consolidation Plan
--------------------------------------------------------------------------------
                                                   Independent Engineer's Report


                  LORAIN                             JOHNSTOWN/LACKAWANNA          CANTON/MASSILLON/CHICAGO
                  ------                             --------------------          ------------------------

             NO.3 Blast Furnace
                      |
                      |                                       EAF                           NO.4(A)
                      |--------------  Pig Iron                |                              EAF
                     BOP                                       |                               |
                                                               |                               |
                                                          Billet Caster                        |
                                                               |                           Cast Roll
                  NO. 2 Bloom                                  |                               |
                    Caster                                     |                               |
                      |           Offtake to                   |                               |
                      |            Seamless                    |                               |
                  6 Stand Billet                               |                               |
                     Mill                                      |                               |
                      |           Offtake to                   |                               |
        Large Rounds--|------------Seamless                    |                               |
                      |                                        |                               |
                -------------------------------------------------------------------------------
                |           |                                  |                               |
              9"/10"       12"                                13"                           Large
             Bar Mill   Bar Mill                            Bar Mill                       Bar Mill
              Lorain     Lorain                            Lackawanna                     Canton(New)
                |           |                                  |                               |
                ---------------------------------------------------------------------------------
                       |                                         |                              |
               External Customers                       Internal Cold Finished*          Further Processed
                                                                 |                              |
                                      ------------------------------------              External Customers
                                      |                                   |
                                      |   Harvey       Hamilton    Cartersville
                                      |
                                      |--Massillon----Gary----Gary----Beaver Falls----Willimantic



                                   Figure 3.2

----------------------------------------

* In addition to closing the two cold finishing plants indicated, the company intends to close one additional cold finishing plant


--------------------------------------------------------------------------------
PR22102.001                                                      Rev. 0, Page 11

[LOGO]
                               Assessment of - Republic Engineered Steels, Inc.,
                                                  Bar Technologies Inc., and the
                       Bar Division of USS/Kobe Steel Company Consolidation Plan
--------------------------------------------------------------------------------
                                                   Independent Engineer's Report


4.  Production Volume Summary

4.1 Melting and Casting

Increases in bloom/billet production are projected in order to meet bar production requirements. A summary of actual production (cast/roll and rolled from ingot at Canton, cast billet or bloom at Johnstown and Lorain) in 1998, and projections for 2003 is shown in Table 4.1 below.

Table 4.1

 --------------------------------- -------------------- -------------------
 Melt Shop                         1998 Production      2003 Projection
                                   (tons x 1,000)       (tons x 1,000)
 --------------------------------- -------------------- -------------------
 Canton, Ohio                              991                  932
 --------------------------------- -------------------- -------------------
 Johnstown, Pennsylvania                   490                  964
 --------------------------------- -------------------- -------------------
 Lorain, Ohio                            1,643                1,504
 --------------------------------- -------------------- -------------------
 Total                                   3,124                3,400
 --------------------------------- -------------------- -------------------


The largest increase in production will be at Johnstown, which already has melting capacity but is under-utilized due to weak market demand.

Sufficient steelmaking capacity will exist in the new company to achieve the projected levels. Additional reserve capacity also exists at each of the facilities as a back-up for unforeseen circumstances. We (Beddows/Hatch) have some concern whether the expectations for the bloom caster at Lorain are too optimistic despite the modifications planned for it. This will be discussed in more detail in Section 5.

4.2  Rolling

Under the Consolidation Plan, each rolling mill will roll fewer sizes with significantly more tonnage rolled on the remaining sizes. The result is that significant increases in production are projected from the rolling mills as summarized in Table 4.2.

Table 4.2

 -------------------------- --------------------- ------------------
 Mill                       1998 Production       2003 Projection
                            (tons x 1,000)        (tons x 1,000)
 -------------------------- --------------------- ------------------
 Lorain 9"/10"                      362                   550
 -------------------------- --------------------- ------------------
 Lorain 12"                         389                   650
 -------------------------- --------------------- ------------------
 Canton 12"                         333                     0
 -------------------------- --------------------- ------------------
 Massillon 18"                      365                     0
 -------------------------- --------------------- ------------------
 Chicago 11"                        199                     0
 -------------------------- --------------------- ------------------
 Lackawanna 13"                     466                   720
 -------------------------- --------------------- ------------------
 New large mill                     ---                   591
 -------------------------- --------------------- ------------------
 Total                            2,114                 2,511
 -------------------------- --------------------- ------------------

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As will be discussed in more detail in the next section, it is our opinion that the production expectations for the Lorain 9"/10", Lorain 12", and the new large bar mill are overly optimistic and will fall short of annual expectations by 25,000 tons (starting in 2001), 30,000 tons (starting in 2002), and 22,600 tons (starting in 2004) respectively, for a total reduction of hot rolled bar shipments of 77,600 tons (starting in 2004) (or 3.0% of 2,567,000 tons). The financial implications of this reduction in shipments is discussed in Section 9.

5.   Facilities and Facility Plans

5.1  Canton Melting and Casting

The electric furnace melt shop at Canton currently utilizes two furnaces - #7 and #9. A third furnace, #6, is currently mothballed. Ladle furnaces and vacuum degassers are present and extensively utilized for both productivity and quality purposes. Ingot pouring and rolling is currently used, but is planned for a third quarter, 1999 shut down. Continued productivity improvements through the cast-roll facility have made the termination of ingot pouring possible.

The cast-roll facility is quite new, 1998 start-up, and casts a 10" x 13" bloom which is then rolled to the various billet sizes required for the bar mills.

Assessment
Generally speaking, the technology employed is considered to be "state-of-the-art". The operation was running smoothly during the visit. There is a new EAF vessel for furnace #9 on site, of the EBT design concept, however the installation has been delayed by one year. This design is considered to be the best available technology for an efficient operation.

The scrap is of good quality and handling is relatively efficient. However, the EAF requires three (3) charges to optimize heat size. This does not present a problem, though, as there are ample scrap loading canes, six scrap bucket transfer cars, and two charging cranes to do the work. Logistics is not a problem relative to handling scrap in the melt shop.

The EAF operation utilizes a good "foamy slag' practice with a long arc and low current that is reflected in their good (low) electrode consumption numbers. The AMI regulator and hydraulic systems are well synchronized and very responsive. However, it appears that a lack of stabilizing components in the electrical system may be responsible for a higher than expected electrical power consumption (410 kWh/ton). Electrical consumption could be reduced by upgrading the electrical.

The heats are tapped excessively hot mostly because of the large alloy additions that are required. The power profiles are changed regularly to suit the changes in scrap recipes. The B.S.E. manipulator lance appears to be working well and accomplishes the intended purpose. The average power is higher than most shops at levels ranging from 70 to 78 MW.


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The ladles average about 50+ heats per lining which is respectable for a large heat size shop and the downstream processes that they encounter. They are also equipped with porous plugs for argon stirring.

The cast/roll complex averages 12 to 13 heats per day with an average liquid weight of 210 tons. The caster routinely performs tundish fly's (30+ per week) which allows them to maximize the caster availability. The capacity of this machine is easily 16+ heats per day, which would generate more than 1,000,000 tons per year of bloom. The caster is readily available for production with the exception of a 1 week annual shut down and a 10 hour maintenance period every 10 days. The cast time for one heat is approximately 1-1/2 hours (140 tons per hour). With these considerations, the machine should be available to cast more than 8,100 hours per year. With a typical uptime of 90%, the tonnage will more than exceed requirements. The average number of sequences is 3.6 heats, dictated by grade-specific tonnage restrictions. Dissimilar grades are separated by the utilization of the "tundish-fly" practice.

The billet mill portion of the cast-roll is a 9-stand, continuous mill of heavy construction. Space has been allocated for two additional stands in the future, if desired. It is situated in-line with the casting machine and is hot-charged about 99% of the time. The 10" x 13" blooms are reduced to 8-1/4" square in the first 3 stands, 6-1/4" square through 5 stands, and 4" square after 9 stands. The billets can be sheared as the length increases dramatically from the original bloom length of 40 feet. The additional two stands could produce a 3' round for direct sale if desired in the future.

The ladle furnace in the cast/roll complex has been well designed and is complete with the required alloy and flux systems. It has sufficient power and is capable of processing a heat in about 45 minutes.

The VD (vacuum degasser) is utilized about 98% of the time and is very effective. This equipment ensures the ability to control the low gas levels required for the O.E.M. applications of the special bar quality steels that are produced.

With the technology employed, this facility will not have any trouble meeting the quality requirements and the cast/roll tonnage projection of 932,000 tons per year. The only issues revolve around the costs of production, where with minimal investment the company could achieve additional cost savings. The cost saving opportunities revolve primarily around the ability to increase in tonnage through the caster and the ability to decrease the consumable costs by longer sequences. The new plasma torch is presently being commissioned and was justified for tundish temperature control so that the crews can comfortably cast closer to liquidus temperatures, thereby gaining temperature homogeneity, strand reliability, and more consistent quality relative to cast structure.

From the tonnage perspective, the melt shop plans to utilize both #9 and #7 EAFs to ensure the plan volume requirements. It is technically possible to produce all the required production with #9 EAF only, especially in light of the available electrical and chemical energy. Given a rationalization of scrap, it is possible to reduce the electrical energy required per ton which in turn will reduce the power-on times and increase production. The facility will need to operate

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around 140 tons per hour for 7,200 hours per year. To accomplish this while utilizing only one EAF, the heat cycle will have to average 90 minutes (75 minutes power-on, and 15 minutes power-off). The new EBT should facilitate this as the average EBT power-off times in the U.S. is about 15 minutes today.

5.2  Johnstown Melting and Casting

The electric furnace melt shop at Johnstown was previously owned by Bethlehem Steel Corporation's bar division and more recently by Bar Tech. The shop consists of two electric furnaces, a ladle furnace, a vacuum degasser, and a five stand billet casting machine (6-3/4" x 6-3/4" billets).

Assessment
This facility has the appearance of a shop that was designed in the early 1980's. The technology employed is adequate, but certain key areas have been upgraded for cost and quality reasons. The two operating EAFs (#10 and #20) appear to be similar in design and are operated one at a time as dictated by the tonnage demand. The shop was running well with no apparent problems. The equipment seemed to be well maintained and reliable. The EAFs were segregated from the ladle aisle by well constructed walls to contain the dust generated by the EAF during operations.

The volume of scrap was not abundant, however the quality appeared to be good given the product mix and the handling is very efficient. The top of the scrap buckets are at the same elevation as the top of the rail cars which minimizes hoisting operations and loading time; a well engineered layout. The loading capacity well exceeds the demand of the production plan for the next 4 years. The EAFs have relatively tall shells that is actually in vogue today because it allows for improved post combustion and minimum number of charges. Bar Tech's EAFs require 2 charges to optimize heat size. As long as both EAFs are not operated simultaneously, scrap supply should not be a concern. The number of transfer cars and cranes will serve the facility well to generate the volume required.

The EAFs are fitted with "buss tube" type arms typical of a high impedance system however, they are operating at reasonable power levels averaging about 56 MW. The "outdated" cable-winch drives and modified Robicon regulator limits the ability of the EAF to increase its production rate by increased power levels under stable conditions. This restriction is mitigated by the present plan which is to operate one EAF 24 hours per day and the other one 16 hours per day.

The EAFs are fitted with an efficient water-cooled supersonic oxygen lance that is very capable of delivering the oxygen required for decarburization. The wall burners seem to be efficient and well utilized for preheat and post combustion. Like Republic, operations utilize a good "foamy slag" practice with a long arc and low current that is reflected in their good electrode consumption numbers.

The ladle practice appears to be good with no apparent weaknesses. The ladles are equipped with porous plugs for argon stirring. The lining life is now averaging about 52 heats.


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The 5-strand (expandable to 6) Rokop billet caster is a 9.9 meter radius machine that is equipped with electromagnetic stirring from JME (Inverpower). This is particularly important given the qualities that are produced. The pouring practice utilizes a stopper rod and submerged entry nozzle S.E.N. for reoxidation control that minimizes internal cleanliness deterioration.
Presently, the casting speeds are a little conservative at about 68 to 72" per minute. The production rate is 27 tons per hour per strand. The productivity of the caster presently stands at around 135 tons per hour, requiring about 66 minutes to cast a heat of steel. The design weaknesses of this caster historically are in the oscillators and the straighteners. These components do not appear to be robust enough for continuous use, utilizing only preventive maintenance techniques. The load on the oscillator, due to the weight of the mold assembly, the EMS coil, and the billet-to-mold friction will take its toll and frustrate the ability to perform the tundish fly practice. The consolidation plan includes the capital expenditures necessary to make changes to the caster which address these problems.

The plan to add an additional ladle furnace and the sixth strand may not be necessary from a production perspective. From a capital and operating cost perspective, it is our opinion that the required tonnage of 964,000 tons of cast billets in 2003 could be accomplished by mechanically and electrically upgrading one EAF to produce at the effective rate of 135 tons per hour in which case it would have to realistically be on line about 7,200 hours annually (90% of 8,000). The present capacity, before improvements of the existing 5-strand caster, is already 135 tons per hour which if operated 7,200 hours annually (actual uptime by using a "tundish fly" practice), the production requirement can be met. This scenario balances the production rates of the EAF and the caster so that the production becomes more steady state and consistent.

5.3  USS/Kobe Melting and Casting

USS/Kobe, Lorain is an integrated steel producer, reducing and melting iron ore through a blast furnace followed by the basic oxygen steelmaking process (BOP) for production of liquid steel. Coke for the blast furnace is supplied from other USS coke production facilities. Currently, two blast furnaces are in operation, with plans to shut down the smaller of the furnaces (#4). Two BOP vessels are utilized. Ladle furnaces are utilized for productivity and quality purposes. A billet caster and a bloom caster are currently utilized.

Assessment
The #3 blast furnace, which will continue to operate, has a furnace volume of 50,945 cubic feet. The projected future requirement of 3,978 tons per day can be achieved provided the charge (or burden) to the furnace utilizes more scrap than current practice. This should present no problem other than a slight increase in operating cost ($.28 per ton of hot metal or $400,000 per year).

The blast furnace was last relined in 1992 and is scheduled for its next major reline in 2005. A mini reline is planned and budgeted for year 2000.

The #4 blast furnace, which will be shut down, will remain in operable condition and could be used in emergency situations.

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The casting of pigs for merchant sale or for use at the RTI electric furnaces is possible if excess blast furnace metal is available. Plans call for pig casting of 12,500 tons per year, but ending in 2004 due to lack of availability of hot metal.







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The BOP Shop is a standard, two vessel shop, tapping 220 tons of liquid steel per heat. In the past, liquid steel production far exceeded the future plan levels of RTI (1,676,000 liquid tons per year). The plans are to operate only one vessel which will require 21.1 heats per day. The second vessel will be available if needed to augment production from the one vessel. No problems are foreseen in the capacity to produce the liquid steel required.

Ladle furnaces are utilized in the process.

As indicated, the existing billet caster will be shut down.

The bloom caster currently utilizes a "tundish fly" practice successfully. Production through the machine will increase from a historical high of 104,000 tons per month to a planned 125,000 tons per month in 2003. Although the bloom caster has historically been under-utilized, changes are planned in order to increase its capability. Some changes to the bloom runout system have already been made and have reduced delays on the machine.

The capital plan has recently been modified to include $7 million for further changes to the bloom caster ($5 million in 2003 and $2 million in 2004). The change will involve increasing the cast bloom size to 12.9" x 17.5" (from 12.2" to 14.6"). Nonetheless, it is our opinion that the caster will be hard pressed to achieve its requirements of 125,000 tons per month in 2003. We have stated elsewhere in this report that the Lorain bar mills and the new large mill may not meet their expected production levels. We feel that any bloom caster shortfall in production will not exceed the shortfall of the bar mills, therefore no additional reduction in revenues should be associated with the shortfall of the bloom caster.

5.4       Bar Rolling

5.4.1     9"/10" Mill, Lorain, Ohio

This is an 18 stand, 2-high mill, arranged in horizontal-vertical configuration, with a single strand rod outlet. The bar and rod products can be finished in coil form, in the size range of 7/32" to 1-1/16"; large diameter bars in pouring reels and small diameter rods through the rod outlet. The rod outlet is new and equipped with the latest technology, and consists of a 10 stand No-Twist Mill followed by a 4 stand Reducing and Sizing Mill and 300' long Stelmor Conveyor. This provides the flexibility to produce small diameter coils. The 130 ton per hour reheat furnace is a walking beam type and is suitable for uniform heating to produce quality product. The overall mill layout and the equipment configuration are very flexible to achieve high mill availability. A brief comparison of key present and projected production parameters is as follows:

 --------------------------------- ------------------------- -------------------
                                         1998 Actual             Future (2003)
 --------------------------------- ------------------------- -------------------
 Annual production (000's)             362                       550
 --------------------------------- ------------------------- -------------------
 Product range                         7/32" - 1-1/16"           7/32" - 3/4"
 --------------------------------- ------------------------- -------------------
 Scheduled hours                       7,920                     8,100
 --------------------------------- ------------------------- -------------------
 Operating hours                       4,340                     5,670
 --------------------------------- ------------------------- -------------------
 Delays                                45.2%                     30%
 --------------------------------- ------------------------- -------------------
 Tons per size                         229                       1,000
 --------------------------------- ------------------------- -------------------
 Yield                                 91.8%                     94.5%
 --------------------------------- ------------------------- -------------------

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 --------------------------------- ------------------------- -------------------
 Prime tons per operating hour         83.4                      97.0
 --------------------------------- ------------------------- -------------------
The proposed improvements in mill yield, a reduction of delays, an increase in tons per size and limiting the product range are feasible and will enhance the production capability of this mill. These improvements are based on changing to a four week rolling schedule from two week rolling schedule, electrical upgrades to the mill controls before the rod outlet, implementation of one common size for 12 stands and use of carbide rolls. Furthermore, it is proposed that the billet size will be increased from 6" x 6" to 6-1/4" x 6-1/4" which will further improve mill utilization and production.

The proposed rate of production of 97.0 prime tons per hour, with a gap time of 5 seconds and over 50 sizes to be rolled in each rolling cycle, may be optimistic and should be maintained at a lower level for planning purposes. Therefore, the projected production of 550,000 tons per year may be slightly optimistic, perhaps by 5%, reducing production by 25,000 tons per year.

The 9"/10" mill can be compared favorably to modern rolling mills. The maximum tonnage of 525,000 tons per year which we anticipate, is within the range of capability of this mill and of other mills of this design.

5.4.2     12" Mill, Lorain, Ohio

The 16 stand, 2-high mill is arranged in horizontal-vertical configuration, with finishing outlets through pouring reels for coiled products and through a 420' long cooling bed for cut-to-length products. A 150 tons per hour, pusher type, reheat furnace is provided for heating billets. The collection, tying, and bundling arrangement for cut to length products is manual. The mill electrical control system is old. A brief comparison of present and projected production parameters is as follows:

 --------------------------------- ------------------------- -------------------
                                         1998 Actual             Future (2003)
 --------------------------------- ------------------------- -------------------
 Annual production (000's)             389                       650
 --------------------------------- ------------------------- -------------------
 Product range                         13/16" - 3-1/16"          13/16" - 2"
 --------------------------------- ------------------------- -------------------
 Scheduled hours                       5,712                     7,900
 --------------------------------- ------------------------- -------------------
 Operating hours                       2,909                     5,135
 --------------------------------- ------------------------- -------------------
 Delays                                49.3%                     35.0%
 --------------------------------- ------------------------- -------------------
 Tons per size                         273                       1,000
 --------------------------------- ------------------------- -------------------
 Yield                                 91.5%                     92.9%
 --------------------------------- ------------------------- -------------------
 Prime tons per operating hour         133.8                     126.6
 --------------------------------- ------------------------- -------------------

The proposed improvements in mill yield and reduction of delays are achievable. Furthermore, reduction in product range and number of sizes to be rolled will also improve mill productivity. The upgrades to the mill controls, new reheat furnace, mechanical upgrades to the mill and the bundling equipment are essential to achieve the desired improvements and mill productivity. Tonnage projections appear slightly optimistic; we believe 620,000 tons per year is a more realistic figure and in line with other mills in Japan and North America.


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5.4.3    13" Bar Mill, Lackawanna, New York

The mill consists of 22 stands arranged in horizontal-vertical configuration with outlets for coiled products through pouring reels and cut to length products through a 400' long cooling bed. A walking beam type, 180 tons per hour, reheat furnace is provided for heating billets. At present, the billet size rolled in this mill is 6-3/4" x 6 -3/4". At one time (early 1980's) this was the most modern bar mill in North America. With the proposed modernization program and recent upgrades to the electrical control system this mill can still be viewed as a modern mill. The installation of 1 - QVL (quality verification line) is in progress and the second line will be installed by next year. A brief comparison of present and projected production parameters is as follows:

 --------------------------------- ------------------------- -------------------
                                         1998 Actual             Future (2003)
 --------------------------------- ------------------------- -------------------
 Annual production (000's)             466                       720
 --------------------------------- ------------------------- -------------------
 Product range                         9/16" - 3-1/4"            1" - 3"
 --------------------------------- ------------------------- -------------------
 Scheduled hours                       6,681                     7,900
 --------------------------------- ------------------------- -------------------
 Operating hours                       3,561                     5,310
 --------------------------------- ------------------------- -------------------
 Delays                                46.7%                     32.8%
 --------------------------------- ------------------------- -------------------
 Tons per size                         687                       1,200
 --------------------------------- ------------------------- -------------------
 Yield                                 90.0%                     91.0%
 --------------------------------- ------------------------- -------------------
 Prime tons per operating hour         130.8                     135.6
 --------------------------------- ------------------------- -------------------


Deletion of smaller sizes from the rolling program and restricting the product mix from 1" - 3" will provide improved production capability. Proposed yield improvement is achievable and perhaps can be further improved. Reduction of delays and improvements to the production rate are slightly optimistic. Due to limited pass life, perhaps in the range of 650 - 800 tons per pass, the gain in operating time due to increased tons per size may not be achievable. In summary, the production target of 720,000 tons per annum is slightly optimistic, but achievable for a suitable product mix. The proposed mill modifications to reduce delays and minimize rejections are essential to achieve the improvements in productivity. Additional hours (perhaps 200 per year) could be scheduled if necessary to achieve the projected tonnage.

This mill is competitive and comparable productivity-wise to the best mills in the world.

5.4.4     New Large Bar Mill

The new large bar mill will essentially replace the Massillon 18"mill. The product mix of the Canton and Chicago mills will be redistributed to the Lorain and Lackawanna Mills. This will complete the plan to provide modern, efficient bar and rod rolling capabilities from 7/32" to 6" size range. The projected key production parameters are as follows:


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 --------------------------------- -----------------------
                                       Future (2003)
 --------------------------------- -----------------------
 Annual production (000's)                 591
 --------------------------------- -----------------------
 Product range                             3" - 6"
 --------------------------------- -----------------------
 Scheduled hours                           7,900
 --------------------------------- -----------------------
 Operating hours                           6,715
 --------------------------------- -----------------------
 Delays                                    15%
 --------------------------------- -----------------------
 Tons per size                             1,500
 --------------------------------- -----------------------
 Yield                                     92.4%
 --------------------------------- -----------------------
 Prime tons per operating hour             88.0
 --------------------------------- -----------------------


The plan calls for the mill to operate at capacity in 2004 at a level of 646,625 tons at a rate of 963 tons per hour.

Since the detailed product mix and mill technical details were not available, the comments are based on experience of similar mills. First of all, the proposed learning curve of 15 months to reach full production level is aggressive; even with good automation, quick pass change and stand change system, and the well trained workforce, it may take 18 to 24 months to reach capacity. The expected yield of 92.4% and delays at 15% are aggressive assumptions; 90% yield and 20% delays may be more realistic assumptions. The net result is likely a decrease in capacity to approximately 624,000 tons per annum, 22,600 less than projected.

The impact of the longer start-up time which we are estimating can be mitigated by operating the 18" mill for a slightly longer period of time. This will impact operating costs but not projected bar shipments. The financial impact of a longer start-up time is elaborated in Sections 6 and 9 of this report.

5.4.5     Primary Rolling Mill, Lorain, Ohio

The Primary Rolling Mill consists of 2-high, 40" breakdown mill, followed by an inline scarfer, and 2-high, 6 stand continuous mill to roll billets and round products. The reheat furnace is rated at 190 tons per hour for hot charged blooms, size 12.2" x 14.5". The additional 4 stands after the 6 stands will be removed. The key present and projected production parameters are as follows:

 ------------------------------ --------------------- -------------------------
                                      1998 Actual         Future (2003)
 ------------------------------ --------------------- -------------------------
 Annual production (000's)          720                1,166
 ------------------------------ --------------------- -------------------------
 Product range
 ------------------------------ --------------------- -------------------------
     Billets                        6" x 6"            6" x 6", 6-1/4" x 6-1/4"
 ------------------------------ --------------------- -------------------------
     Rounds                         7", 6-3/4"         7", 6-3/4"
 ------------------------------ --------------------- -------------------------
 Scheduled hours                    5,889              7,128
 ------------------------------ --------------------- -------------------------
 Operating hours                    4,278              5,779
 ------------------------------ --------------------- -------------------------
 Delays                             27.4%              18.9%
 ------------------------------ --------------------- -------------------------
 Yield                              90.9%              90.8%
 ------------------------------ --------------------- -------------------------
 Tons per operating hour            168.3              201.8
 ------------------------------ --------------------- -------------------------


The plan calls for the mill to operate at a production level of 1,220,000 tons in 2004.


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This mill rolls cast blooms down to sizes which fit the requirements of the bar mills and seamless mills of USS/Kobe. Several changes are contemplated to improve productivity and reliability. The proposed improvements include new saws, mechanical upgrades to the breakdown mill, and electrical automation. It appears that in the 2000 when changes to the mill are in progress, a significant increase in production volume from this mill is projected. Since this mill is essential in the rolling and billet supply chain, a detailed analysis of its capability and required changes is warranted. Furthermore, this mill will receive larger cast blooms (12.9"x 17"), to improve caster and mill productivity. To accommodate bigger blooms the reheat furnace would likely need upgrading (capital expenditure of $1- $3 million) which is not included in the capital plan. It may be optimistic to achieve the projected tonnage through the mill, however, alternative supply of billets may be possible.

5.5  Cold Finishing

There currently are eight cold finishing plants in operation. In 1998 shipments totaled 485,000 tons and are expected to reach 515,000 tons in 1999. The plan for year 2003 is 540,000 tons of shipments. During that time frame, plans are to shut down one additional plant and to construct a processing center. In addition, some equipment will be transferred from the shut down plants to the remaining facilities. Other existing equipment in the remaining plants will be replaced or upgraded. Forty-four (44) million dollars will be spent on the cold finishing facilities over the next 4-1/2 years.

6.   Timing/Ramp Up

As indicated in Section 4, bloom/billet production increases from 3,124,000 tons in 1998 to a projected 3,400,000 tons in 2003, stabilizing at a projected 3,468,000 tons in 2004. Hot rolled bar production rises from 2,114,000 tons
(1998) to a projected 2,511,000 tons in 2003, stabilizing at a projected 2,567,000 tons in 2004. The increases in production are gradual throughout the plan and are consistent with the timing of capital spending.

The detailed production plan for the bar mills is consistent with the consolidation plan where certain mills are shut down and others have increased throughout due to the consolidation of sizes or capital improvement. The Lorain mills and the Lackawanna 13" mill increase production as the Chicago 11" mill and Canton 12" mill are shut down by the end of year 2000.

The new large bar mill replaces tonnage from the Massillon 18" mill. In our opinion, the planned production for the new bar mill ramp up, 15 months to reach capacity, is overly aggressive for a bar mill. An 18 to 24 month ramp up is more in-line with industry performance. A ramp up time longer than 15 months can be mitigated by prolonging the operation of the 18" mill during this period. Our estimate of the additional costs associated with the longer start-up is approximately $1.85 million per month (the fixed costs of the 18" mill) or $5.5 million (18 month start-up), to $16.5 million (24 month start-up).


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7.   Capital Spending

The major capital projects for the time period - second half 1999 through 2003 - are shown in Table 7-1.

Table 7-1
Major Capital Projects

 -------------------------------------------------------- ---------------------
 Project(s)                                                    $ Millions
 -------------------------------------------------------- ---------------------
 RTI Melting and Casting                                          26.7
 -------------------------------------------------------- ---------------------
 Lorain #3 Blast Furnace Repair                                    5.0
 -------------------------------------------------------- ---------------------
 Lorain Bloom Caster Upgrade                                       5.0
 -------------------------------------------------------- ---------------------
 Lorain Environmental                                              9.0
 -------------------------------------------------------- ---------------------
 Lorain Blooming/Billet Upgrade                                    3.5
 -------------------------------------------------------- ---------------------
 Lorain Billet Yard Improvements                                   5.0
 -------------------------------------------------------- ---------------------
     Subtotal - Melting, Casting, Billet Production                      54.2
 -------------------------------------------------------- ---------------------
 New Large Bar Mill                                               89.5
 -------------------------------------------------------- ---------------------
 Lorain 10" Mill Upgrade                                           3.4
 -------------------------------------------------------- ---------------------
 Lorain 12" Mill Upgrade including Reheat Furnace                 25.0
 -------------------------------------------------------- ---------------------
 Lorain Processing Center (New)                                   15.0
 -------------------------------------------------------- ---------------------
 Lackawanna Quality Verification Line (QVL)                        7.0
 -------------------------------------------------------- ---------------------
 Lackawanna 13" Upgrades                                           9.6
 -------------------------------------------------------- ---------------------
 QVL and Shipping Center for New Bar Mill                         13.6
 -------------------------------------------------------- ---------------------
     Subtotal - Bar Rolling                                              163.1
 -------------------------------------------------------- ---------------------
 Cold Finishing                                                   38.8
 -------------------------------------------------------- ---------------------
 New Processing Center                                            19.0
 -------------------------------------------------------- ---------------------
 Management Information System (MIS)                               6.0
 -------------------------------------------------------- ---------------------
 RTI Maintenance                                                  19.0
 -------------------------------------------------------- ---------------------
 USS/Kobe Maintenance                                             21.3
 -------------------------------------------------------- ---------------------
     Subtotal - Other                                                    104.1
 -------------------------------------------------------- ---------------------
 TOTAL                                                           321.4
 -------------------------------------------------------- ---------------------


The plan enhances the production capabilities of the most modern facilities (Lorain bar mills, Lorain bloom caster, Lackawanna bar mill, and Canton melting and casting) allowing the least modern facilities to be shut down. In addition to increasing production capability, the capital plan also contributes to reducing manning levels, improving quality and quality control and reducing operating costs.


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                               Assessment of - Republic Engineered Steels, Inc.,
                                                  Bar Technologies Inc., and the
                       Bar Division of USS/Kobe Steel Company Consolidation Plan
--------------------------------------------------------------------------------
                                                   Independent Engineer's Report


The budget estimates for many of the individual projects have been previously reviewed by Hatch and are reasonable. The budget for projects which had not been previously reviewed are, in general, reasonable for planning purposes. One minor exception is that upgrades to the Lorain blooming/billet mill reheat furnace are likely to be required to allow the increased production level through that facility. Definition of the upgrade requirements for the reheat furnace has not been completed. It is uncertain whether the capital budget is sufficient to accommodate the upgrade, however the cost is likely to be relatively minor (less than $3 million).

The planned spending of $321 million over this 4-1/2 year time period is consistent with that of integrated and other value added steel producers.

The plan obviates the need for RTI to construct a new small bar mill, saving capital and the costs associated with starting up a new facility and is less than the companies would logically spend as stand-alone operations.

8.   Interplant Supply and Shipping

One of the key components of the plan is the optimization of scheduling and production in the melt shops, casting, and rolling mills. The Lorain bar mills and the Lackawanna bar mill will all be capable of accepting the same billet size (6-1/4" or 6-1/2" are likely). This will aid steel production greatly and will allow longer sequence lengths on the casters. The consolidation of sizes among the bar mills will aid their productivity by reducing roll change time.

The down side of these synergies is that interplant shipment of billets will increase drastically from 1.06 million tons in 1999 (37% of production) to 2.03 million tons in 2003 (60% of production).

The interplant shipment costs in the plan are reasonable and remain constant per ton throughout the plan period. It may be possible to reduce unit transportation costs (cost per ton of billet) in the future due to the increase in volume shipped. However, reductions have not been incorporated into the plan at this time.

9.   Operating Costs and Cash Flow Implications

9.1  Operating Costs

Reductions in operating cost, particularly conversion costs, are planned for each of the facilities. The cost reductions are due to:

o   Capital spending

o   Manpower reduction


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                               Assessment of - Republic Engineered Steels, Inc.,
                                                  Bar Technologies Inc., and the
                       Bar Division of USS/Kobe Steel Company Consolidation Plan
--------------------------------------------------------------------------------
                                                   Independent Engineer's Report

o   Operating practice improvements

o Reduction in unit consumptions associated with efficiencies gained through increased production volumes

o   Reduction of fixed costs per ton due to increased production volumes

A summary of the fully loaded costs (including materials, freight, and conversion) at the major process steps comparing second quarter 1999 to year 2003 is shown in Table 9-1.

Table 9.1
Operating Cost Comparison


 -------------------------------------------- ------------------- -------------------
                                                   Q2, 1999              2003
                                                 ($ per ton)         ($ per ton)
 -------------------------------------------- ------------------- -------------------
 Johnstown billet (direct cast)                       244                 230
 -------------------------------------------- ------------------- -------------------
 Canton billet (through cast-roll)                    306                 298
 -------------------------------------------- ------------------- -------------------
 Lorain billet (rolled from cast bloom)               356                 287
 -------------------------------------------- ------------------- -------------------
 Hot rolled bar - Lorain 9"/10" mill                  461                 341
 -------------------------------------------- ------------------- -------------------
 Hot rolled bar - Lorain 12" mill                     468                 360
 -------------------------------------------- ------------------- -------------------
 Hot rolled bar - Lackawanna 13" mill                 370                 353
 -------------------------------------------- ------------------- -------------------
 Hot rolled bar - new bar mill                        ---                 368
 -------------------------------------------- ------------------- -------------------


The higher cost of billets from Canton and Lorain compared to Johnstown reflect the cost associated with rolling of billets from cast blooms (Canton and Lorain) compared to direct casting of billets (Johnstown). The hot rolled bar costs consider the weighted average cost of billets from the planned sources (Canton, Johnstown, Lorain) and include the transportation costs of the billets to the mill.

The plan includes a $10 per gross ton increase in purchased scrap between second quarter 1999 and year 2001. This increase could be understated however, further increases in scrap prices could be offset by scrap surcharges built into bar selling prices, negating the effect of higher scrap prices. The changes in conversion cost included in the plan, although significant in several processing units, are generally reasonable. In our opinion, some reductions in conversion cost are overestimated, primarily "Support and Services" and "Non-Labor Repair and Maintenance". Conversely, we feel that reductions in conversion costs for "Consumables/Supplies" and "Fuel/Utilities" are understated in some areas.

Additionally, other adjustments to operating costs which we feel are appropriate are explained below.

o For blast furnace output to achieve the necessary 3,900 tons per day, scrap charge per ton of hot metal must increase above planned numbers (minimal impact of $0.28 per ton of hot metal or $0.4MM per year).


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                               Assessment of - Republic Engineered Steels, Inc.,
                                                  Bar Technologies Inc., and the
                       Bar Division of USS/Kobe Steel Company Consolidation Plan
--------------------------------------------------------------------------------
                                                   Independent Engineer's Report

o $4.7MM annual manpower savings is explicitly shown in the plan associated with contracting out 88 positions at Lorain. However, the additional costs associated with contracting out have not been included. This could reduce the savings to approximately $1.3MM annually or $3.4MM less savings than expected.

o If the new large bar mill only achieves 90.0% yield instead of the expected 92.4%, the additional cost would be approximately $4.80 per ton or $3.1 million per year.

These adjustments (conversion costs and others) to operating cost total $11.3 million per year, and are itemized in Table 9-2.

Table 9-2
Operating Cost Adjustments

 ------------------------------------ ------------------ ------------------ -------------------
 Area                                      Savings            Savings         Net Operating
                                         Overstated         Understated      Cost Adjustment
                                       ($ million per     ($ million per      ($ million per
                                            year)              year)              year)
 ------------------------------------ ------------------ ------------------ -------------------
 Lorain billet mill - Conversion               5.3                3.1              + 2.2
 Cost
 ------------------------------------ ------------------ ------------------ -------------------
 Lorain bar mill - Conversion Cost             1.2                2.4              - 1.2
 ------------------------------------ ------------------ ------------------ -------------------
 Johnstown billet - Conversion Cost            3.6                1.9              + 1.7
 ------------------------------------ ------------------ ------------------ -------------------
 Lackawanna bar mill - Conversion              1.7              ---                + 1.7
 Cost
 ------------------------------------ ------------------ ------------------ -------------------
 Lorain blast furnace - Additional             0.4              ---                + 0.4
 scrap required
 ------------------------------------ ------------------ ------------------ -------------------
 Lorain manpower - Contracting out             3.4              ---                + 3.4
 costs not explicitly stated
 ------------------------------------ ------------------ ------------------ -------------------
 New large bar mill - Yield                    3.1              ---                + 3.1
 ------------------------------------ ------------------ ------------------ -------------------
 Total                                                                            + 11.3
 ------------------------------------ ------------------ ------------------ -------------------



Other factors could reduce operating cost. However, we have not considered them due to their subjectiveness and difficulty to quantify. These factors include:

o Reduction in repair and maintenance expense that may result from increased effectiveness of predictive maintenance activities.

o The plan incorporates input cost savings derived through increased purchasing power, while our more conservative analysis only considers improvements in unit consumptions.

o The plan is conservative in its transportation cost estimates by assuming no efficiency savings in future years.


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                               Assessment of - Republic Engineered Steels, Inc.,
                                                  Bar Technologies Inc., and the
                       Bar Division of USS/Kobe Steel Company Consolidation Plan
--------------------------------------------------------------------------------
                                                   Independent Engineer's Report


9.2  Impact of Volume Reductions on Cash Flow

As indicated earlier in our report, we feel that the eventual production volumes expected from the Lorain 9"/10" mill, Lorain 12" mill, and new large bar mill are slightly overstated. Using weighted average costs and prices from the plan for these mills, we estimate an annual reduction of EBITDA of $11.6 million as a result of the reduced volume of bar shipments as summarized in Table 9-3. EBITDA as used herein has the same meaning as that referred to in the Offering Memorandum.

Table 9-3
Summary of Bar Mill Volume Adjustments

 --------------------- ------------ ------------ ------------- ---------------- ---------------
 Mill                   Projected   Starting in    Beddows/      Difference         Annual
                          Tons         Year         Hatch      (tons per year)      EBITDA
                       (per year)                  Opinion                        Reduction
 --------------------- ------------ ------------ ------------- ---------------- ---------------
 Lorain 9"/10"             550,000     2001          525,000        25,000             3.7
 --------------------- ------------ ------------ ------------- ---------------- ---------------
 Lorain 12"                650,000     2002          620,000        30,000             4.5
 --------------------- ------------ ------------ ------------- ---------------- ---------------
 New large bar mill        646,600     2004          624,000        22,600             3.4
 --------------------- ------------ ------------ ------------- ---------------- ---------------
 Total                   1,846,600                 1,769,000        77,600            11.6
 --------------------- ------------ ------------ ------------- ---------------- ---------------


9.3  New Large Bar Mill Ramp Up

As previously indicated, we feel that the new large bar mill will require 18 to 24 months to reach capacity rather than 15 months as stated in the plan. The planned production volumes for 2003 and 2004 can be maintained by operating the 18" mill for a longer period of time prior to shutting it down. At an approximate monthly fixed cost of $1.85 million for the 18" mill (Republic values), the added costs would be $5.5 million for an 18 month start-up or $16.5 million for a 24 month start-up. This reduction would occur only over years 2003
- 2004.

9.4  Cash Flow Implication Summary

In summary, we expect EBITDA to be decreased by $19.5 million and $22.9 million in 2003 and 2004 respectively, as shown in Table 9-4.

Table 9.4
Summary of Recurring EBITDA Reductions

 ------------------------ -------------------------- -------------------------
 Reason                           Year 2003                 Year 2004
                              EBITDA Reduction           EBITDA Reduction
                                 ($ million)               ($ million)
 ------------------------ -------------------------- -------------------------
 Operating costs                    11.3                       11.3
 ------------------------ -------------------------- -------------------------
 Production volume                   8.2                       11.6
 ------------------------ -------------------------- -------------------------
 Total                              19.5                       22.9
 ------------------------ -------------------------- -------------------------


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                               Assessment of - Republic Engineered Steels, Inc.,
                                                  Bar Technologies Inc., and the
                       Bar Division of USS/Kobe Steel Company Consolidation Plan
--------------------------------------------------------------------------------
                                                   Independent Engineer's Report

Additionally, we expect an EBITDA reduction of between $5.5 million and $16.5 million occurring only over the 2003 - 2004 time period due to a longer ramp-up period required for the new large bar mill.

The EBITDA reductions shown here are based on our judgement of the technical and operational aspects of the business plan. Certainly, new decreased production levels due to a downturn in RTI steel markets could have significant impact on revenues and operating costs. Such market related sensitivities were outside of our scope of work.



                                   Beddows & Company
                                   Hatch Management and Technology Consulting

                                   /s/ Gerald A. Karelus

                                   By:    Gerald A. Karelus
                                          Director

GAK:ml

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